UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule § 240.14a-12

ALERIS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.10 per share, of Aleris International, Inc.

	(2)	Aggregate number of securities to which transaction applies:

30,991,760 shares of Aleris common stock

1,537,466 options to purchase shares of Aleris common stock with an exercise price less than $52.50

564,207 shares of restricted Aleris common stock and rights to receive Aleris common stock pursuant to stock unit awards

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 30,991,760 shares of Aleris common stock multiplied by $52.50 per share, (B) 564,207 shares of restricted common stock and rights to receive Aleris common stock pursuant to stock unit awards multiplied by $52.50 per share or unit and (C) options to purchase 1,537,466 shares of Aleris common stock with exercise prices less than $52.50, multiplied by $39.12 per share (which is the difference between $52.50 and the weighted average exercise price per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00010700 by the sum of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:

$1,716,833,938.00

	(5)	Total fee paid:

$183,701.23

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

25825 SCIENCE PARK DRIVE

SUITE 400

BEACHWOOD, OHIO 44122-7392

November 9, 2006

Dear Stockholder:

On August 7, 2006, Aleris International, Inc. (“Aleris” or the “Company”) entered into a merger agreement providing for the acquisition of the Company by Aurora Acquisition Holdings, Inc., which we refer to as Parent, an entity currently owned indirectly by private equity funds sponsored by TPG Advisors IV, Inc. and TPG Advisors V, Inc. If the merger is completed, you will receive $52.50 in cash, without interest and less any required withholding taxes, for each share of Aleris common stock you own.

As further described in the proxy statement attached to this letter, the merger agreement provides for the merger of Aurora Acquisition Merger Sub, Inc., a wholly-owned subsidiary of Parent, which we refer to as Merger Sub, with and into the Company pursuant to which each outstanding share of common stock, par value $0.10 per share, of the Company (other than shares held in the treasury of the Company or owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company and other than shares held by stockholders who properly exercise statutory appraisal rights) will be converted into the right to receive $52.50 in cash, without interest and less any required withholding taxes.

You will be asked, at a special meeting of the Company’s stockholders to be held at the Marriott Cleveland East, 26300 Harvard Road, Beachwood, Ohio 44122 on December 14, 2006, at 10:00 A.M., Eastern Time, to vote on the merger proposal. Only stockholders of record of Aleris common stock on the close of business on November 1, 2006 are entitled to vote at the special meeting. The board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Aleris and its stockholders. The board of directors unanimously recommends that Aleris’s stockholders vote “FOR” the approval and adoption of the merger agreement. In considering the recommendation of our board of directors with respect to the merger, you should be aware that, as a result of the merger, certain of Aleris’s directors will receive payment for equity-based interests in the Company that they hold in addition to shares of Aleris common stock.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. Because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Aleris common stock entitled to vote as of the close of business on the record date for the special meeting, a failure to vote will have the same effect as a vote against approval and adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the special meeting. Accordingly, you are requested to vote the enclosed proxy at your earliest convenience. Your shares will then be represented at the special meeting, and we will be able to avoid the expense of further solicitation.

Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Steven J. Demetriou
Chairman of the Board of Directors and Chief Executive Officer

THIS PROXY STATEMENT IS DATED NOVEMBER 9, 2006

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT NOVEMBER 10, 2006

25825 SCIENCE PARK DRIVE

SUITE 400

BEACHWOOD, OHIO 44122-7392

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 14, 2006

Dear Stockholder:

Notice is hereby given that a special meeting of stockholders of Aleris International, Inc. (“Aleris” or the “Company”), will be held at the Marriott Cleveland East, 26300 Harvard Road, Beachwood, Ohio 44122 on December 14, 2006, at 10:00 A.M., Eastern Time. At the special meeting Aleris stockholders will be asked to:

•	Consider and vote on a proposal to approve and adopt the merger agreement that provides for the acquisition of the Company by Aurora Acquisition Holdings, Inc., which we refer to as Parent, an entity currently owned indirectly by private equity funds sponsored by TPG Advisors IV, Inc. and TPG Advisors V, Inc. As further described in this proxy statement, the merger agreement provides for the merger of Aurora Acquisition Merger Sub, Inc., a wholly-owned subsidiary of Parent, which we refer to as Merger Sub, with and into Aleris pursuant to which each outstanding share of common stock, par value $0.10 per share, of the Company (other than shares held in the treasury of the Company or owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company and other than shares held by stockholders who properly exercise statutory appraisal rights), will be converted into the right to receive $52.50 in cash, without interest and less any required withholding taxes.

•	Consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement, if proposed by the Company’s board of directors.

•	Consider and take action on any other business matter that may properly come before the special meeting or any reconvened special meeting following an adjournment or postponement thereof.

Whether or not you plan to attend the special meeting, we encourage you to vote by proxy as soon as possible. To vote your proxy by mail, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. To vote your proxy by telephone or electronically via the Internet, see the instructions on the proxy card and have the proxy card available when you call or access the Internet website. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be voted to ensure that all of your shares will be counted. You may revoke your proxy at any time prior to the special meeting, and if you are present at the special meeting, you may withdraw your proxy and vote in person.

Only stockholders of record of Aleris common stock on the close of business on November 1, 2006, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. On the record date, we had outstanding 31,338,437 shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the special meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of common stock entitled to vote as of the record date is necessary to constitute a quorum at the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Aleris common stock entitled to vote as of the close of business on the record date for the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the merger agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or the Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the merger agreement. All stockholders of record are cordially invited to attend the special meeting in person. A complete list of stockholders of record entitled to vote at the special meeting will be open to the examination of any stockholder at our headquarters during normal business hours at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392 for a period of ten days before the special meeting.

A copy of the merger agreement is attached as Annex A to the proxy statement of which this notice is a part. The proposal to approve and adopt the merger agreement is described in more detail in the accompanying proxy statement. You should read these documents carefully and in their entirety before voting. Aleris’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Aleris and its stockholders and unanimously recommends that Aleris stockholders vote “FOR” the proposal to approve and adopt the merger agreement. In considering the recommendation of our board of directors with respect to the merger, you should be aware that, as a result of the merger, certain of Aleris’s directors will receive payment for equity-based interests in the Company that they hold in addition to shares of Aleris common stock.

This notice, the accompanying proxy statement and the enclosed proxy card are sent to you by order of the board of directors of Aleris International, Inc.

Christopher R. Clegg

Senior Vice President, General Counsel

and Secretary

November 9, 2006

YOUR VOTE IS IMPORTANT

Stockholders of Aleris who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and they comply with all requirements of Section 262 of the Delaware General Corporation Law. A copy of the applicable statutory provisions is included as Annex C to the proxy statement, and a summary of these provisions can be found in the section entitled “Rights of Appraisal” in the proxy statement.

Please do not send your stock certificates at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

i

ii

In this proxy statement, the terms “Aleris”, “Company”, “we”, “our”, “ours” and “us” refer to Aleris International, Inc.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. This summary is not meant to be a substitute for the information contained in the remainder of the proxy statement. To understand fully the potential acquisition of Aleris by private equity funds sponsored by TPG Advisors IV, Inc. and TPG Advisors V, Inc., which we refer to as the merger, and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

The Parties to the Merger

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122-7392

(216) 910-3400

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Aleris is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Aleris operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,600 employees.

Aurora Acquisition Holdings, Inc.

c/o Texas Pacific Group

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

(817) 871-4000

Aurora Acquisition Holdings, Inc., which we refer to as Parent, is currently indirectly wholly owned by private equity funds sponsored by TPG Advisors IV, Inc. and TPG Advisors V, Inc., which we refer to together as TPG. Parent was formed solely for the purpose of entering into the Agreement and Plan of Merger, dated as of August 7, 2006, by and among Aleris, Parent and Aurora Acquisition Merger Sub, Inc., which we refer to as the merger agreement, and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Aurora Acquisition Merger Sub, Inc.

c/o Texas Pacific Group

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

(817) 871-4000

Aurora Acquisition Merger Sub, Inc., which we refer to as Merger Sub, is wholly owned by Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into Aleris. Aleris will survive the merger and Merger Sub will cease to exist.

Parent and Merger Sub are each entities currently indirectly owned by private equity funds sponsored by TPG Advisors IV, Inc. and TPG Advisors V, Inc. Each of TPG Advisors IV, Inc. and TPG Advisors V, Inc. is serving as the sole general partner of related entities engaged in making investments in securities of public and private companies.

Reasons for the Merger (Page 26)

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Aleris board of directors consulted with Aleris’s management, financial advisor and legal counsel. In concluding that the merger is in the best interests of Aleris and its stockholders, the Aleris board of directors considered a variety of factors including, among others;

•	the fact that the merger consideration of $52.50 per share in cash represents (1) a premium to the closing sale price of Aleris common stock on August 4, 2006, the last full trading day before the time the Aleris board of directors met to consider approval of the merger agreement, which was prior to the Company’s release of record second quarter earnings on August 8, 2006 of $1.40 per share, which (according to published reports) exceeded the securities analysts’ estimates of $1.24 per share (which estimates were consistent with the Company’s prior guidance), (2) a premium to the weighted average trading price of Aleris common stock as of August 1, 2006, and (3) a substantial premium to the average trading price of Aleris common stock prior to the 13D filings by OZ Management, L.L.C. and Brahman Capital Corp.;

•	the specific terms of the merger agreement; and

•	the fact that the merger is subject to the approval and adoption of the merger agreement by holders of a majority of the outstanding shares of Aleris common stock, and the availability of appraisal rights to holders of Aleris common stock who comply with all of the required procedures under Delaware law.

For a description of the factors that the Aleris board of directors considered in concluding that the merger is in the best interests of Aleris and its stockholders, see “The Merger—Reasons for the Merger.”

Opinion of Aleris’s Financial Advisor (Page 30 and Annex B)

In connection with the merger, Aleris’s board of directors received a written opinion, dated August 7, 2006, from Citigroup Global Markets Inc., or Citigroup, Aleris’s financial advisor, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Aleris common stock. The full text of Citigroup’s written opinion is attached to this proxy statement as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Citigroup’s opinion, which was provided to Aleris’s board of directors in connection with its evaluation of the merger consideration from a financial point of view, does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

Financing the Merger (Page 35)

Parent estimates the total amount of funds necessary to complete the merger is approximately $3.4 billion, which includes approximately $1.7 billion to be paid to our stockholders and holders of our other equity-based interests, with the remaining funds to be used to refinance existing indebtedness of the Company and to pay customary fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by equity contributions by investment funds affiliated with TPG and other co-investors that may be identified by TPG, debt financing and our available cash.

TPG Partners IV, L.P. and TPG Partners V, L.P., investment funds sponsored by TPG, and Aurora Acquisition Holdings, LLC, Parent’s immediate parent company, which is currently wholly-owned by such investment funds sponsored by TPG, have agreed to fund in the aggregate up to $1 billion as the equity portion of the financing for the merger, subject to the terms and conditions contained in their respective equity commitment letters.

In connection with the merger agreement, to finance in part payment of the merger consideration, Parent has obtained:

•	commitments from Deutsche Bank AG New York Branch to provide a senior secured term loan facility in an aggregate principal amount of $970 million and a senior secured asset-based revolving credit facility with a maximum availability of $750 million; and

•	commitments from Deutsche Bank AG Cayman Islands Branch to provide funds in an aggregate principal amount of up to $530 million under a senior unsecured bridge facility and up to $525 million under a senior subordinated unsecured bridge facility.

The debt commitments expire on June 30, 2007. The documentation governing the debt facilities has not been finalized and, therefore, the actual terms of such facilities may differ from those described in this proxy statement.

The facilities contemplated by the debt financing commitments are conditioned on the merger being completed prior to the merger agreement termination date, and other customary conditions, as described in further detail under “The Merger—Financing the Merger—Debt Financing”.

Parent has agreed to use its reasonable best efforts to obtain the debt financing on the terms and conditions described in the commitments. The closing of the merger is not conditioned on the receipt of the debt financing by Merger Sub. Parent, however, is not required to complete the merger until after the completion of the marketing period as described above under “—When the Merger Will Be Completed” and in further detail under “The Merger Agreement—The Merger; Effective Time; Marketing Period”.

If all other conditions to the consummation of the merger have been satisfied (including, without limitation, the expiration of the marketing period), Parent will be required to consummate the merger regardless of whether Parent has obtained debt financing on the terms and conditions described in the debt financing commitments, and the failure by Parent to consummate the merger in such circumstances would constitute a breach of the merger agreement. In the event that the Company terminates the merger agreement because Parent or Merger Sub breaches its obligations to effect the closing and satisfy its obligations with respect to payment of the merger consideration when all conditions to the closing are satisfied and the marketing period has expired and Parent fails to effect the closing because of a failure to receive the proceeds of one or more of the debt financings contemplated by the debt financing commitments or because of its refusal to accept debt financing on terms materially less beneficial to it than the terms set forth in the debt financing commitments, Merger Sub will be required to pay the Company a $40 million termination fee. This termination fee payable to the Company is the exclusive remedy of the Company unless Parent or Merger Sub is otherwise in breach of the merger agreement, in which case the Company may pursue a damages claim. The aggregate liability of Parent and its affiliates arising from any breach of the merger agreement is in any event capped at $100 million.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 37)

In considering the recommendation of our board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. The aggregate amount of compensatory payments and benefits that executive officers and directors will receive as a result of the merger and the underlying Company plans with respect to the cancellation of their outstanding equity awards is $59,108,960, which amount is exclusive of shares owned by executive officers as of the record date for the special meeting.

Treatment of Stock Options (Page 38)

As of the record date, there were approximately 1,024,121 shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be canceled (to the extent permitted under the governing stock plan documents and related award agreements or otherwise effectuated by us), and the holder of each such stock option that has an exercise price of less than $52.50 will be entitled to receive a cash payment, less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger; and

•	the excess, if any, of $52.50 over the exercise price per share of common stock subject to such option.

Please see page 38 for a table that summarizes the vested and unvested options with exercise prices of less than $52.50 per share held by our executive officers and directors as of November 1, 2006, as well as the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options.

Treatment of Restricted Stock and Stock Units (Page 39)

As of the record date, there were approximately 202,335 shares of our common stock represented by restricted share awards held by our executive officers and directors under our equity incentive plans. Under the merger agreement, all such restricted share awards will become immediately vested and free of restrictions effective as of the completion of the merger; and at the effective time of the merger, the holder of each such award will receive a cash payment of $52.50 per share of restricted stock, without interest and less any applicable withholding taxes, in exchange for the cancellation of such restricted shares in accordance with the treatment of other stockholders participating in the merger.

In addition, as of the record date there were approximately 8,000 shares of our common stock represented by certain restricted stock units held by an executive officer originally granted in 2004 under an IMCO Recycling Inc. equity plan. Under the merger agreement, these restricted stock unit awards will be cancelled, and the holder of the restricted stock unit award will be entitled to receive in consideration for the cancellation a cash payment of $52.50 per restricted stock unit, without interest and less any required withholding taxes.

Please see page 39 for a table that summarizes the restricted shares and restricted stock unit awards held by our executive officers and directors as of November 1, 2006, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of such awards.

Treatment of Performance Units (Page 39)

Certain executive officers and other employees of the Company were granted performance units in 2005 and 2006 under the Company’s 2004 Equity Incentive Plan. The grants provided for performance units, the settlement of which would be in shares of Aleris common stock, which would vest based on the attainment of certain performance goals. One-half of the performance unit award would vest upon the attainment of return on capital employed targets, which we refer to as the ROCE Vested Units, and the other half would vest only upon attainment of certain merger synergy targets prior to December 31, 2008 related to the merger of IMCO Recycling Inc. and Commonwealth Industries, Inc., which we refer to as the Synergy-Vested Units. Certain executive officers and other employees were also granted awards consisting of a cash amount and performance units as part of the 2005 Acquisition Incentive Awards, which we refer to as the Acquisition Units, which would be payable upon the attainment of specified goals at the end of 2006 and 2007.

Under the terms of the merger agreement, the Synergy-Vested Units will remain outstanding and the surviving corporation will make payments, if any, in accordance with the Synergy-Vested Units original agreements based on the attainment of the applicable performance measures. Any amount that would have been payable in shares will instead be payable in cash in an amount equal to $52.50 multiplied by the number of shares underlying the Synergy-Vested Unit, less any required withholding taxes.

Also, under the merger agreement, the ROCE-Vested Units and the Acquisition Units will be accelerated and vested as if all performance goals had been met as of the date which is the later of January 15, 2007 and one business day following the closing date of the merger. The ROCE-Vested Units and the Acquisition Units will subsequently be cancelled and each holder of such units will receive in consideration for such cancellation an amount in cash equal to $52.50 multiplied by the number of shares underlying the ROCE-Vested Units and the Acquisition Units, less any required withholding taxes, plus the cash amount portion of the Acquisition Unit award if any.

Please see page 40 for a table that summarizes the ROCE-Vested Units and the Acquisition Units held by our executive officers and directors as of November 1, 2006, the consideration that each of them will receive for the cancellation of the performance units in connection with the merger and the cash payment portion of the Acquisition Units that becomes payable upon the acceleration of the Acquisition Units.

Other Matters (Page 40)

Certain members of our management are parties to severance agreements, deferred compensation agreements and other employment-related arrangements. We do not expect the termination of employment provisions of these executive officers’ agreements to be triggered. However, under these agreements, in the event of certain terminations of employment by the Company or the executive officer following the merger, payments ranging between $933,816 and $7,723,777, representing the amounts of severance, would become payable to the executive officer, depending on the particular agreement’s terms. In addition, certain executives are eligible to receive a “gross-up” payment to offset any excise tax liability incurred as a result of the severance payment and the value of any accelerated vesting on outstanding equity awards. The potential gross-up payments which would become due in connection with the merger range from approximately $562,000 to $6,003,000, depending on the individual. See page 40 for a more detailed discussion.

The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger. In addition, the merger agreement provides that the Company will purchase by the effective time of the merger, and the surviving corporation will maintain, “tail” policies to the current directors’ and officers’ liability insurance policies currently maintained by the Company and its subsidiaries. These tail policies will not have aggregate premiums in excess of 400% of the annual amounts currently paid by the Company, will be effective for six years from the effective time of the merger with respect to claims arising from facts or events that existed or occurred prior to the effective time of the merger, and, except as provided in the merger agreement, will contain coverage that is at least as protective to the persons covered as our existing policies in this respect.

Furthermore, although no agreements have been entered into as of the date of this proxy statement, TPG has informed us that it is their intention to offer Mr. Demetriou the opportunity to serve on the boards of directors of Parent and the surviving corporation following the completion of the merger as chairman of the board and to retain members of our existing management team with the surviving corporation after the merger is completed, and, in that connection, Mr. Demetriou has engaged in preliminary discussions with representatives of Parent concerning the possibility of Mr. Demetriou serving on the boards of directors of the surviving corporation and

Parent following the completion of the merger and members of our existing management entering into new arrangements with Parent, Merger Sub or their affiliates regarding employment with, and the right to reinvest, convert or participate in the equity of, the surviving corporation or one or more of its parent companies, although such matters are subject to further negotiation and discussion and no terms or conditions have been finalized.

As of November 1, 2006, the record date for the special meeting, directors and executive officers of Aleris and their affiliates beneficially owned an aggregate of 454,946 shares of Aleris common stock (not including options) entitled to vote at the special meeting, which represents approximately 1.45% of the Aleris common stock outstanding and entitled to vote as of the record date for the special meeting. In addition, as of such date, directors and executive officers of Aleris and their affiliates beneficially owned options to purchase, in the aggregate, 506,053 shares of Aleris common stock. These individuals are not party to any voting agreements with Aleris and do not have any obligations to vote in favor of the approval and adoption of the merger agreement, but have indicated to Aleris their intention to vote their outstanding shares of Aleris common stock in favor of the approval and adoption of the merger agreement. Furthermore, no stockholder is party to any voting agreement with Aleris and none has indicated to Aleris that it is a party to any agreement containing any obligations to vote in favor of the approval and adoption of the merger agreement.

Additionally, Mr. Demetriou currently serves on the board of directors of each of Kraton Polymers, LLC and Polymer Holdings LLC, Kraton’s direct parent company. Mr. Demetriou receives customary compensation for serving as a director of Kraton. Kraton is a portfolio company of TPG Advisors IV, Inc. and investment funds affiliated with TPG Advisors IV, Inc.

Material United States Federal Income Tax Consequences (Page 43)

The merger will be a taxable transaction for U.S. federal income tax purposes if you are a holder of our common stock. Your receipt of cash in exchange for your shares of our common stock will cause you to recognize gain or loss for U.S. federal income tax purposes measured by the difference, if any, between the cash you receive in the merger and the adjusted tax basis of your shares. See “The Merger—Material United States Federal Income Tax Consequences” for a more detailed discussion.

Regulatory Approvals (Page 45)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the Hart-Scott-Rodino Act, provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On September 1, 2006, the Company and TPG Partners V, L.P. each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. On September 19, 2006, the Federal Trade Commission granted early termination of the waiting period initiated by these filings.

The European Community merger control laws, namely Council Regulation (EC) No. 139/2004 of January 20, 2004, require that transactions, such as the merger, may not be implemented until certain information has been submitted to the European Commission and it has approved the merger. TPG and Aleris caused the filing of the required information with the European Commission on September 1, 2006, and the European Commission cleared the transaction on October 6, 2006.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the Council Regulation (EC) No. 139/2004 and the filing of a certificate of merger in Delaware on or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation (Page 46)

On or about August 10, 2006, a putative class action lawsuit, entitled Kahn v. Demetriou, et al., Case No. 2335-N, was filed against the Company and its directors in the Court of Chancery of the State of Delaware, New Castle County. The plaintiff filed an amended complaint on October 6, 2006. The amended complaint purports to be brought on behalf of all the Company’s stockholders (excluding the defendants and their affiliates). The amended complaint alleges that the Company’s directors violated their fiduciary obligations to the Company’s stockholders in approving the merger agreement. In that connection, the amended complaint alleges that (i) the merger consideration is inadequate; (ii) the announcement of the proposed transaction was timed to cap the market price of the Company’s common stock prior to the August 8, 2006 announcement of record financial results for the second quarter that exceeded analysts’ expectations and exceeded the Company’s prior guidance to analysts; (iii) the directors failed to “shop” the Company because the proposed transaction is not the result of a pre-signing auction process or reliable market check; (iv) the go-shop provision is inadequate and unfairly limits the pool of potential merger candidates to certain strategic bidders and specifically excludes financial buyers; and (v) the termination fee and no-solicitation provisions of the merger agreement will hinder and deter other potential acquirers from seeking to acquire the Company on better terms than the proposed merger. The amended complaint also alleges that the preliminary proxy statement filed on September 8, 2006 was inadequate and misleading because it failed to make a number of disclosures related to the proposed transaction, including the fact that although Alcoa, Inc.’s share price declined after it announced record financial results, the preliminary proxy statement does not disclose that those financial results were below analysts’ expectations. The amended complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the completion of the proposed transaction, unspecified compensatory damages, and attorneys’ fees and expenses. Following discussions and negotiations, the parties reached an agreement in principle to settle the lawsuit. The proposed settlement is subject to, among other things, court approval following notice to the class and a hearing, and contemplates that Aleris will pay up to $350,000 in attorneys’ fees and expenses to plaintiffs’ counsel.

Solicitation (Page 54)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, (1) under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited bona fide proposal for an alternative acquisition or may terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement and (2) we were permitted to solicit and participate in discussions with certain strategic bidders until 12:01 a.m. (Eastern Time) on September 7, 2006.

Conditions to Consummation of the Merger (Page 61)

The completion of the merger depends on satisfaction, at or prior to the merger, of a number of conditions, including the following:

•	the approval and adoption of the merger agreement by the required vote of our stockholders;

•	absence of any legal prohibition on completion of the merger or of any claim, action, suit, proceeding, arbitration, mediation or investigation by a governmental entity seeking to prohibit the merger;

•	expiration or termination of the waiting periods, and receipt of all approvals under the Hart-Scott-Rodino Act and the Council Regulation (EC) No. 139/2004, and material consents and approvals of any governmental entity that are necessary for the completion of the merger;

•	accuracy as of the closing of the merger of the representations and warranties made by the other party to the merger agreement, to the extent specified in the merger agreement;

•	performance by the other party to the merger agreement of the obligations required to be performed by it at or prior to the closing of the merger, to the extent specified in the merger agreement; and

•	a legal defeasance, or discharge, with respect to our 9% Senior Notes due 2014 and a discharge with respect to our 10 3/8% Senior Secured Notes due 2010, the release of all liens securing such secured notes, and the termination of all restrictions on liens applicable to the notes.

In addition, Parent and Merger Sub are not obligated to complete the merger until the expiration of the marketing period to permit them to complete the debt financing for the merger, as described under “The Merger Agreement—The Merger; Effective Time; Marketing Period”.

Termination (Page 63)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of Parent and us;

•	by either Parent or us if:

•	a final and non-appealable court or other governmental order prohibits the merger;

•	the merger shall not have been completed on or before June 30, 2007, unless the failure of the merger to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or comply with the covenants and agreements of such party set forth in the merger agreement; or

•	the requisite approval of the stockholders to approve and adopt the merger agreement is not obtained at the special meeting of our stockholders or at any adjournment or postponement thereof at which a vote on such approval was taken;

•	by us, if we are not then in material breach of any of our covenants or agreements contained in the merger agreement, if Parent or Merger Sub has breached any of their covenants or agreements or any of their representations or warranties set forth in the merger agreement which breach would result in, if occurring or continuing at the effective time of the merger, the failure of a condition of the Company to complete the merger, and which is not cured by the earlier of June 30, 2007 and 30 days following written notice to Parent or Merger Sub, or which by its nature or timing cannot be cured within such time period;

•	by Parent, if neither Parent nor Merger Sub is then in material breach of any of their respective covenants or agreements contained in the merger agreement, if we have breached any of our covenants or agreements or any of our representations or warranties set forth in the merger agreement (except the covenants and agreements concerning our non-solicitation obligations or our obligations to take certain actions in order to obtain stockholder approval), which breach would result in, if occurring or continuing at the effective time of the merger, the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger, and which is not cured by the earlier of June 30, 2007 and 30 days following written notice to us, or which by its nature or timing cannot be cured within such time period;

•	by Parent if:

•	our board of directors withdraws, modifies, qualifies or proposes publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the recommendation of our board of directors of the approval and adoption of the merger agreement by our stockholders;

•	we have, or our board of directors (or any committee thereof) has, publicly proposed to (1) approve, adopt or recommend any acquisition proposal or (2) approve or recommend, or allow us or any of our subsidiaries to enter into, a definitive agreement for an acquisition proposal;

•	we have failed to include in this proxy statement our recommendation that our stockholders approve the merger agreement and the merger;

•	we have breached in any material respect any of our covenants or agreements relating to our non-solicitation obligations or our obligations to take certain actions in order to obtain a stockholder vote, or

•	we have taken any action to exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law (or any similar provisions) or otherwise caused such restrictions not to apply; and

•	by us at any time prior to approval and adoption of the merger agreement by our stockholders if in connection with entering into an agreement with respect to an acquisition proposal:

•	we have complied with our non-solicitation covenants in all material respects with respect to the acquisition proposal;

•	our board of directors (1) has determined in good faith (after consultation with our outside counsel and financial advisor) that the acquisition proposal is a superior proposal and (2) has determined in good faith (after consultation with our outside counsel) that entering into the agreement for such acquisition proposal is required for our board of directors to comply with its fiduciary duties under applicable law;

•	we have provided Parent with at least three business days’ prior written notice of our intention to terminate the merger agreement, which notice must specify the terms and conditions of the proposed agreement for the acquisition proposal (and any change to such terms and conditions shall require a new notice from us and will re-start the three business day period);

•	after taking into account any amendments to the merger agreement proposed by Parent after Parent’s receipt of the notice referred to in the immediately preceding bullet, our board of directors has not changed its determination that such acquisition proposal is a superior proposal and that it is required by its fiduciary duties to enter into the agreement with respect to the acquisition proposal; and

•	we concurrently pay to Parent the termination fee, as described below.

Fees and Expenses (Page 65)

Fees and Expenses Payable by the Company

If the merger agreement is terminated under certain circumstances, the Company will be obligated to pay a termination fee to Parent of $40 million. If the merger agreement is terminated because our stockholders fail to adopt the merger agreement, the Company will be obligated to pay the expenses of Parent and Merger sub, up to $10 million, which amount will be offset against the termination fee described above, if payable.

Fees and Expenses Payable by Parent and Merger Sub

In the event that the Company terminates the merger agreement because Parent or Merger Sub breaches its obligations to effect the closing and satisfy its obligations with respect to payment of the merger consideration when all conditions to the closing are satisfied and the marketing period has expired and Parent fails to effect the closing because of a failure to receive the proceeds of one or more of the debt financings contemplated by the debt financing commitments or because of its refusal to accept debt financing on terms materially less beneficial to it than the terms set forth in the debt financing commitments, Merger Sub will be required to pay the Company a $40 million termination fee. This termination fee payable to the Company is the exclusive remedy of the Company unless Parent or Merger Sub is otherwise in breach of the merger agreement, in which case the Company may pursue a damages claim. The aggregate liability of Parent and its affiliates arising from any breach of the merger agreement is in any event capped at $100 million.

Market Price of the Company’s Stock (Page 67)

Our common stock is listed on the New York Stock Exchange under the trading symbol “ARS”. On August 4, 2006, which was the last full trading day before the date our board of directors met to consider approval of the merger agreement, shares of the Company’s common stock closed at $41.23 per share. On November 8, 2006, which was the last trading day before the date of this proxy statement, shares of the Company’s common stock closed at $51.47 per share.

Rights of Appraisal (Page 69 and Annex C)

Delaware law provides you with appraisal rights in the merger. This means that if you comply with the procedures for perfecting appraisal rights provided for under Delaware law, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the special meeting and you must not vote in favor of the approval and adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of Section 262 of the General Corporation Law of the State of Delaware is attached to this proxy statement as Annex C.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions regarding the special meeting and the proposed merger that you, as a stockholder of Aleris, may have, and answers to those questions. These questions and answers are not meant to be a substitute for the information contained in the remainder of the proxy statement. We urge you to read the entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement before making any decision.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Aleris by Parent, an entity currently owned indirectly by investment funds sponsored by TPG, pursuant to an Agreement and Plan of Merger, dated as of August 7, 2006, by and among the Company, Parent and Merger Sub, a wholly-owned subsidiary of Parent. Once the merger agreement has been approved and adopted by our stockholders and the other conditions to closing under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Aleris. Aleris will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent.

Q:	When is the merger expected to be completed? What is the “marketing period”?

A:	We are working to complete the merger as soon as possible. We currently anticipate completing the merger in early 2007, subject to the approval and adoption of the merger agreement by the Company’s stockholders and the satisfaction of the other closing conditions in the merger agreement. In addition, Parent and Merger Sub are not obligated to complete the merger until the expiration of a 60 consecutive calendar day “marketing period” throughout and at the end of which (1) Parent and its financing sources have the financial information that the Company is required to provide pursuant to the merger agreement to complete the debt financing for the merger and (2) the conditions to the obligations of Parent and Merger Sub to complete the merger are satisfied or would be satisfied if the closing were then scheduled to occur. Parent and Merger Sub may use the marketing period to complete the debt financing for the merger.

The marketing period begins to run no earlier than the initiation date. The initiation date is the latest of (1) the date this proxy statement is mailed to the Company’s stockholders, (2) the date that Parent and its financing sources have received certain financial information from the Company and (3) the later of November 10, 2006 and the business day after the Company files its quarterly report for the quarter ended September 30, 2006 with the Securities and Exchange Commission.

There are also certain periods that will not count towards the 60-day marketing period and, in certain circumstances applicable to closing the merger in 2007, the marketing period instead will be 45 consecutive calendar days and will be deemed to start on specified dates in 2007.

Q:	What will I receive in exchange for my Aleris shares?

A:	Following completion of the merger, if you hold shares of Aleris common stock, you will receive $52.50 in cash, without interest and less any required withholding taxes, for each share of Aleris common stock that you own. You will not own shares in the surviving corporation.

Q:	What will happen to my Aleris shares after completion of the merger?

A:	Upon completion of the merger, your shares of Aleris common stock will be cancelled and will represent only the right to receive your portion of the merger consideration (or the fair value of your Aleris common stock if you seek appraisal rights). In addition, trading in shares of Aleris common stock on the New York Stock Exchange will cease and price quotations for shares of Aleris common stock will no longer be available.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the Marriott Cleveland East, 26300 Harvard Road, Beachwood, Ohio 44122, on December 14, 2006, at 10:00 A.M., Eastern Time.

Q:	What matters will be considered at the special meeting?

A:	You will be asked to consider and vote on a proposal to approve and adopt the merger agreement, to consider and vote on a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement and to consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Stockholders of record of Aleris common stock on the close of business on November 1, 2006, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof. A complete list of stockholders of record entitled to vote at the special meeting will be open to the examination of any stockholder at our headquarters during normal business hours at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392 for a period of ten days before the special meeting.

Q:	What is the quorum requirement and required vote to approve and adopt the merger agreement?

A:	Each holder of record of shares of Aleris common stock as of the close of business on the record date for the special meeting is entitled to cast one vote per share at the special meeting on each proposal. As of November 1, 2006, the record date for the special meeting, 31,338,437 shares of Aleris common stock were entitled to vote at the special meeting. The presence of the holders of Aleris common stock having a majority of the voting power of the stock entitled to be voted at the special meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Aleris common stock entitled to vote as of the close of business on the record date for the special meeting. A failure to vote your shares of the Company’s common stock or an abstention will have the same effect as a vote “AGAINST” the merger.

Q:	How does the Aleris board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” approval and adoption of the merger agreement. Our board of directors believes the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Aleris and its stockholders. In considering the recommendation of our board of directors with respect to the merger, you should be aware that, as a result of the merger, certain of Aleris’s directors will receive payment for equity based interests in the Company that they hold in addition to shares of Aleris common stock. You should read “The Merger—Reasons for the Merger” for a discussion of certain material factors that our board of directors considered in deciding to recommend the approval and adoption of the merger agreement.

Q:	How do I vote my shares?

A:	After reading this proxy statement carefully, including the annexes, and considering how the merger affects you, please ensure that your shares are voted at the special meeting. To vote your proxy by mail, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. To vote your proxy by telephone or electronically via the Internet, see the instructions on the proxy card and have the proxy card available when you call or access the Internet website. If you hold shares registered in the street name of a broker, bank or other nominee, the broker, bank or other nominee has enclosed or will provide a voting instruction card for your use in directing your broker, bank or other nominee how to vote those shares.

Q:	How Will Shares Be Voted at the Special Meeting?

A:	All shares of Aleris common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement and any adjournment or postponement of the special meeting.

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. An abstention will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

If you hold shares of Aleris common stock in street name through a broker, bank or other nominee, the broker, bank or other nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your broker, bank or other nominee as to how you want your shares voted, your broker, bank or other nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote”. Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but broker non-votes will have the same practical effect as a vote “AGAINST” approval and adoption of the merger agreement.

If any other matters are properly brought before the special meeting, the people named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

Q:	What happens if I do not vote?

A:	Because the required vote of Aleris stockholders is based on the number of outstanding shares of Aleris common stock entitled to vote, abstentions from voting and “broker non-votes” will have the same practical effect as voting “AGAINST” the approval and adoption of the merger agreement. If you return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the approval and adoption of the merger agreement and any proposal to adjourn or postpone the special meeting to solicit additional proxies in favor of approval and adoption of the merger agreement and the persons named in the proxy card will have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of Aleris’s stockholders and vote your shares in person rather than submitting a proxy by mail, telephone or the Internet. If you wish to vote in person and your shares are held in street name through a broker, bank or other nominee, you must obtain a proxy from the broker, bank or other nominee authorizing you to vote your shares held in the broker’s, bank’s or other nominee’s name.

Q:	What is required for admission to the special meeting?

A:	Only stockholders of Aleris as of the record date for the special meeting may attend the special meeting. If you are a registered stockholder and plan to attend the special meeting in person, please bring valid photo identification with you to the special meeting. If you are a beneficial owner of Aleris common stock that is held in street name by a broker, bank or other nominee, you will need a legal proxy from the broker, bank or other nominee that holds your shares and valid photo identification to be admitted to the special meeting.

Q:	What if I own my shares through a 401(k) Plan?

A:	If you hold your shares through the Commonwealth Industries, Inc. 401(k) Plan or the Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan, your proxy will serve as voting instructions to the trustee under the plan. The trustee will vote the shares of Aleris common stock allocated to your account at the special meeting as directed by you on the proxy card. If the trustee does not receive your instructions, the Company will instruct the trustee to vote the shares of Aleris common stock allocated to your account as our Board of Directors recommends at the special meeting.

Q:	May I change my vote?

A:

Yes, you may change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing or by submitting a new proxy by mail, telephone or the Internet, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in street name and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	How will the solicitation of proxies be handled?

A:	We expect to solicit proxies primarily by mail, but our directors, officers and regular employees may also solicit by personal interview, telephone or similar means. All expenses in connection with the solicitation of proxies will be borne by us. We have made arrangements with McKenzie Partners, Inc. to assist us in soliciting proxies for the special meeting and have agreed to pay McKenzie Partners, Inc. a fee not expected to exceed $13,500, plus reasonable out-of-pocket expenses, for these services. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Aleris common stock held of record by those persons.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to or process your book-entry shares with the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. Do not send any stock certificates with your proxy.

Q:	How can I obtain additional information about Aleris?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 31, 2005, excluding certain of its exhibits, and other filings, including our reports on Form 10-Q, with the SEC without charge to any stockholder who makes a written request to Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the world wide web at http://www.sec.gov or at the Company’s website at http://www.aleris.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information”.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, the special meeting or this proxy statement or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, MacKenzie Partners, Inc., toll-free at (800) 322-2885. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary”, “The Merger” and in statements containing the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. In addition to other factors and matters contained or incorporated in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Aleris and others relating to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Act or the European Community merger control laws;

•	the failure of Parent to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the merger agreement;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger agreement on our customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-Q and 10-K. See “Where You Can Find Additional Information”. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this proxy statement. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

Aleris International, Inc.

Aleris is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Aleris is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Aleris operates 50 production facilities in North America, Europe, South America and Asia, and employs approximately 8,600 employees.

Aleris is incorporated in the state of Delaware with its principal executive offices at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392 and its telephone number is (216) 910-3400.

Aurora Acquisition Holdings, Inc.

Parent is currently indirectly wholly-owned by private equity funds sponsored by TPG. Parent was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Parent is incorporated in the state of Delaware with its principal executive offices at c/o Texas Pacific Group, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102 and its telephone number is (817) 871-4000.

Aurora Acquisition Merger Sub, Inc.

Merger Sub is wholly owned by Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into Aleris. Aleris will survive the merger and Merger Sub will cease to exist.

Merger Sub is incorporated in the state of Delaware with its principal executive offices at c/o Texas Pacific Group, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102 and its telephone number is (817) 871-4000.

Parent and Merger Sub are each entities currently indirectly owned by TPG Partners IV, L.P. and TPG Partners IV, L.P., private equity funds sponsored by TPG Advisors IV, Inc. and TPG Advisors V, Inc., respectively.

TPG Partners IV, L.P. is a private equity fund that was formed in 2003 for the purpose of making investments in securities of public and private corporations. The general partner of TPG Partners IV, L.P. is TPG GenPar IV, L.P., a Delaware limited partnership, which we refer to as TPG GenPar IV, and the general partner of TPG GenPar IV is TPG Advisors IV, Inc., a Delaware corporation. TPG GenPar IV was formed for the sole purpose of acting as the general partner of TPG Partners IV, L.P. The directors of TPG Advisors IV, Inc. are David Bonderman, James G. Coulter and William S. Price III and the executive officers of TPG Advisors IV, Inc. are Clive D. Bode, David Bonderman, Jonathan S. Coslet, James G. Coulter, Thomas Keltner, William S. Price III, Thomas E. Reinhart and John E. Viola.

TPG Partners V, L.P. is a private equity fund that was formed in 2006 for the purpose of making investments in securities of public and private corporations. The general partner of TPG Partners V, L.P. is TPG GenPar V, L.P., a Delaware limited partnership, which we refer to as TPG GenPar V, and the general partner of TPG GenPar V is TPG Advisors V, Inc., a Delaware corporation. TPG GenPar V was formed for the sole purpose of acting as the general partner of TPG Partners V, L.P. The directors of TPG Advisors V, Inc. are David Bonderman and James G. Coulter and the executive officers of TPG Advisors V, Inc. are Clive D. Bode, David Bonderman, James G. Coulter, John E. Viola, Thomas E. Reinhart, Jonathan S. Coslet and Thomas Keltner.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting. The special meeting will be held on December 14, 2006, starting at 10:00 A.M., Eastern Time, at the Marriott Cleveland East, 26300 Harvard Road, Beachwood, Ohio 44122 unless it is postponed or adjourned. The purpose of the special meeting is for our stockholders to consider and vote upon the approval and adoption of the merger agreement. If the stockholders fail to approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A.

Matters to Be Considered

At the special meeting, Aleris stockholders will be asked:

•	to consider and vote upon a proposal to approve and adopt the merger agreement;

•	to consider and vote upon a proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the approval and adoption of the merger agreement; and

•	to consider and transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

At this time, the Aleris board of directors is unaware of any matters, other than those set forth in the first two bullets above, that may properly come before the special meeting.

Stockholders Entitled to Vote

The close of business on November 1, 2006 has been fixed by Aleris’s board of directors as the record date for the determination of those holders of Aleris common stock who are entitled to notice of, and to vote at, the special meeting and at any adjournments or postponements thereof.

At the close of business on the record date for the special meeting, there were 31,338,447 shares of Aleris common stock outstanding and entitled to vote, held by approximately 325 holders of record. A complete list of stockholders of record entitled to vote at the special meeting will be open to the examination of any stockholder during normal business hours at our headquarters at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392 for a period of ten days before the special meeting.

Quorum and Required Vote

Each holder of record of shares of Aleris common stock as of the close of business on the record date for the special meeting is entitled to cast one vote per share at the special meeting on each proposal. The holders of Aleris common stock having a majority of the voting power of the stock entitled to be voted at the special meeting, present in person or represented by proxy, is necessary to constitute a quorum for the transaction of business at the special meeting. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Aleris common stock entitled to vote as of the close of business on the record date for the special meeting.

As of November 1, 2006, the record date for the special meeting, directors and executive officers of Aleris and their affiliates beneficially owned an aggregate of 454,946 shares of Aleris common stock (not including options) entitled to vote at the special meeting. These shares represent 1.45% of the Aleris common stock outstanding and entitled to vote as of the record date for the special meeting. Although these individuals are not party to any voting agreements with Aleris and do not have any obligations to vote in favor of the approval and adoption of the merger agreement, they have indicated their intention to Aleris to vote their outstanding shares of Aleris common stock in favor of the approval and adoption of the merger agreement. Furthermore, no stockholder is party to any voting agreement with Aleris and none has indicated to Aleris that is is party to any agreement containing any obligations to vote in favor of the approval and adoption of the merger agreement.

How Shares Will Be Voted at the Special Meeting

All shares of Aleris common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval and adoption of the merger agreement and any adjournment or postponement of the special meeting.

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. However, because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting, an abstention will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

If you hold shares of Aleris common stock in street name through a broker, bank or other nominee, the broker, bank or nominee may vote your shares only in accordance with your instructions. If you do not give specific instructions to your broker, bank or nominee as to how you want your shares voted, your broker, bank or nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote”. Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but because approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote as of the close of business on the record date, broker non-votes will have the same practical effect as a vote “AGAINST” approval and adoption of the merger agreement.

If any other matters are properly brought before the special meeting, the people named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Registered Stockholders

To vote your proxy by mail, mark your vote on the enclosed proxy card, sign it correctly, and return it in the envelope provided. To vote your proxy by telephone or electronically on the Internet, see the instructions on the proxy card and have the proxy card available when you call or access the Internet website. If you receive more than one proxy card because your shares are registered in different names or at different addresses, each proxy card should be voted to ensure that all of your shares will be counted. You also may vote in person at the special meeting.

Street-name Stockholders

If your shares are held in street name by a broker, bank or other nominee, you must follow the instructions on the form you receive from your broker, bank or other nominee in order for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must request a legal proxy from the broker, bank or other nominee that holds your shares and present that proxy and proof of identification at the special meeting to vote your shares.

Based on the instructions provided by the broker, bank or other nominee holder of record of their shares, street-name stockholders may generally vote by one of the following methods:

•	By mail. You may vote by marking, signing, dating and returning your proxy card in the enclosed envelope;

•	By methods listed on your voting card. Please refer to your voting card or other information forwarded by your broker, bank or other nominee holder of record to determine whether you may vote by telephone or electronically on the Internet; or

•	In person with a proxy from the record holder. A street-name stockholder who wishes to vote at the special meeting will need to obtain a legal proxy from his or her broker, bank or other nominee. Please refer to your voting card or other information forwarded by your broker, bank or other nominee to determine how to obtain a legal proxy to vote in person at the special meeting.

Stock Held Through 401(k) Plans

If you hold your shares through the Commonwealth Industries, Inc. 401(k) Plan or the Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan, your proxy will serve as voting instructions to the trustee under the plan. The trustee will vote the shares of Aleris common stock allocated to your account at the special meeting as directed by you on the proxy card. If the trustee does not receive your instructions, the Company will instruct the trustee to vote the shares of Aleris common stock allocated to your account as our Board of Directors recommends at the special meeting.

How to Change Your Vote

If you are a registered stockholder, you may revoke your proxy at any time before your shares are voted at the special meeting by:

•	sending a written notice to the Corporate Secretary of Aleris, 25825 Science Park Drive Suite 400, Beachwood, Ohio 44122-7392, to be received by 11:59 P.M., Eastern Time, on December 13, 2006, indicating you are revoking your earlier proxy;

•	completing, signing and timely submitting a proxy card to the addressee indicated on the envelope enclosed with your initial proxy card to be received by 11:59 P.M., Eastern Time, on December 13, 2006. The latest dated and signed proxy actually received by such addressee before the special meeting will be counted, and any earlier proxies will be considered revoked;

•	subsequently recording a different vote by telephone or Internet; or

•	attending the special meeting and voting in person.

Merely attending the special meeting will not revoke any prior votes or proxies. You must vote at the special meeting to revoke a prior proxy.

If you are a street-name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

We expect to solicit proxies primarily by mail, but our directors, officers and regular employees may also solicit by personal interview, telephone or similar means. All expenses in connection with the solicitation of proxies will be borne by us.

The expenses incurred in connection with the filing, printing and mailing of this document will be paid by Aleris. Aleris has also made arrangements with MacKenzie Partners, Inc. to assist Aleris in soliciting proxies for the special meeting and has agreed to pay MacKenzie Partners, Inc. a fee not expected to exceed $13,500, plus reasonable out-of-pocket expenses, for these services. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of Aleris common stock held of record by those persons, and Aleris will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

Recommendation of Aleris’s Board of Directors

The Aleris board of directors has unanimously approved the merger agreement and the transactions it contemplates, including the merger. The Aleris board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Aleris and its stockholders and unanimously recommends that Aleris stockholders vote “FOR” approval and adoption of the merger agreement. See “The Merger—Recommendation of Aleris’s Board of Directors” for a more detailed discussion of the Aleris board of directors’ recommendation. In considering the recommendation of our board of directors with respect to the merger, you should be aware that, as a result of the merger, certain of Aleris’s directors will receive payment for equity-based interests in the Company that they hold in addition to shares of Aleris common stock. See also “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” for a more detailed discussion of these material benefits that some of Aleris’s directors will receive as a result of the merger.

Special Meeting Admission

Only stockholders of Aleris as of the record date for the special meeting may attend the special meeting. If you are a registered stockholder and plan to attend the special meeting in person, please bring valid photo identification with you to the special meeting. If you are a beneficial owner of Aleris common stock that is held in street name by a broker, bank or other nominee, you will need a legal proxy from the broker, bank or other nominee that holds your shares and valid photo identification to be admitted to the special meeting.

THE MERGER

Background of the Merger

The board of directors and senior management of Aleris periodically discuss Aleris’s long-range plans and consider strategies for increasing stockholder value. From time to time, Aleris receives unsolicited inquiries from professional investors with respect to Aleris’s business. In certain circumstances, members of Aleris management meet with these parties to discuss the publicly available information regarding the Company and to explain the Company’s business.

In this context, in late April 2005, representatives of TPG met with Steven Demetriou, Aleris’s Chairman and Chief Executive Officer, and other members of senior management of Aleris to discuss the Company’s business. At this time, Mr. Demetriou was serving, and continues to serve, as the director of Kraton Polymers, LLC, a portfolio company of TPG Advisors IV, Inc. and investment funds affiliated with TPG Advisors IV, Inc., and as a director of Kraton’s direct parent company, Polymer Holdings LLC. Also at that time, Aleris had begun to consider the potential acquisition of the downstream aluminum business of Corus Group plc, which we refer to as Corus. Given the then relative sizes of Corus’s downstream aluminum business and Aleris, the Company determined that additional equity financing might be required to effect any transaction with Corus. TPG expressed an interest in providing this equity financing. Representatives of TPG then met with senior management of Aleris to further discuss an investment transaction between Aleris and TPG relating to a potential acquisition by Aleris of Corus’s downstream aluminum business.

On May 18, 2005 and May 19, 2005, the board of directors of the Company held a meeting during which Mr. Demetriou informed the directors of the recent discussions between senior management of Aleris and TPG with respect to a potential transaction involving Corus’s downstream aluminum business. The board of directors gave Aleris management authority to enter into a confidentiality agreement with TPG. On June 21, 2005, TPG entered into a confidentiality agreement with Aleris.

Members of senior management of the Company then made unsuccessful attempts to contact Corus. As a result, TPG committed to attempt to contact Corus to inquire whether Corus was interested in pursuing a transaction with Aleris. TPG contacted Corus and Corus informed TPG that it was not interested in pursuing a transaction with Aleris at that time. In early July of 2005, representatives of TPG informed Mr. Demetriou that TPG was interested in pursuing a potential change in control transaction involving Aleris.

On July 20, 2005, the board of directors of the Company met in executive session. Christopher Clegg, Senior Vice President, General Counsel and Secretary of Aleris, also attended this meeting. At this meeting, Mr. Demetriou updated the board of directors on the discussions with TPG and informed the directors that TPG was interested in pursuing a transaction with Aleris that could lead to a change in control involving the Company. Mr. Demetriou informed the board of directors that TPG was requesting an opportunity to conduct expedited due diligence within a three-week period.

On July 21, 2005, the board of directors of the Company reconvened in executive session. Mr. Clegg also attended this meeting. At this meeting, the board of directors appointed Messrs. Kesler, Lego, Merow and Demetriou to an ad hoc committee to consider issues and direct Aleris management concerning a potential transaction involving TPG. The board of directors also directed that Mr. Demetriou invite TPG to commence due diligence during an expedited time frame.

At a meeting of Aleris’s board of directors on August 19, 2005, Mr. Demetriou reported that TPG had concluded its preliminary assessment of the Company and advised him that TPG would not pursue a transaction with Aleris at that time.

Aleris continued to operate its business in the ordinary course. Consistent with its business strategy, Aleris continued to look for potential acquisition opportunities for the Company. In this regard, on August 31, 2005, Aleris closed its acquisition of Tomra Latasa, on October 3, 2005, Aleris closed its acquisition of Alsco Holdings, Inc., on

December 12, 2005, Aleris closed its acquisition of Alumitech, Inc., on December 20, 2005, Aleris closed its acquisition of assets from Ormet Corporation, and on May 23, 2006, Aleris entered into an agreement to acquire the downstream aluminum business of Corus, which we refer to as the Corus acquisition, which was completed on August 1, 2006.

In early June of 2006, two large stockholders of Aleris separately called Mr. Demetriou. Each of these stockholders informed Mr. Demetriou that it was interested in exploring opportunities to enhance the value of the Company. Mr. Demetriou informed each of these stockholders that Aleris was and continued to be focused on enhancing stockholder value. Also, in early June of 2006, representatives of Aleris held preliminary discussions concerning a potential strategic transaction with a company that we refer to as company 1. Aleris and company 1 executed a confidentiality agreement although no non-public information was exchanged.

On June 12, 2006, Aleris’s board of directors held a telephonic meeting. Representatives of Fried, Frank, Harris, Shriver & Jacobson LLP, which we refer to as Fried Frank, Aleris’s outside legal counsel, also attended this meeting. At this meeting, Mr. Demetriou informed the board of directors that he had received unsolicited calls from two large stockholders of the Company that stated that they were interested in exploring opportunities to enhance the value of the Company. Mr. Demetriou then discussed with the board of directors the types of transactions that these parties might be interested in pursuing to enhance the value of the Company and that they could include proposals for a change in control transaction involving the Company. After a discussion of the Company’s prospects and the then current macroeconomic circumstances in the metals industry generally, the board of directors decided that the Company should consider proposals that could enhance stockholder value, including potential change in control transactions, provided that any such proposal contemplated a meaningful premium to the then current market price of the Company’s stock (on June 9, 2006, Aleris’s stock price closed at $39.65). The board of directors also determined that the Company should engage a financial advisor to assist the Company. The Company subsequently engaged Citigroup Global Markets Inc., which we refer to as Citigroup, as its financial advisor. The board of directors emphasized that the first priority of the Company should be to close the Corus acquisition.

On June 16, 2006, OZ Management, L.L.C., a hedge fund that at the time owned approximately 6.4% of the outstanding common stock of Aleris, filed a Form 13D with the Securities and Exchange Commission (on June 15, 2006, Aleris’s stock price closed at $39.20). In this filing, OZ Management stated that it acquired the shares of Aleris common stock for investment in the ordinary course of business, but that it now intended to explore opportunities to enhance the value of Aleris, that it had undertaken and intended to continue to undertake discussions with Aleris, third parties and other stockholders of Aleris, and that it would support or participate in any such opportunity only if it is also supported by senior management of Aleris.

On June 22, 2006, Brahman Capital Corp., a hedge fund that at the time owned approximately 11.43% of the outstanding common stock of Aleris, filed a Form 13D with the Securities and Exchange Commission (on June 21, 2006, Aleris’s stock price closed at $38.32). In this filing, Brahman stated that it acquired the shares of Aleris common stock for investment in the ordinary course of business, but that it now intended to explore opportunities to enhance the value of Aleris, that it had undertaken and intended to continue to undertake discussions with Aleris, third parties and other stockholders of Aleris, and that it would support or participate in any such opportunity only if it is also supported by senior management of Aleris.

Following the filing by OZ Management of its Form 13D, Mr. Demetriou contacted a representative of TPG to discuss the OZ Management filing, following which several discussions took place between Mr. Demetriou and TPG. On June 23, 2006, TPG informed Mr. Demetriou that TPG was impressed with Aleris’s execution of its business plan and was again interested in exploring a possible change in control transaction involving the Company. Mr. Demetriou informed TPG that if it was now interested in pursuing a transaction with Aleris at a meaningful premium to the then current market price (on June 22, 2006, Aleris’s stock price closed at $40.47), Aleris would provide TPG with non-public information relating to the Company. Aleris confirmed that its existing confidentiality agreement with TPG was still in effect and began providing TPG with access to non-public information relating to the Company.

On June 22, 2006, Mr. Demetriou received an unsolicited call from a large private equity firm, which we refer to as private equity firm 1. In this call, private equity firm 1 informed Mr. Demetriou that it had conducted a review of publicly available information regarding the Company and that it was interested in exploring a possible change in control transaction involving the Company. Mr. Demetriou informed private equity firm 1 that any change in control transaction involving the Company would have to be at a meaningful premium to the then current market price of Aleris’s common stock (on June 21, 2006, Aleris’s stock price closed at $38.32). On the evening of June 22, 2006, private equity firm 1 signed a confidentiality agreement with Aleris. Aleris then began providing private equity firm 1 with access to non-public information relating to the Company.

On June 23, 2006, another large private equity firm, which we refer to as private equity firm 2, contacted Mr. Demetriou and informed Mr. Demetriou that it has seen the 13D filings by OZ Management and Brahman and was interested in pursuing a potential change in control transaction with the Company. Private equity firm 2 then stated that it planned on reviewing publicly available information regarding the Company and that it expected to request non-public information shortly thereafter.

On June 25, 2006 and June 26, 2006, Aleris management made a presentation on the Company to TPG and its representatives. On June 26, 2006, Aleris management gave a presentation on the Company to private equity firm 1. Aleris management and its representatives also continued to provide non-public information to both TPG and private equity firm 1 and to respond to each party’s requests for information. At the Company’s direction, Citigroup subsequently requested that TPG and private equity firm 1 submit a non-binding proposal with respect to a potential transaction with the Company by the morning of June 29, 2006 for consideration by Aleris’s board of directors at a special meeting scheduled on the afternoon of June 29, 2006.

On June 28, 2006, TPG submitted a written non-binding proposal to acquire all of Aleris’s outstanding shares of common stock for $50.00 per share. This non-binding proposal stated that TPG would finance the transaction with a combination of equity from TPG as well as debt financing, and that TPG had received debt financing commitments from Deutsche Bank. TPG’s letter also stated that TPG had substantially completed its due diligence and that it believed it could complete its confirmatory due diligence within approximately seven days of getting access to the necessary documents and personnel of Aleris. In this letter, TPG stated that its willingness to enter into a transaction with Aleris was subject to Aleris closing the Corus acquisition and obtaining financing with respect to the Corus acquisition on terms that would not adversely affect TPG’s ability to refinance Aleris’s indebtedness or impede or increase the cost of financing a transaction with Aleris. TPG’s letter also provided that TPG would expect a merger agreement between Aleris and TPG to provide a limited period after the signing of the merger agreement to permit Aleris to seek alternative proposals to TPG’s proposal. TPG also requested that Aleris negotiate exclusively with TPG with respect to a transaction involving the Company.

On the morning of June 29, 2006, private equity firm 1 called Mr. Demetriou and informed him that it believed that Aleris’s common stock was fairly valued in the public markets (shares of Aleris common stock closed at $41.96 on June 28, 2006) and that private equity firm 1 was not willing to pay a premium to the then current market price and was therefore removing itself from the process.

On June 29, 2006, Aleris’s board of directors held a special meeting in Pittsburgh, Pennsylvania to consider TPG’s proposal. All of the members of the board of directors were present in person, except Mr. Kittelberger who participated by telephone. Representatives from Citigroup and Fried Frank also attended this meeting in person. Mr. Demetriou updated the board of directors on the Company’s second quarter performance and on the status of the negotiations with respect to a potential change in control transaction. The board of directors was also provided with a copy of TPG’s proposal letter. Fried Frank discussed with our board of directors its fiduciary duties under Delaware law in connection with a potential change in control transaction involving the Company. The Company’s financial advisor discussed with our board of directors financial aspects of TPG’s proposal. Citigroup and Aleris management also explained to the board of directors that any high yield debt financing issued in connection with the Corus acquisition would likely have to be refinanced upon a change in control transaction and that there would be a significant refinancing premium if this debt were refinanced. The bridge financing commitments made available to the Company by Deutsche Bank and Citigroup in connection with the Corus acquisition did not contain any such premium applicable to the refinancing of such bridge financing in the context of a subsequent change of control of the Company. Therefore, Aleris management advised our board of directors that the Company should consider replacing its planned high yield debt offering with the bridge financing if it thought a change in control transaction involving the Company was likely. Aleris management also informed our board of directors that since the Corus acquisition was scheduled to close on August 1, 2006, a decision to take the bridge financing would have to be made by July 15, 2006.

At this meeting, our board of directors also met without Mr. Demetriou to discuss TPG’s proposal. Our board of directors determined that TPG’s proposal was worthy of further consideration and directed Citigroup to attempt to obtain a higher price from TPG. In light of the timing constraints imposed on Aleris management to complete the Corus acquisition and the related financing, and because there were fewer competitive issues in disclosing non-public information to financial buyers given that the Corus acquisition had not yet closed, the board of directors requested and authorized Citigroup to continue discussions with TPG and to solicit proposals from other financial buyers that were familiar with the metals industry and had the financial capability to complete a transaction with Aleris. The board of directors did not authorize Aleris management to grant exclusivity to TPG at this time. Also at this meeting, the board of directors authorized management to contact Deutsche Bank (which was providing debt financing to the Company in connection with the Corus acquisition) to inquire whether Deutsche Bank would agree not to offer any potential buyer debt financing on an exclusive basis. Following the meeting of the board of directors, we contacted Deutsche Bank and Deutsche Bank agreed not to offer any potential buyer debt financing on an exclusive basis.

Over the next few days, in accordance with the directives of our board of directors, Citigroup contacted private equity firm 2, another large private equity firm, which we refer to as private equity firm 3, and an additional financial buyer (that subsequently indicated that it was not interested in exploring a transaction involving Aleris).

During the period after the June 29, 2006 meeting of our board of directors, Aleris continued to provide TPG and its representatives with non-public information concerning the Company. On July 3, 2006, Aleris and TPG signed an amendment to the existing confidentiality agreement to permit TPG to obtain non-public information related to Corus and the Corus acquisition.

On July 3, 2006, Aleris signed a confidentiality agreement with private equity firm 3 and began providing private equity firm 3 with access to confidential information relating to the Company. On July 5, 2006, Aleris signed a confidentiality agreement with private equity firm 2 and began providing private equity firm 2 with access to confidential information relating to the Company.

On July 5, 2006 and July 7, 2006, Aleris management made presentations on the Company to private equity firm 3. On July 10, 2006, Aleris management made a presentation on the Company to private equity firm 2. Aleris management and its representatives also continued to have discussions with TPG, private equity firm 2 and private equity firm 3, and to respond to each party’s requests for information. Also, on July 12, 2006, members of senior management of the Company met with representatives of private equity firm 3 to discuss Aleris’s business and to further answer questions from private equity firm 3. At Aleris’s request, on July 9, 2006 and July 10, 2006, Deutsche Bank discussed potential debt financing with respect to a potential transaction with private equity firm 2 and private equity firm 3. Given Aleris’s need to decide whether to seek bridge financing for the Corus acquisition, TPG, private equity firm 2 and private equity firm 3 were requested to inform the Company by July 12, 2006 whether or not they were interested in pursuing a transaction involving the Company and, if so, to provide the Company with their best and final offer.

On July 12, 2006, private equity firm 2 informed Citigroup that it believed that Aleris’s common stock was fairly valued in the public markets (shares of Aleris common stock closed at $45.46 on July 11, 2006) and that private equity firm 2 was not willing to pay a premium to the then current market price.

On July 12, 2006, private equity firm 3 submitted a non-binding proposal to purchase Aleris for $48.50 to $51.50 per share in cash, subject to five weeks of due diligence and negotiation of definitive documentation relating to the merger and the debt financing needed to finance the merger.

Also on July 12, 2006, TPG delivered a non-binding proposal that indicated that TPG was willing to acquire Aleris for $52.00 per share and that TPG had substantially completed its due diligence. In its proposal letter, TPG stated that its proposal was contingent on Aleris’s commitment to negotiate with TPG on an exclusive basis. TPG stated that its offer was also contingent on Aleris closing the Corus acquisition and obtaining financing with respect to the Corus acquisition without any prepayment penalties and on terms that would not otherwise adversely affect TPG’s ability to refinance Aleris’s indebtedness or impede or increase the cost of financing a transaction with Aleris. TPG’s letter also provided that TPG would expect a merger agreement between Aleris and TPG to provide for a 30-day period after the signing of the merger agreement to permit Aleris to seek alternative proposals to TPG’s proposal from strategic buyers. TPG’s proposal also was accompanied by a draft merger agreement that was prepared by TPG’s legal counsel, Cleary Gottlieb Steen & Hamilton LLP, which we refer to as Cleary, and, on July 13, 2006, TPG delivered debt financing commitment letters from Deutsche Bank.

On July 13, 2006, Aleris’s board of directors held a telephonic meeting. Members of Aleris senior management and representatives from Citigroup and Fried Frank also attended this meeting. At this meeting, Mr. Demetriou updated the board of directors on the status of the negotiations with the potential acquirors. Citigroup informed the board of directors that TPG had reiterated that TPG would only continue to pursue a change in control transaction if Aleris granted TPG exclusivity. Our board of directors determined that the TPG proposal was worthy of further consideration and that it was willing to grant TPG exclusivity. Our board of directors instructed Citigroup to ascertain whether TPG would increase its offer price and to inform TPG that Aleris needed time to close the Corus acquisition and related financing. Our board of directors also directed Citigroup to confirm with TPG that TPG had substantially completed its due diligence review of the Company and that the exclusivity period was to negotiate definitive documentation and not for TPG to perform further due diligence (other than confirmatory due diligence). Our board of directors elected not to hold any further discussions with private equity firm 3 or pursue the proposal by private equity firm 3 because of its request for a five-week due diligence period, the wide price range contained in the proposal, the pending closing of the Corus acquisition and related financing and TPG’s requirement that the Company grant it exclusivity to proceed. The board of directors discussed the importance of preserving the flexibility of the Company to be able to have discussions with strategic bidders since the Company had only had discussions with potential financial buyers up to this point. The board of directors also authorized obtaining bridge financing for the Corus acquisition.

On July 13, 2006 and July 14, 2006, as instructed by our board of directors, representatives of Citigroup held discussions with TPG. TPG confirmed with Citigroup that it had substantially completed its due diligence and had only a small number of confirmatory follow-up due diligence items that it wanted to pursue and that TPG did not believe such items would have any impact on its valuation of the Company. After further discussions with Citigroup, TPG increased its proposed purchase price to $52.50 in exchange for Aleris granting TPG exclusivity. TPG indicated that it was not prepared to pay more than $52.50. On the evening of July 14, 2006, Aleris and TPG entered into an exclusivity agreement. The exclusivity agreement provided that Aleris would not negotiate with any person or entity other than TPG regarding a potential transaction until 11:59 p.m. (Eastern time) on August 7, 2006 and would not provide information or access to any other person, provided that Aleris could (i) provide information and access to and have discussions with any strategic bidder with which the Company was having discussions concerning a potential acquisition transaction as of July 14, 2006 and (ii) after the earlier of the end of the exclusivity period and the completion of the Corus acquisition, respond to any unsolicited proposal from a strategic bidder. During the week of July 17, 2006, representatives of TPG performed confirmatory due diligence on the Corus acquisition.

Concurrently with working on closing the Corus acquisition and related financing, Aleris and its legal and financial advisors negotiated the terms of the proposed merger agreement with TPG and its advisors. Also during this period, Aleris continued to provide information to Citigroup, including the Company’s second quarter results, and TPG completed its confirmatory due diligence review of the Company. During the final few days of negotiations, Aleris became concerned that under certain circumstances the combined amount of equity and debt financing commitments provided by TPG and Deutsche Bank might not have been sufficient to complete the merger. After considerable negotiations, on August 5, 2006, TPG agreed to increase the maximum amount of its equity commitment from $900 million to $1 billion. During the final few days before the merger agreement was signed, Aleris and TPG had additional negotiations relating to the merger consideration. Following these negotiations, on August 6, 2006, TPG reaffirmed its offer price of $52.50 per share and reiterated that it was not prepared to pay more.

On the afternoon of August 7, 2006, the Aleris board of directors convened a meeting at Aleris’s headquarters in Beachwood, Ohio. Prior to the meeting, the directors were provided with a copy of the substantially final merger agreement and a copy of Citigroup’s board presentation materials. All of the Aleris directors attended the meeting in person, except for Mr. Kesler who attended by telephone. Also attending this meeting were members of Aleris management as well as representatives from Citigroup and Fried Frank. Mr. Demetriou provided an update on the status of discussions with TPG and an update on the Company’s results for the second quarter, which Mr. Demetriou described as essentially on track with the prior estimates previously provided to the board of directors at the end of the second quarter. Mr. Demetriou informed the board of directors that after further price negotiations TPG confirmed its offer of $52.50 per share as its best and final offer. The board of directors also discussed the amount of TPG’s equity and debt commitments, and Mr. Demetriou informed the board of directors that TPG had agreed to increase the maximum amount of its equity commitment from $900 million to $1 billion. Fried Frank gave a presentation to our board of directors that described the directors’ fiduciary duties in considering the proposed transaction with TPG and described the terms of the merger agreement. Citigroup reviewed its financial analysis of the merger consideration and rendered to Aleris’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 7, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Aleris common stock. The board of directors then met without Mr. Demetriou and without Aleris management to further discuss the proposed transaction. After such discussion and consideration of certain factors, including those described under “—Reasons for the Merger”, the Aleris board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

On the evening of August 7, 2006, Aleris, Parent and Merger Sub finalized and executed the merger agreement, and on the morning of August 8, 2006, Aleris publicly announced that the Company had entered into a definitive merger agreement with TPG.

Shortly after the merger agreement was signed, and in accordance with the go-shop provisions of the merger agreement, Citigroup, on behalf of Aleris, contacted more than 20 selected strategic bidders (including company 1) to solicit their potential interest in pursuing a transaction with Aleris and distributed a package of public information relating to Aleris to strategic bidders that expressed interest in receiving such information. To date, the Company has not received any proposals for the acquisition of the Company from any such strategic bidders. In accordance with the go-shop provisions of the merger agreement, no financial buyers were contacted or provided with any information with respect to any potential interest in pursuing a transaction with Aleris. Aleris continues to consider its strategic alternatives on an ongoing basis, including by having discussions concerning potential acquisitions by Aleris that may take place before or following completion of the merger.

Reasons for the Merger

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Aleris board of directors consulted with Aleris’s management, financial advisor and legal counsel. The Aleris board of directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•

The merger consideration of $52.50 per share in cash represents (1) a premium of approximately 27.3% to the closing sale price of Aleris common stock on August 4, 2006, the last full trading day before the time our board of directors met to consider approval of the merger agreement, which was prior to the Company’s release of record second quarter earnings on August 8, 2006 of $1.40 per share, which

(according to published reports) exceeded the securities analysts’ estimates of $1.24 per share (which estimates were consistent with the Company’s prior guidance), (2) a premium of approximately 23.6% to the weighted average trading price of Aleris common stock as of August 1, 2006 and (3) a substantial premium to the average trading price of Aleris common stock prior to the 13D filings by OZ Management, L.L.C. and Brahman Capital Corp. See “—Background of the Merger”.

•	The merger consideration is all cash.

•	The advantages and disadvantages of alternatives to the merger, including Aleris remaining as an independent publicly traded company, the potential creation of stockholder value, the ability to achieve the Company’s strategic goals, the possibility of an alternative transaction with a third party (based in part on the Company’s previous discussions with potential financial buyers besides TPG, and that none of these parties was likely to offer a purchase price greater than the purchase price offered by TPG), and that the merger was more favorable to the stockholders than any other alternative reasonably available to the Company and its stockholders. See “—Background of the Merger”.

•	The highly cyclical nature of the Company’s business and the current stage of that cycle, including that aluminum prices reached a ten-year high in May 2006 and had retreated from those highs.

•	The views of the Company’s management regarding the risks of achieving the Company’s business plan in light of the cyclical nature of the Company’s business and that aluminum prices reached a ten-year high in May 2006 and had retreated from those highs, and that the merger maximized stockholder value.

•	The Company’s financial results for the second quarter of 2006 were consistent with the estimates previously provided to our board of directors and financial advisor.

•	On July 10, 2006, Alcoa, Inc. had announced a record quarter, but had seen its stock price decline from a closing price of $33.55 a share on July 7, 2006 to a closing price of $30.79 a share on July 14, 2006. (We note, however, that Alcoa, Inc.’s results were below consensus securities analysts’ estimates.)

•	The financial presentation of Citigroup, including its opinion, dated August 7, 2006, to Aleris’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Aleris common stock. See “—Opinion of Aleris’s Financial Advisor”.

•	The strength of the debt commitment letters and equity commitment letters obtained by Parent.

•	The merger is subject to the approval and adoption of the merger agreement by holders of a majority of the outstanding shares of Aleris common stock, and the availability of appraisal rights to holders of Aleris common stock who comply with all of the required procedures under Delaware law, which allows stockholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. See “Rights of Appraisal”.

•	The general terms and conditions of the merger agreement, which were favorable to Aleris and were the product of arms’-length negotiations between the parties, including the parties’ representations, warranties and covenants, the conditions to the parties’ obligations, the likelihood of consummation of the merger, the termination provisions of the merger agreement and the time necessary to close the transaction.

•	The Aleris board of directors considered, among others, the following favorable terms of the merger agreement:

•	The merger agreement provides for a 30-day post-signing go-shop period during which the Company may solicit interest in an alternative transaction from, provide non-public information to, and engage in discussions with, anyone who directly or indirectly through a controlled entity manufactures or fabricates metals and is not a discretionary private equity fund or other discretionary investment vehicle.

•	The merger agreement permits Aleris, under certain circumstances (including as described in the preceding sub-bullet), to provide non-public information to, and engage in discussions with, any third-party that proposes an alternative transaction involving the Company, and to terminate the merger agreement to accept a superior proposal upon payment of a $40 million termination fee to Parent.

•	The limited nature of the closing conditions included in the merger agreement and the likelihood of satisfaction of all conditions to consummation of the merger, including the absence of any financing condition and the fact that if Parent and Merger Sub fail to close the transaction because of a failure to receive the debt financing proceeds, Merger Sub must pay Aleris a $40 million termination fee as the Company’s exclusive remedy unless Parent or Merger Sub is otherwise in breach of the merger agreement, in which case the maximum recovery by Aleris against Parent and Merger Sub (and their respective affiliates) is capped at $100 million. Parent is generally obligated to close the merger notwithstanding any breaches of Aleris’s representations and warranties, unless those breaches would have a material adverse effect on Aleris.

•	The surviving corporation in the merger will indemnify the Company’s directors and officers for all prior acts and maintain the existing charter and bylaw indemnification provisions for at least six years. The Company will purchase a tail insurance policy with respect to directors’ and officers’ insurance covering a period of six years following the merger at a premium not to exceed 400% of the annual premium on the Company’s current policy.

•	The surviving corporation in the merger will provide certain continuing employee benefits to Aleris employees for at least one year following the merger.

The Aleris board of directors also considered and balanced against the potential benefits of the merger, the following potentially adverse factors concerning the merger:

•	The risk of diverting management resources from other strategic opportunities and from operational matters for an extended period of time.

•	Aleris stockholders will lose the opportunity to participate in any future earnings growth of the Company and will not benefit from any future appreciation in the value of Aleris.

•	Certain of Aleris’s directors and officers may receive benefits that are different from, and in addition to, those of Aleris’s other stockholders. The merger will accelerate restricted stock and performance units held by certain directors and officers.

•	The Aleris board of directors also considered, among others, the following negative terms of the merger agreement:

•	The restrictions on solicitation of alternative proposals.

•	The right of Parent to obtain information with respect to any alternative proposals and to a three business day period to make adjustments to its proposal before the Aleris board of directors can change its recommendation or the Company can terminate the merger agreement to enter into a superior proposal.

•	If the merger agreement is terminated under certain circumstances, Aleris is obligated to pay Parent a $40 million termination fee. This provision will make it more costly for a third party to effect an alternative transaction.

•	The Company has no ability to terminate the merger agreement if and because the Company’s business prospects improve significantly after the date of execution of the merger agreement.

•	The possibility that certain provisions in the merger agreement could discourage a competing proposal to acquire Aleris or lower the price per share a competing bidder may be willing to pay in an alternative transaction. However, after considering certain factors and after discussions with Aleris’s legal and financial advisors, the Aleris board of directors concluded that these provisions should not preclude other parties from making a competing proposal.

•	Parent has a specified period to market its debt financing during which it is not obligated to close the merger.

•	The restrictions on the conduct of the Company’s business prior to the completion of the merger, which require the Company to conduct its business only in the ordinary course, subject to specific limitations.

The foregoing discussion of the information and factors considered by the Aleris board of directors is not exhaustive. The Aleris board of directors based its recommendation on the totality of the information presented to and considered by it. Individual members of the Aleris board of directors may have considered different factors and given different weight to different factors.

Projected Financial Information

Aleris does not as a matter of course make public projections as to future performance or earnings. In connection with a possible change in control transaction involving the Company, Aleris provided financial forecasts to the board of directors of the Company, our financial advisor and TPG. We have included a subset of these projections to give our stockholders access to certain nonpublic information for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that TPG, our board of directors, our financial advisor or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

Aleris advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond Aleris’s control and may or may not prove to be correct. The projections also reflect numerous estimates and assumptions related to the business of Aleris that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond Aleris’s control. As a result, although the projections were prepared in good faith based on assumptions believed reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections were prepared for internal use and for use by our financial advisor and potential purchasers and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Aleris’ independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, and, in particular, do not take into account or give effect to the merger or the proposed financing of the merger. Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15. Moreover, the projections do not necessarily reflect revised prospects of our business, changes in general business or economic conditions or any other transaction or event that has occurred since the date on which such projections were prepared or which may occur in the future. Since the projections cover multiple years, such information by its nature is subject to greater uncertainty with each successive year.

Since the date of the projections described below, the Company has made publicly available its actual results of operations for the quarter and six months ended June 30, 2006 and the nine months ended September 30, 2006. You should review the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be predictive of actual future events, and they should not be relied on as such. Except as required by applicable securities laws, Aleris does not intend to update or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made underlying the projections or to reflect the occurrence of future events, including, without limitation, changes in general economic or industry conditions, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

Management Projections

	2006	2007	2008	2009	2010	2011
	(In millions)
Revenues	$5,303	$5,397	$5,525	$5,557	$5,723	$5,894
Adjusted EBIT(1)	$384	$407	$447	$472	$479	$482

(1)	Represents Earnings Before Interest and Taxes adjusted for unrealized losses (gains) on derivative financial instruments, restructuring and other charges, the non-cash cost of sales impact of recording acquired assets at fair value and synergy cost savings. EBIT and Adjusted EBIT are non-U.S. GAAP financial measures.

The material assumptions made by the Company in developing its projections were as follows:

•	A U.S. Dollar/Euro exchange rate of $1.20 in 2006, $1.31 in 2007, $1.33 in 2008, and stable thereafter

•	The Company would not make any acquisitions other than the acquisition of Corus

•	Aluminum prices would decline and scrap spreads would remain stable

Recommendation of Aleris’s Board of Directors

After careful consideration, the Aleris board of directors, at a special meeting held on August 7, 2006, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to and in the best interests of Aleris and its stockholders. The Aleris board of directors has unanimously approved the merger agreement and unanimously recommends Aleris stockholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger. In considering the recommendation of our board of directors with respect to the merger, you should be aware that, as a result of the merger, certain of Aleris’s directors will receive payment for equity-based interests in the Company that they hold in addition to shares of Aleris common stock.

Opinion of Aleris’s Financial Advisor

Aleris has retained Citigroup as its financial advisor in connection with the merger. In connection with this engagement, Aleris requested that Citigroup evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of Aleris common stock. On August 7, 2006, at a special meeting of Aleris’s board of directors held to evaluate the merger, Citigroup rendered to Aleris’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Aleris common stock.

The full text of Citigroup’s written opinion, dated August 7, 2006, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference. Citigroup’s opinion was provided to Aleris’s board of directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration to be received by holders of Aleris common stock. Citigroup’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

In arriving at its opinion, Citigroup:

•	reviewed the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of Aleris and certain senior officers and other representatives and advisors of TPG concerning Aleris’s business, operations and prospects;

•	examined certain publicly available business and financial information relating to Aleris;

•	examined certain financial forecasts and other information and data relating to Aleris, including the Company’s preliminary second quarter results for 2006, which were provided to or otherwise discussed with Citigroup by Aleris’s management;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Aleris common stock, historical and projected earnings and other operating data of Aleris and the capitalization and financial condition of Aleris;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of Aleris;

•	analyzed Aleris’s projected future cash flows under alternative industry scenarios based on financial forecasts and other information and data provided to or discussed with Citigroup by Aleris’s management; and

•	conducted other analyses and examinations and considered other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and on the assurances of Aleris’s management that it was not aware of any relevant information that was omitted or remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to Aleris provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by Aleris’s management, and Citigroup assumed, with Aleris’s consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Aleris’s management as to Aleris’s future financial performance under the alternative industry scenarios reflected in the forecasts. Citigroup assumed, with Aleris’s consent, that the merger would be completed in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and in compliance with all applicable laws, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Aleris or the merger.

Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Aleris, and Citigroup did not make any physical inspection of the properties or assets of Aleris. In connection with Citigroup’s engagement and at the direction of Aleris, Citigroup was requested to approach, and Citigroup held discussions with, selected financial buyers prior to the date of the merger agreement to solicit indications of interest in the possible acquisition of Aleris, and Citigroup was requested to solicit such indications of interest from strategic buyers for a limited period after the date of the merger agreement as permitted under the provisions of the merger agreement. Citigroup’s opinion does not address any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in the opinion) or any aspects or implications of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Citigroup expressed no view as to, and its opinion does not address, Aleris’s underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Aleris or the effect of any other transaction in which Aleris might engage. Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion. It should be understood that Citigroup’s opinion, dated August 7, 2006, to Aleris’s board of directors speaks as of that date. Citigroup does not have any obligation to update, revise or reaffirm its opinion and Aleris does not intend to request an updated opinion from Citigroup. Except as described above, Aleris imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Aleris. No company or business used in those analyses as a comparison is identical to Aleris, and an evaluation of those analyses is not entirely mathematical and, accordingly, those analyses may not necessarily utilize all companies or businesses that could be deemed comparable to Aleris. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments analyzed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the merger was determined through negotiations between Aleris and TPG and the decision to enter into the merger was solely that of Aleris’s board of directors. Citigroup’s opinion was only one of many factors considered by Aleris’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of Aleris’s board of directors or Aleris’s management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to Aleris’s board of directors in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses. Except as otherwise noted, financial data relating to Aleris utilized by Citigroup in its analyses described below were prepared by Aleris’s management under two cases: one which reflected a stable economic environment and continuity in current market trends in the metals industry, the end-use segments of Aleris’s business and the industries of Aleris’s customers, referred to as the “stable market case”, and one which reflected the potential for a downturn in the general economic environment and a cyclical downturn in the metals industry, the end-use segments of Aleris’s business and the industries of Aleris’s customers during calendar years 2007 through 2011, referred to as the “cycle case”. The financial data relating to Aleris prepared by Aleris’s management was pro forma for the Corus acquisition, which closed on August 1, 2006, and related synergies anticipated by Aleris’s management to result from such acquisition, as if such acquisition was completed on January 1, 2006.

Selected Companies Analysis.

Citigroup reviewed financial and stock market information and public market trading multiples of Aleris and the following eight selected publicly held companies, six of which were integrated aluminum producers and two of which were aluminum rolling companies. These companies were selected primarily because such companies (i) manufacture and sell aluminum and/or aluminum fabricated products including aluminum rolled products, Aleris’s main product, (ii) have sales and industry cycles that are generally similar to those of Aleris and (iii) are similarly impacted by macroeconomic and demographic trends.

Integrated Aluminum Producers	Aluminum Rolling Companies
• Alcan Inc.	• Novelis Inc.

• Alcoa Inc.	• Quanex Corporation

• Aluminum Corporation of China Limited

• Century Aluminum Company

• Hindalco Industries Limited

• National Aluminum Company Limited

Citigroup reviewed, among other things, enterprise values of the selected companies, calculated as fully diluted equity value (less option proceeds) based on closing stock prices on August 1, 2006, plus debt, minority interests, preferred stock, and out-of-the-money convertibles, less investments in unconsolidated affiliates and cash, as a multiple of calendar years 2006 and 2007 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Citigroup then applied a selected range of estimated EBITDA multiples Citigroup considered appropriate based on the selected companies of 5.5x to 6.5x for calendar year 2006 estimated EBITDA and 5.0x and 6.0x for calendar year 2007 estimated EBITDA based on the stable market case and of 5.5x to 6.5x for calendar year 2007 estimated EBITDA based on the cycle case to corresponding financial data of Aleris. Estimated financial data of the selected companies were based on research analysts’ estimates, public filings and other publicly available information. Estimated financial data of Aleris were based on the stable market case with respect to Aleris’s calendar year 2006 estimated EBITDA and both the stable market case and the cycle case with respect to Aleris’s calendar year 2007 estimated EBITDA. This analysis indicated the following selected per share equity reference range for Aleris, as compared to the merger consideration:

Selected Per Share Equity Reference Range for Aleris	Merger Consideration
$33.75 - $49.25	$52.50

Discounted Cash Flow Analysis.

Citigroup performed a discounted cash flow analysis of Aleris to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Aleris could generate for the second half of fiscal year 2006 through fiscal year 2011 under both the stable market case and the cycle case. Estimated terminal values for Aleris were calculated by applying to the average of the fiscal year 2005 EBITDA and fiscal year 2011 estimated EBITDA, referred to as mid-cycle EBITDA, of Aleris a range of EBITDA terminal value multiples of 6.75x to 7.25x. The cash flows and terminal values were discounted to present value using discount rates ranging from 10.0% to 11.0%, which discount rate range was derived taking into consideration the estimated weighted average cost of capital for Aleris and the North American selected companies referred to above under “Selected Companies Analysis.” This analysis indicated the following implied per share equity reference ranges for Aleris, as compared to the merger consideration:

Implied Per Share Equity Reference Ranges for Aleris		Merger Consideration
Stable Market Case	Cycle Case
$50.00 - $59.00	$35.00 - $42.75	$52.50

Leveraged Buyout Analysis.

Citigroup performed a leveraged buyout analysis to estimate the theoretical purchase price that could be paid by a hypothetical financial buyer in an acquisition of Aleris taking into account the potential pro forma leverage structure of Aleris that could result from financing such acquisition under customary market terms and assuming that such financial buyer would attempt to realize a return on its investment in Aleris’s fiscal year 2011. Estimated financial data for Aleris were based on both the stable market case and the cycle case. Estimated exit values for Aleris were calculated by applying a range of exit value multiples of 6.5x to 7.5x to Aleris’ mid-cycle EBITDA. Citigroup then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial buyer of approximately 20.0% under the stable market case and 15.0% under the cycle case. This analysis indicated the following implied per share equity reference ranges for Aleris, as compared to the merger consideration:

Implied Per Share Equity Reference Ranges for Aleris		Merger Consideration
Stable Market Case	Cycle Case
$46.50 - $52.50	$40.75 - $47.50	$52.50

Miscellaneous.

Under the terms of Citigroup’s engagement, Aleris has agreed to pay Citigroup for its financial advisory services in connection with the merger an aggregate fee of approximately $13.25 million, a portion of which was payable in connection with the delivery of its opinion and approximately $10.75 million of which is contingent upon the consummation of the merger. Aleris also has agreed to reimburse Citigroup for reasonable travel and other expenses incurred by Citigroup in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citigroup and its affiliates in the past have provided, currently are providing and in the future may provide, services to Aleris and certain of its affiliates, for which services Citigroup and its affiliates have received, and expect to receive, compensation, including having acted as (i) financial advisor to Aleris in connection with certain acquisition transactions and (ii) joint lead arranger and joint book-runner in connection with certain credit facilities and note offerings of Aleris and certain of its affiliates. During the past two years, Citigroup has received aggregate compensation from Aleris and its affiliates unrelated to the merger of approximately $19.8 million. Citigroup and its affiliates in the past also have provided, currently are providing and in the future may provide services to TPG and certain of its affiliates, for which services Citigroup and its affiliates have received, and expect to receive, compensation, including (i) acting as financial advisor to TPG and certain of its portfolio companies in connection with certain spin-off, sale and acquisition transactions, (ii) having acted as joint book-running, lead or other managing underwriter for certain portfolio companies of TPG in connection with various securities offerings and asset-backed or other securitization transactions and (iii) having acted as a lender under, and as joint lead arranger, joint book-runner and co-syndication or co-documentation agent in connection with, various credit facilities of certain portfolio companies of TPG. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of Aleris and certain portfolio companies of TPG for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Aleris, TPG and their respective affiliates.

Aleris selected Citigroup as its financial advisor in connection with the merger based on Citigroup’s reputation, experience and familiarity with Aleris and its business. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Financing the Merger

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions is approximately $3.4 billion, which includes approximately $1.7 billion to be paid to Aleris stockholders and holders of other equity-based interests in Aleris, with the remaining funds to be used to refinance certain of Aleris’s existing indebtedness and to pay customary fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions by TPG and its co-investors (which may include one or more existing holders of Aleris common stock), debt financing and available cash of Aleris.

Equity Financing

TPG Partners IV, L.P. and TPG Partners V, L.P., private equity funds sponsored by TPG, and Aurora Acquisition Holdings, LLC have agreed to fund in the aggregate up to $1 billion as the equity portion of the financing for the merger, subject to the terms and conditions of their respective equity commitment letters. TPG Partners IV, L.P. and TPG Partners V, L.P. have delivered an equity commitment letter for up to $1 billion to Aurora Acquisition Holdings, LLC and Aleris, and Aurora Acquisition Holdings, LLC, in turn, has delivered an equity commitment letter for up to $1 billion to Parent and Aleris. The equity commitment letter entered into by TPG Partners IV, L.P. and TPG Partners V, L.P. provides that TPG Partners IV, L.P. and TPG Partners V, L.P. may effect the funding required by their commitment through one or more affiliated entities and may assign their commitment to fund up to 49% of the equity to one or more other investors. TPG Partners IV, L.P. and TPG Partners V, L.P. will be liable for the portion of their equity commitment that they assign unless the person to which TPG Partners IV, L.P. and TPG Partners V, L.P. have assigned a portion of their commitment delivers a commitment letter to Aurora Acquisition Holdings, LLC and Aleris agreeing to be bound by TPG Partners IV, L.P.’s and TPG Partners V, L.P.’s obligations with respect to the portion of the commitment that has been assigned.

Each equity commitment letter provides that the funds will be contributed on or prior to the closing of the merger to fund a portion of the merger consideration pursuant to and in accordance with the merger agreement, provided that the amount of such commitments to be funded on or prior to the closing of the merger may be reduced in a manner specified by TPG Partners IV, L.P. and TPG Partners V, L.P. or Aurora Acquisition Holdings, LLC but only to the extent it will be possible for Parent to complete the merger contributing less than the full amount of such commitments. Each equity commitment letter also provides that funds will be contributed to satisfy any liabilities or obligations of Parent or Merger Sub arising out of or in connection with any breach by Parent or Merger Sub of their respective representations, warranties, covenants or agreements contained in the merger agreement and to pay to the Company the termination fee payable by Merger Sub (collectively, the “limited reimbursement obligations”) to the extent provided in the merger agreement. Each of the equity commitments is generally subject to the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to effect the closing under the merger agreement. Each of the equity commitment letters will terminate upon termination of the merger agreement except that the obligations of TPG Partners IV, L.P. and TPG Partners V, L.P. and Aurora Acquisition Holdings, LLC to pay the limited reimbursement obligations, if any, will survive such termination.

Debt Financing

Pursuant to the merger agreement, Parent is obligated to use its reasonable best efforts to obtain the debt financing described below, including to negotiate definitive agreements with respect to the debt financing and to satisfy on a timely basis all conditions applicable to Parent in the definitive agreements that are within Parent’s control. In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the commitments in respect thereof, Parent is obligated to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent).

In connection with the execution and delivery of the merger agreement, Parent has obtained:

•	commitments from Deutsche Bank AG New York Branch to provide a senior secured term loan facility in an aggregate principal amount of $970 million and a senior secured asset-based revolving credit facility with a maximum availability of $750 million; and

•	commitments from Deutsche Bank AG Cayman Islands Branch to provide funds in an aggregate principal amount of up to $530 million under a senior unsecured bridge facility and up to $525 million under a senior subordinated unsecured bridge facility to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain indebtedness of the Company outstanding on the closing date of the merger and to pay fees and expenses in connection therewith and for working capital needs and general corporate requirements of the Company.

The debt commitments expire on June 30, 2007. The documentation governing the debt facilities has not been finalized and, therefore, the actual terms of such facilities may differ from those described in this proxy statement.

The facilities contemplated by the debt financing commitments are conditioned on the merger being completed on or prior to June 30, 2007 and other customary conditions including:

•	receipt of cash equity financing from TPG or other investors reasonably satisfactory to Deutsche Bank in an aggregate amount of at least 25% of the total financing used to fund the merger consideration and pay down the existing indebtedness of the Company;

•	execution of satisfactory definitive documentation;

•	no amendments to the merger agreement that are not reasonably satisfactory in all material respects to Deutsche Bank;

•	the merger being completed and all of the conditions precedent to the consummation of the merger being satisfied or waived, except that no condition material to the interests of Deutsche Bank may be waived except with the consent of Deutsche Bank (which consent cannot be unreasonably withheld or delayed);

•	the refinancing of certain of the Company’s existing indebtedness occurring substantially concurrently with the funding of the facilities;

•	the Company having excess availability under the Company’s asset-based revolving credit facility based on the borrowing base therein of at least an amount to be agreed by TPG and Deutsche Bank;

•	the absence of a material adverse effect on the Company since December 31, 2005;

•	all costs, fees, expenses and other compensation payable to Deutsche Bank contemplated by the agreements relating to the debt financing having been paid;

•	Deutsche Bank having received customary legal opinions, a customary solvency certificate and other customary closing documentation;

•	Deutsche Bank having at least 25 days following the delivery of a confidential information memorandum by the Company to market and syndicate the senior secured debt financing; and

•	Deutsche Bank having at least 25 days following receipt of a complete set of customary high-yield offering materials from the Company to place debt securities of the Company with qualified purchasers.

Although the debt financing commitments described in this proxy statement are not subject to due diligence or a “market out”, such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

If all other conditions to the consummation of the merger have been satisfied (including without limitation, the expiration of the marketing period), Parent will be required to consummate the merger regardless of whether Parent has obtained debt financing on the terms and conditions described in the debt financing commitments, and the failure by Parent to consummate the merger in such circumstances would constitute a breach of the merger agreement. In the event that the Company terminates the merger agreement because Parent or Merger Sub breaches its obligations to effect the closing and satisfy its obligations with respect to payment of the merger consideration when all conditions to the closing are satisfied and the marketing period has expired and Parent fails to effect the closing because of a failure to receive the proceeds of one or more of the debt financings contemplated by the debt financing commitments or because of its refusal to accept debt financing on terms materially less beneficial to it than the terms set forth in the debt financing commitments, Merger Sub will be required to pay the Company a $40 million termination fee. This termination fee payable to the Company is the exclusive remedy of the Company unless Parent or Merger Sub is otherwise in breach of the merger agreement, in which case the Company may pursue a damages claim. The aggregate liability of Parent and its affiliates arising from any breach of the merger agreement is in any event capped at $100 million.

Asset-Based Revolving Credit Facility

Borrowings under the asset-based revolving credit facility will be limited in the case of each borrower by a borrowing base, which will be calculated periodically based on specified percentages of the value of eligible accounts receivable and, in the case of U.S. and Canadian borrowers, the value of eligible inventory, subject to adjustments for reserves and other matters. Borrowings under the asset-based revolving credit facility will be guaranteed by the Company and its subsidiaries (subject to certain exceptions) and secured by a first priority lien in substantially all current assets of the Company located in the U.S. and Canada as well as certain other assets and a second priority lien in fixed assets of the Company and certain other assets that secure the term loan facility on a first priority basis. Borrowings under the asset-based revolving credit facility on the closing date to effect the merger and the refinancing of certain of the Company’s existing indebtedness and to pay fees and expenses incurred in connection with the merger will be limited to $315 million plus an amount by which working capital on the closing date exceeds a trailing average of working capital to be agreed.

Term Loan Facility

Borrowings under the term loan facility will be made on the closing date of the merger. The borrowings will be guaranteed by the Company and its subsidiaries (subject to certain exceptions) and will be secured by a first priority lien in fixed assets of the Company as well as certain other assets and a second priority lien in the current and other assets securing the asset-based revolving credit facility on a first priority basis.

Bridge Facilities

Borrowings under the bridge facilities will be used by Parent and Merger Sub in a single draw on the closing date of the merger in the event that Parent does not complete other contemplated permanent financings at or prior to such time. The bridge facilities will be guaranteed (on a senior subordinated basis, in the case of the senior subordinated bridge facility) by the U.S. subsidiaries of the Company (subject to certain exceptions).

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interest of our stockholders generally. These interests may present them with actual or potential conflicts of interests, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. The aggregate amount of compensatory payments and benefits that executive officers and directors will receive as a result of the merger and the underlying Company plans with respect to the cancellation of their outstanding equity awards is $59,108,960, which amount is exclusive of shares owned by executive officers as of the record date for the special meeting.

Treatment of Stock Options

As of the record date, there were approximately 1,024,121 shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested or exercisable, will be canceled (to the extent permitted under the governing stock plan documents and related award agreements or otherwise effectuated by the Company), and the holder of such stock option that has an exercise price of less than $52.50 will be entitled to receive a cash payment, less any required withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger; and

•	the excess, if any, of $52.50 over the exercise price per share of common stock subject to such option.

The following table summarizes the vested and unvested options with exercise prices of less than $52.50 per share held by our directors and executive officers as of November 1, 2006, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their options:

	No. of Shares Underlying Vested and Unvested Options		Weighted Average Exercise Price of Vested and Unvested Options		Resulting Consideration[1]
Directors:
John E. Balkcom	29,000		$10.95		$1,204,820.00
Steven J. Demetriou[2]	(see below	)	(see below	)	(see below	)
C. Frederick Fetterolf	—		—		—
John E. Grimes	20,000		$8.71		$875,760.00
Dale V. Kesler	16,000		$7.78		$715,520.00
Larry E. Kittelberger	—		—		—
Paul E. Lego	—		—		—
John E. Merow	24,450		$6.47		$1,125,376.45
Hugh G. Robinson	9,000		$11.08		$372,760.00

Executive Officers:
Steven J. Demetriou	441,800		$13.80		$17,097,759.90
Michael D. Friday	123,625		$13.13		$4,866,684.50
John J. Wasz	173,196		$12.21		$6,978,382.48
Christopher R. Clegg	79,850		$13.73		$3,095,483.75
Sean M. Stack	63,900		$13.06		$2,520,128.40
Robert R. Holian	43,300		$13.23		$1,700,450.00
Alfred Haszler	—		—		—

[1]	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.
[2]	Mr. Demetriou also serves as the Chief Executive Officer of the Company. See figures under “Executive Officers”.

Treatment of Restricted Stock and Stock Units

As of the record date, there were approximately 202,335 shares of our common stock represented by restricted share awards held by our directors and executive officers under our equity incentive plans. Under the terms of the merger agreement, all such restricted share awards will become immediately vested and free of restrictions effective as of the completion of the merger; and at the effective time of the merger, the holder of each such award will receive a cash payment of $52.50 per share of restricted stock, less any required withholding taxes, in exchange for the cancellation of such restricted shares in accordance with the treatment of other stockholders participating in the merger.

In addition, as of the record date there were approximately 8,000 shares of our common stock represented by certain restricted stock units held by an executive officer originally granted in 2004 under an IMCO Recycling Inc. equity plan. Others who received this type of award are no longer directors or executive officers of the Company. Under the terms of the merger agreement, these restricted stock unit awards will be cancelled, and the holders of the restricted stock unit awards will be entitled to receive in consideration for the cancellation a cash payment of $52.50 per restricted stock unit, less any required withholding taxes.

The following table summarizes the restricted shares and restricted stock unit awards held by our executive officers and directors as of November 1, 2006, and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of such awards:

	No. of Restricted Shares		No. of Restricted Stock Units	Resulting Consideration[1]
Directors:
John E. Balkcom	3,175		—	$166,687.50
Steven J. Demetriou[2]	(see below	)	—	(see below	)
C. Frederick Fetterolf	3,175		—	$166,687.50
John E. Grimes	3,175		—	$166,687.50
Dale V. Kesler	3,175		—	$166,687.50
Larry E. Kittelberger	3,175		—	$166,687.50
Paul E. Lego	3,175		—	$166,687.50
John E. Merow	3,175		—	$166,687.50
Hugh G. Robinson	3,175		—	$166,687.50

Executive Officers:
Steven J. Demetriou	91,083		—	$4,781,857.50
Michael D. Friday	24,292		—	$1,275,330.00
John J. Wasz	22,152		—	$1,162,980.00
Christopher R. Clegg	16,733		—	$878,482.50
Sean M. Stack	13,875		—	$728,437.50
Robert R. Holian	8,800		8,000	$882,000.00
Alfred Haszler	—		—	—

[1]	The amounts set forth in this “Resulting Consideration” column are the total consideration that will be paid for both restricted shares and restricted stock units.
[2]	Mr. Demetriou also serves as the Chief Executive Officer of the Company. See figures under “Executive Officers”.

Treatment of Performance Units

Certain executive officers and other employees of the Company were granted performance units in 2005 and 2006 under the Company’s 2004 Equity Incentive Plan. The grants provided for performance units, the settlement of which would be in shares of Aleris common stock, which would vest based on the attainment of certain performance goals. One-half of the performance unit award would vest upon the attainment of return on capital employed targets, which we refer to as the ROCE-Vested Units, and the other half would vest only upon attainment of certain merger synergy targets prior to December 31, 2008 related to the merger of IMCO Recycling Inc. and Commonwealth Industries, Inc., which we refer to as the Synergy-Vested Units. Certain executive officers were also granted awards consisting of a cash amount and performance units as part of 2005 Acquisition Incentive Awards, which we refer to as the Acquisition Units, which would be payable upon the attainment of specified goals at the end of 2006 and 2007.

Under the terms of the merger agreement, the Synergy-Vested Units will remain outstanding and the surviving corporation will make payments, if any, in accordance with the Synergy-Vested Units original agreements based on the attainment of the applicable performance measures. Any amount that would have been payable in shares will instead be payable in cash in an amount equal to $52.50 multiplied by the number of shares underlying the Synergy-Vested Unit, less any required withholding taxes. Also, under the terms of the merger agreement, the ROCE-Vested Units and the Acquisition Units will be accelerated and vested as if all performance goals had been met as of the date which is the later of January 15, 2007 or one business day following the closing date of the merger. The ROCE-Vested Units and Acquisition Units will subsequently be cancelled and each holder of such units will receive in consideration for such cancellation an amount in cash equal to $52.50 multiplied by the number of shares underlying the ROCE-Vested Units and the Acquisition Units, less any required withholding taxes, plus the cash amount portion of the Acquisition Unit award.

The following table summarizes the ROCE-Vested Units and Acquisition Units held by our executive officers and directors as of November 1, 2006, the consideration that each of them will receive for the cancellation of the performance units in connection with the merger and the cash payment portion of the Acquisition Units that becomes payable upon the acceleration of the Acquisition Units:

	No. of Shares underlying ROCE-Vested Units	No. of Shares underlying Acquisition Units	Acquisition Unit Cash Payment	Resulting Consideration Plus Cash Payment[1]
Executive Officers:
Steven J. Demetriou	25,000	10,535	$301,500	$2,167,087.50
Michael D. Friday	5,000	3,292	$94,219	$529,549.00
John J. Wasz	5,000	3,161	$90,450	$518,902.50
Christopher R. Clegg	3,500	1,975	$56,532	$343,969.50
Sean M. Stack	3,500	1,975	$56,532	$343,969.50
Robert R. Holian	2,500	922	$26,382	$206,037.00
Alfred Haszler	—	—	—	—

[1]	The amounts set forth in this “Resulting Consideration” column are the total consideration that will be paid for the share portions of both ROCE-Vested Units and the Acquisition Units as well as the cash portion of the Acquisition Units.

Severance Agreements

Each of our current executive officers and certain other officers have severance agreements with us. Under the severance agreements, if the officer’s employment is terminated by the Company during a two-year period following a change in control event for any reason other than for “cause”, death, disability or certain retirement events, or if the officer resigns for “good reason”, he will be entitled to severance compensation as follows:

•	a lump sum payment in an amount equal to three times (for Mr. Demetriou) or two times (for the other executive officers) the sum of his base salary (at the highest rate in effect for any period within the past twelve months prior to his termination date) plus the highest of (1) the target bonus for the fiscal year in which the change in control occurs, (2) the target bonus for the fiscal year in which the termination occurs or (3) the highest bonus earned by him in respect of the three fiscal years prior to the change in control;

•	a lump sum payment of (1) a pro-rata portion of the annual bonus pay (based on the greater of (a) the target bonus for the fiscal year in which a change in control occurs and (b) the target bonus for the fiscal year in which the termination occurs), (2) accrued salary and vacation and (3) any compensation previously deferred by the officer under any nonqualified plan;

•	continued welfare benefits for three years (for Mr. Demetriou) or two years (for the other executive officers) following his termination date; and

•	reimbursement for any excise tax liability imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties incurred with respect to such excise tax in an amount such that after payment by the respective officer of all taxes, that officer retains an amount equal to the amount of the excise tax.

Certain other officers have similar severance arrangements, however the severance payment and benefit continuation multiple is a factor of 1.5 times his or her base salary and 18 months, respectively.

While we do not expect the termination of employment provisions of these officers’ agreements to be triggered, the following table summarizes the cash payments and value of continued benefits, as outlined above, that would be made to each executive officer if the officer’s agreement was triggered by certain terminations by the Company or the executive officer following the merger. For purposes of this calculation, we have assumed the executive officer’s salary, bonus amounts, the target bonus as in effect on the date hereof, and a theoretical termination date of December 31, 2006.

	Base and Bonus with Multiplier	Target Bonus	Assumed Annual Value of Continued Benefits with Multiplier	Severance Payment
Executive Officers:
Steven J. Demetriou	6,630,000	850,000	243,777	7,723,777
Michael D. Friday	1,746,250	296,250	41,532	2,084,032
John J. Wasz	1,688,000	288,750	30,900	2,007,650
Christopher R. Clegg	1,141,000	174,000	40,800	1,355,800
Sean M. Stack	1,105,000	227,500	30,600	1,363,100
Robert R. Holian	793,000	109,000	31,816	933,816
Alfred Haszler	—	—	—	—

In addition, as discussed above, the executive would be entitled to reimbursement for any excise tax liability incurred as a result of these payments and the value of any accelerated vesting on outstanding equity awards. In connection with the merger, the value of the accelerated vesting of equity awards discussed above equals approximately, $4,715,000 for Mr. Demetriou, $1,203,000 for Mr. Friday, $1,318,000 for Mr. Wasz, $721,000 for Mr. Clegg, $702,000 for Mr. Stack, and $429,000 for Mr. Holian. If the executive were to be terminated in connection with the merger, taking into account the value for the accelerated vesting just described, the amount of the gross-up payment that would be due to the executives would equal approximately $6,003,000 for Mr. Demetriou, $1,444,000 for Mr. Friday, $1,334,000 for Mr. Wasz, $890,000 for Mr. Clegg, $954,000 for Mr. Stack, and $562,000 for Mr. Holian.

For purposes of the severance agreements, “cause” includes the willful and continuing failure to perform duties of employment; gross misconduct, fraud or dishonesty involving the Company; breach of the duty of loyalty to the Company; impeding an investigation being conducted by the Company’s board of directors; or conviction of a felony. “Good reason” generally means the occurrence of the following events following a change in control: assignment of duties inconsistent with prior duties or adverse change in reporting responsibilities of the executive; reduction in the executive’s base salary or target bonus; a reduction in the executive’s benefits, not providing welfare benefits for dependents, or not providing most favorable fringe benefits; a relocation of the executive’s principal place of employment 100 miles from his current location; or failure of the Company to have the severance agreement assumed by any successor company.

Deferred Compensation Plans and Distribution of Accounts

Pursuant to the merger agreement, at the time the merger becomes effective, all account balances under the Company’s non-qualified deferred compensation plans, including the deferred compensation plans and retirement benefit restoration plan, in which our executive officers or directors participate, will be paid out in cash to participants, less any required withholding taxes. As of September 30, 2006, distributions of deferred compensation balances pursuant to the merger agreement will include $735,920.04 to Mr. Demetriou and $336,624.40 to Mr. Friday, in each case, less applicable taxes.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification existing in favor of current and former officers, directors or employees of the Company or any of our subsidiaries in their capacity as such provided in the Company’s certificate of incorporation or bylaws, or similar documents of the Company’s subsidiaries, as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger shall continue in full force and effect for a period of not less than six years after the effective time of the merger, unless otherwise required by law.

The merger agreement provides that the Company will purchase by the effective time of the merger, and the surviving corporation will maintain, “tail” policies to the current directors’ and officers’ liability insurance policies currently maintained by the Company and its subsidiaries. These tail policies will not have aggregate premiums in excess of 400% of the annual amounts currently paid by the Company, will be effective for six years from the effective time of the merger with respect to claims arising from facts or events that existed or occurred prior to the effective time of the merger, and except as provided in the merger agreement will contain coverage that is at least as protective to the persons covered as our existing policies in this respect.

New Management Arrangements

As of the date of this proxy statement, no member of our management has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in connection with the merger. In addition, as of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to reinvest, convert or participate in the equity of, the surviving corporation.

TPG has informed us that it is their intention to offer Mr. Demetriou the opportunity to serve on the boards of directors of Parent and the surviving corporation following the completion of the merger as chairman of the board and to retain members of our existing management team with the surviving corporation after the merger is completed. In that connection, Mr. Demetriou has engaged in preliminary discussions regarding possible service as a director of the surviving corporation and Parent and revised terms of employment for members of our existing management. In addition to revised terms of employment, TPG has informed us that they intend to offer members of management the opportunity to reinvest or convert a portion of their current equity interests in the Company into equity in the surviving corporation, and that they also intend to set up equity-based incentive compensation plans for management of the surviving corporation. Although we believe Mr. Demetriou is likely to join the boards of directors of the surviving corporation and Parent following the merger and that members of our management team are likely to enter into new arrangements with Parent, Merger Sub or their affiliates regarding employment with, and the right to reinvest, convert or participate in the equity of, the surviving corporation, such matters are subject to further negotiations and discussions with TPG and no terms or conditions have been finalized. The new arrangements may be entered into prior to the completion of the merger.

Other

Mr. Demetriou currently serves, and since December 1, 2004, has served, as a non-employee director of each of Kraton Polymers LLC, which refer to as Kraton, and Polymer Holdings LLC, which we refer to as

Polymer Holdings, Kraton’s direct parent company. TJ Chemical Holdings LLC, or TJ Chemical, owns 100% of the equity interests of Polymer Holdings, which in turn owns 100% of the equity interests of Kraton. TJ Chemical is indirectly owned by TPG Partners III, L.P., TPG Partners IV, L.P. and certain of their parallel investment entities, entities affiliated with or managed by J.P. Morgan Partners, LLC and its affiliates and Kraton Polymers Management LLC. TPG Partners III, L.P. is an investment fund affiliated with each of TPG Advisors IV, Inc. and TPG Advisors V, Inc.

Mr. Demetriou receives $25,000 per year from Kraton for his service as a director and also currently has an a $150,000 investment in Kraton. Mr. Demetriou also receives annually 25,000 options to purchase Kraton stock. He currently holds 50,000 such options and he will receive an additional 25,000 such options on December 1, 2006. Mr. Demetriou’s annual compensation, both in terms of monetary remuneration and equity incentives, is the same as that of each other non-employee director of Kraton.

Mr. Demetriou currently is not an investor in any investment fund affiliated with TPG. However, as chief executive officer and director of a TPG portfolio company, from time to time he may be offered the opportunity to invest as a limited partner in TPG-sponsored funds. It is expected that any such opportunity would be on terms and conditions substantially similar to those offered to other senior officers and directors of TPG’s portfolio companies.

Material United States Federal Income Tax Consequences

The following is a discussion of certain material U.S. federal income tax consequences of the merger to holders of our common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons, as defined under Section 7701(a)(30) of the Code (“U.S. persons”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, holders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or holders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, this discussion does not address any tax considerations under state, local or foreign tax laws, or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. The U.S. federal income tax consequences set forth below are not intended to constitute a complete description of all tax consequences relating to the merger. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the U.S. holder’s adjusted tax basis in such common stock.

If the holding period in our common stock surrendered in the merger (or pursuant to the exercise of dissenters’ rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, cash received in the merger (or pursuant to the exercise of dissenters’ rights) by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 28%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by a non-U.S. holder will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our common stock (which includes for purposes of this bullet point the stock of our predecessor entity) at any time during the five-year period preceding the merger, and we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of a five-year period preceding the merger or the period that the non-U.S. holder held our common stock.

A non-U.S. holder described in the first bullet point immediately above will be taxed on a net income basis on the net gain derived from the merger and in the same manner as if it were a U.S. person, and, if a non-U.S. holder is a foreign corporation, it may be subject, in addition, to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will generally be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States under the Code.

Since January 1, 2004 we have not been a “United States real property holding corporation” for U.S. federal income tax purposes and do not anticipate becoming one in the future. If you owned more than 5% of our common stock at any time during the five-year period preceding the merger and owned any of our common stock at any time prior to January 1, 2004, please consult your tax advisor to determine the U.S. federal income tax consequences of the merger.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger (or pursuant to the exercise of dissenters’ rights), unless a beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such beneficial owner is a U.S. person) or such beneficial owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

The Hart-Scott-Rodino Act and related rules provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On September 1, 2006, the Company and TPG Partners V, L.P. each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested an early termination of the waiting period. On September 19, 2006, the Federal Trade Commission granted early termination of the waiting period initiated by these filings.

The European Community merger control laws require that transactions, such as the merger which is required to be notified to the European Commission, must not be implemented until certain information has been submitted to the European Commission and the merger has been subsequently approved. In particular, Counsel Regulation (EC) No. 139/2004 of January 2004 requires notification to, and approval by, the European Commission of mergers or acquisitions involving parties with combined aggregate worldwide sales and individual European Union sales exceeding specified thresholds before these mergers or acquisitions are implemented. TPG and Aleris caused the filing of the required information with the European Commission on September 1, 2006, and the European Commission cleared the transaction on October 6, 2006.

Under the merger agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to do all things necessary, proper or advisable under applicable laws and regulations to complete the merger, including making any required submission with any governmental entity with respect to the merger and to supply information and material that may be requested by any governmental entity. In the event that any action, suit, proceeding or investigation relating to the merger agreement or the transactions contemplated thereby is commenced, the Company, Parent and Merger Sub agreed to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto and to cause to any order, injunction or decree preventing the merger to be vacated or lifted.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the Council Regulation (EC) No. 139/2004 and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation

On or about August 10, 2006, a putative class action lawsuit, entitled Kahn v. Demetriou, et al., Case No. 2335-N, was filed against the Company and its directors in the Court of Chancery of the State of Delaware, New Castle County. The plaintiff filed an amended complaint on October 6, 2006. The amended complaint purports to be brought on behalf of all the Company’s stockholders (excluding the defendants and their affiliates). The amended complaint alleges that the Company’s directors violated their fiduciary obligations to the Company’s stockholders in approving the merger agreement. In that connection, the amended complaint alleges that (i) the merger consideration is inadequate; (ii) the announcement of the proposed transaction was timed to cap the market price of the Company’s common stock prior to the August 8, 2006 announcement of record financial results for the second quarter that exceeded analysts’ expectations and exceeded the Company’s prior guidance to analysts; (iii) the directors failed to “shop” the Company because the proposed transaction is not the result of a pre-signing auction process or reliable market check; (iv) the go-shop provision is inadequate and unfairly limits the pool of potential merger candidates to certain strategic bidders and specifically excludes financial buyers; and (v) the termination fee and no-solicitation provisions of the merger agreement will hinder and deter other potential acquirers from seeking to acquire the Company on better terms than the proposed merger. The amended complaint also alleges that the preliminary proxy statement filed on September 8, 2006 was inadequate and misleading because it failed to make a number of disclosures related to the proposed transaction, including the fact that although Alcoa, Inc.’s share price declined after it announced record financial results, the preliminary proxy statement does not disclose that those financial results were below analysts’ expectations. The amended complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the completion of the proposed transaction, unspecified compensatory damages, and attorneys’ fees and expenses. Following discussions and negotiations, the parties reached an agreement in principle to settle the lawsuit. The proposed settlement is subject to, among other things, court approval following notice to the class and a hearing, and contemplates that Aleris will pay up to $350,000 in attorneys’ fees and expenses to plaintiffs’ counsel.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement because it, and not this document, is the legal document that governs the merger. The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms.

The Merger; Effective Time; Marketing Period

The merger agreement provides for the merger of Merger Sub with and into Aleris upon the terms, and subject to the conditions, of the merger agreement. Aleris will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Parent. Following completion of the merger, the Company’s common stock will be delisted from the New York Stock Exchange, deregistered under the Securities Exchange Act of 1934, and no longer publicly traded. The Company will be a privately held corporation and the Company’s current stockholders, other than any persons who may be permitted to invest in the surviving corporation (or Parent) and who chose to so invest, will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). So long as the marketing period has expired, the closing date will occur as promptly as practicable but in no event later than the second business day after all conditions to the merger set forth in the merger agreement have been satisfied or waived (or on such other date as Parent and the Company may mutually agree). In the event that all conditions have been satisfied but the marketing period has not expired, the parties are not required to effect the closing until the earlier of:

•	a date during the marketing period specified by Parent on no less than three business days’ notice to the Company; and

•	the final day of the marketing period.

The marketing period is defined in the merger agreement as the first period of 60 consecutive calendar days after the initiation date throughout and at the end of which (1) Parent and its financing sources have the financial information that the Company is required to provide pursuant to the merger agreement to complete the debt financing for the merger and (2) the conditions to the obligations of Parent and Merger Sub to complete the merger are satisfied or would be satisfied if the closing were then scheduled to occur. Also, the marketing period will end on any earlier date that the debt financing contemplated by the merger agreement has been completed. However, the periods of November 22-24, 2006 and December 15-31, 2006 will not be counted or taken into account for purposes of calculating the period of 60 consecutive calendar days.

The initiation date is the latest of (1) the date this proxy statement is mailed to the Company’s stockholders, (2) the date that Parent and its financing sources have received certain financial information from the Company and (3) the later of November 10, 2006 and the business day after the date of the filing of the Company’s Form 10-Q for the quarter ended September 30, 2006.

In addition:

•	if the marketing period, determined as described above, would otherwise end after January 31, 2007, and:

•	on or before March 1, 2007 (if the Company is a “large accelerated filer”), the marketing period will be 45 consecutive calendar days and commence on the later of March 2, 2007 and the business day after the date the Company files with the Securities and Exchange Commission its annual report on Form 10-K for the fiscal year ended December 31, 2006; or

•	on or before March 16, 2007 (if the Company is an “accelerated filer”), the marketing period will be 45 consecutive calendar days and commence on the later of March 17, 2007 and the business day after the date the Company files with the Securities and Exchange Commission its annual report on Form 10-K for the fiscal year ended December 31, 2006; or

•	if the marketing period, determined as described above, would otherwise end between May 1, 2007 and May 10, 2007, then the marketing period will be 45 consecutive calendar days and commence on the later of May 11, 2007 and the business day after the date the Company files with the Securities and Exchange Commission its quarterly report on Form 10-Q for the quarter ended March 31, 2007.

In any such event, the other criteria for the marketing period specified in the merger agreement and summarized above will continue to apply.

Throughout this period, Parent has agreed to use reasonable best efforts to arrange the debt financing on the terms described in the debt financing commitments and to satisfy on a timely basis the conditions to obtaining the financing set forth in such commitments (subject to Parent’s right to replace or amend the commitments under specified circumstances), and in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in such commitments, to use its reasonable best efforts to arrange alternative financing on terms not materially less beneficial to Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to complete the transactions contemplated by the merger agreement.

Merger Consideration

Each share of Aleris common stock issued and outstanding immediately prior to the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $52.50 in cash, without interest and less any required withholding taxes, other than:

•	shares owned by Parent, Merger Sub or any subsidiary of Parent or the Company;

•	shares held in the treasury of the Company; and

•	shares held by holders who have properly exercised their appraisal rights, and have not effectively withdrawn or lost such appraisal rights.

After the merger is effective, each holder of a certificate representing any shares of Aleris common stock (other than shares for which appraisal rights have been properly exercised) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Treatment of Options and Other Awards

Immediately prior to the completion of the merger, each option to purchase shares of Company stock granted under any Company plan that is outstanding and remains unexercised, whether or not the option is vested or exercisable, will be canceled, and the holder of each such stock option that has an exercise price of less than $52.50 will be entitled to receive upon completion of the merger, a cash payment, equal to the product of (1) the number of shares of our common stock previously subject to the option; and (2) the excess, if any, of $52.50 over the exercise price per share of common stock subject to such option, less applicable withholding taxes.

In addition, each share of Company stock subject to vesting or other restrictions pursuant to a Company plan, will, immediately prior to the completion of the merger, vest and become free of restrictions. All holders of such restricted stock will be entitled to participate in the merger as other stockholders, receiving $52.50 for each share of restricted stock, less any required withholding taxes.

Except with respect to those performance unit and acquisition unit awards described below, each other award of a right under any Company plan entitling the holder thereof to restricted shares, shares or cash equal to or based on the value of shares of Company common stock, which we refer to collectively as stock units, that is outstanding as of the completion of the merger (whether vested or unvested) will be canceled by the Company and the holder thereof will be entitled to receive, at the completion of the merger, or as soon as practicable thereafter, in consideration for such cancellation, an amount in cash equal to the product of (1) the number of shares previously subject to such stock unit and (2) the excess, if any, of $52.50 over the exercise price per share, if any, previously subject to such stock unit, less any required withholding taxes.

Certain employees of the Company hold performance unit awards which were, when granted, intended to be payable in shares and vest in two parts, based on the attainment of certain performance goals. One-half of the performance unit award would vest upon the attainment of return on capital employed targets, and one-half would vest based on certain merger synergy targets stemming from the merger of IMCO Recycling Inc. and Commonwealth Industries, Inc. (these performance unit awards were previously described in “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” as the “ROCE-Vested Units” and “Synergy-Vested Units”, respectively). In addition, certain employees hold acquisition incentive awards that consist of a cash component and performance unit component (previously described in “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” as the “Acquisition Units”) The merger agreement provides that the Synergy-Vested Units will remain outstanding and the Company will make payments, if any, pursuant to and in accordance with the terms of the agreement evidencing the grant of such awards, including any provisions with respect to forfeiture, accelerated payment of such stock unit awards in certain circumstances and the satisfaction of performance criteria. With respect to awards payable in shares under the applicable grant agreement, any payment to the grantee will consist of an amount in cash equal to the product of (1) the number of shares to which such grantee would have been entitled, if any, under the terms of the award and (2) $52.50, less any required withholding taxes. Also pursuant to the merger agreement, the ROCE-Vested Units and Acquisition Units will, in connection with the merger, become fully vested as of the later of either (a) January 15, 2007 or (b) the business day immediately following the closing date of the merger, in either case as if all performance targets had been satisfied with respect to such awards. Within ten days of such later date, the Company will pay to the grantee an amount in cash equal to the sum of (1) the product of (x) the number of shares to which such grantee would have been entitled under the terms of the applicable ROCE-Vested Unit or Acquisition Unit award and (y) $52.50, and (2) the cash portion of such grantee’s Acquisition Unit award, if any, under the applicable agreement, less any required withholding taxes.

All account balances under the Company’s deferred compensation plan and retirement benefit restoration plan will be paid out in cash to participants therein by the Company upon consummation of the merger, or as soon as practicable thereafter, less any required withholding taxes.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, in trust an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with a bank or trust company (the “paying agent”) reasonably acceptable to us. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

Neither Parent nor the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for six months after the effective time of the merger, will be delivered to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the end of the six-month period may only look to Parent or the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed prior to one year after the effective date of the merger (or an earlier date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled to the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specific date, may be subject to contractual standards of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties (1) have been qualified by disclosures made to the other parties in connection with the merger agreement, (2) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other parties after termination of the merger agreement, and (3) at closing, must only be true and correct subject to the standards contained in the merger agreement, which may differ from what may be viewed as material by stockholders. Certain representations and warranties were made only as of the date of the merger agreement or such other date as is specified in the merger agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Our representations and warranties in the merger agreement relate to, among other things:

•	the organization and qualification of the Company and our subsidiaries;

•	capitalization of the Company and our subsidiaries;

•	authority of the Company to enter into the merger agreement, including the necessary board action;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement, and the absence of violations of law in connection with the transactions contemplated by the merger agreement;

•	periodic reports filed with the SEC and financial statements of the Company and the absence of undisclosed liabilities;

•	the absence of a “material adverse effect” and certain other changes since December 31, 2005;

•	this proxy statement and other filings with the SEC;

•	brokers and certain expenses;

•	employee and labor matters and matters relating to our and our subsidiaries’ employee benefit plans;

•	litigation;

•	tax matters;

•	compliance with law and the absence of default under the Company’s contracts;

•	environmental matters;

•	intellectual property;

•	real property;

•	material contracts;

•	insurance;

•	questionable payments;

•	related party transactions;

•	opinion of the Company’s financial advisor;

•	required vote of the holders of the Company’s stock;

•	the inapplicability of any rights agreement or state takeover statutes;

•	the Corus acquisition; and

•	our making no representations and warranties except for the representations and warranties contained in the merger agreement.

For purposes of the merger agreement, “material adverse effect” means a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and our subsidiaries taken as a whole or the ability of the Company to timely complete the transactions contemplated by the merger agreement.

However, a “material adverse effect” will not be deemed to include effects to the extent resulting from:

•	changes in general economic conditions, unless such changes have a disproportionate effect on the Company and our subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which we or our subsidiaries operate;

•	general changes or developments in the industries in which the Company or our subsidiaries operate, unless such changes have a disproportionate effect on the Company and our subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which we or our subsidiaries operate;

•	changes in securities markets generally;

•	any act of war or terrorism, except any such act that causes any damage or destruction to or renders unusable any facility or property of the Company or any of our subsidiaries;

•	changes, after the date of the merger agreement, in generally accepted accounting principles or interpretations thereof, unless such changes have a disproportionate effect on the Company and our subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which we or our subsidiaries operate;

•	changes, after the date of the merger agreement, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental entities, unless such changes have a disproportionate effect on the Company and our subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which we or our subsidiaries operate;

•	the announcement of the merger agreement and the transactions contemplated thereby; or

•	changes in the market price of the Company’s common stock.

You should be aware that these representations and warranties are made by the Company to Parent and Merger Sub, may be subject to important limitations and qualifications agreed to by Parent and Merger Sub, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. The Company is not currently aware of any specific undisclosed material facts that contradict the representations and warranties contained in the merger agreement. See “Where You Can Find Additional Information”.

The merger agreement also contains various representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	the organization and qualification of Parent and Merger Sub;

•	authority of Parent and Merger Sub to enter into the merger agreement, including the necessary corporate action;

•	this proxy statement and other filings with the SEC;

•	consents and approvals that need to be obtained in connection with the transactions contemplated by the merger agreement, and the absence of violations of law in connection with the transactions contemplated by the merger agreement;

•	financing of the transaction, including debt and equity financing commitments from financing sources;

•	parent and Merger Sub being formed solely to engage transactions contemplated by the merger agreement;

•	brokers and certain expenses;

•	litigation;

•	lack of ownership of Aleris common stock; and

•	their making no other representations and warranties except for the representations and warranties contained in the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and unless Parent gives its prior written consent, between August 7, 2006, and the completion of the merger:

•	we and our subsidiaries will conduct business in the ordinary and usual course of business consistent with past practice; and

•	we and our subsidiaries will use our reasonable best efforts to preserve intact our business organization and to preserve the goodwill of and maintain present relationships with customers, suppliers and other persons with which we have significant business relationships.

We have also agreed that between August 7, 2006 and the completion of the merger, subject to certain exceptions or unless Parent gives its prior written consent, we and our subsidiaries will not:

•	issue, sell, grant options or rights to purchase, pledge, or authorize or propose to issue, sell, grant options or rights to purchase or pledge, any of our or our subsidiaries’ equity interests, or any rights or other securities convertible into or exercisable or exchangeable for such equity interest, except for the issuance of Aleris common stock upon the exercise of options or in connection with other stock-based awards outstanding as of August 7, 2006;

•	acquire, redeem or amend any of our or our subsidiaries’ equity interests, or any rights or other securities convertible into or exercisable or exchangeable for such equity interests;

•	split, combine or reclassify our capital stock or declare, set aside, make or pay any dividend or distribution on shares of our capital stock, except for cash dividends paid to us or our wholly-owned subsidiaries by one of our wholly-owned subsidiaries with regard to its capital stock;

•	except for purchases or sales of inventory made in the ordinary course of business consistent with past practice:

•	acquire any business, assets or securities involving the payment of $10,000,000 or more; or

•	sell, lease, encumber or dispose of assets or securities for $10,000,000 or more;

•	other than in the ordinary course of business consistent with past practice, enter into, amend or relinquish any rights under any material contract;

•	other than in the ordinary course of business consistent with past practice, incur, repay or prepay any indebtedness for borrowed money, or amend or materially modify or refinance any existing indebtedness, or assume or guarantee the obligations of any person, or make any loans or advances to, or investments in, any other person (other than one of our wholly-owned subsidiaries);

•	change any of our accounting methods, principles or practices, except as required by generally accepted accounting principles;

•	make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability, other than in the ordinary course of business consistent with past practice;

•	terminate any officer or director other than termination for cause;

•	propose or adopt any amendments to our certificate of incorporation or bylaws or the certificates of incorporation, bylaws or other similar governing documents of our subsidiaries;

•	except to the extent required by any employee benefit plan or contract in accordance with their terms in effect on August 7, 2006 (provided that any stock-related grants pursuant to such employee benefit plan or contract are not for more than 2,450 shares of Aleris common stock for all such employee benefit plans or contracts), agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses;

•	forgive any loans to employees, officers or directors;

•	enter into, amend, terminate or renew any employment, severance, consulting or salary continuation agreements with or for the benefit of any employees (other than new hires where annual base salary does not exceed $150,000 for employees in North America, or $175,000 for employees outside of North America), officers or directors, or grant increases in the compensation or benefits to officers and directors other than annual merit salary or bonus increases consistent with past practice or as required by any contract in effect as of August 7, 2006;

•	subject to our and our subsidiaries’ plans, agreements and contracts, make any contributions of cash or other property to fund or secure payment of compensation or benefits under our employee benefit plans or agreements;

•	make or authorize any capital expenditure or expenditures that are not included in the capital expenditure plans we previously made available to Parent;

•	enter into any new line of business outside of our existing business segments;

•	enter into, amend in any material respect, or extend any collective bargaining or other labor agreement (other than with respect to automatic extensions as provided in the agreement);

•	adopt, materially amend or terminate any bonus, severance, insurance, pension or other employee benefit plan or arrangement;

•	settle any material claim or proceeding or investigation or pay or agree to satisfy any claim or liability or obligation other than (1) in the ordinary course consistent with past practice and (2) the payment or satisfaction of liabilities reflected or reserved against in full in our financial statements as at December 31, 2005;

•	convene any regular or special meeting of our stockholders other than the meeting to obtain the required stockholder vote to approve the merger;

•	enter into any agreement or arrangement for the voting or registration of our or our subsidiaries’ equity securities;

•	fail to manage accounts payable or accounts receivable in a manner that is consistent with past practice;

•	fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to our and our subsidiaries’ assets, operations and activities as was in effect on August 7, 2006;

•	take any action to that would make anti-takeover laws or regulations inapplicable or make third parties exempt from such laws or regulations; or

•	authorize, commit or agree to take any of the foregoing actions.

Despite the restrictions set forth above, we are permitted to take the actions disclosed in the disclosure letter, dated August 7, 2006, which relate to the integration of Aleris and the business acquired in connection with the Corus acquisition.

Solicitation

We have agreed that we, our subsidiaries and our respective officers, directors and employees will not, and will use our best efforts to ensure our and our subsidiaries’ representatives will not, directly or indirectly:

•	encourage, solicit, initiate or participate in any discussions or negotiations with respect to any acquisition proposal; or

•	provide information or access to our or our subsidiaries’ properties, books or records, or otherwise take actions to assist or facilitate any person in respect of, or that reasonably could be expected to lead to, an acquisition proposal.

We also agreed as of August 7, 2006 to immediately cease any existing solicitation, encouragement, discussion or negotiation conducted by us or our subsidiaries or representatives with respect to an acquisition proposal.

An “acquisition proposal” is any offer or proposal, or indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or business of, Aleris and its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the merger pursuant to the merger agreement described in this proxy statement.

Notwithstanding the restrictions on solicitation, and subject to the relevant person signing a confidentiality agreement that is substantially similar to the confidentiality agreement in place between us and TPG on August 7, 2006 (except for such changes specifically necessary in order for us and our subsidiaries to be able to comply with our obligations under the merger agreement), from August 7, 2006, until 12:01 a.m. (Eastern time) on September 7, 2006, we and our representatives were permitted to, directly or indirectly:

•	solicit, initiate or encourage the submission of an acquisition proposal from any person who, directly or indirectly through a controlled entity, manufactures or fabricates metals and is not a discretionary private equity fund or other discretionary investment vehicle (a “strategic bidder”); and

•	participate in discussions or negotiations regarding, and provide access to our properties, books and records and provide confidential information or data to any person with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a bona fide acquisition proposal from any strategic bidder.

If (1) our board of directors determines in good faith (after consultation with our outside counsel and financial advisor) that an acquisition proposal constitutes, or would reasonably be likely to constitute, a superior proposal, (2) our board of directors determines in good faith, after consultation with outside counsel, that the following action is required for them to comply with their fiduciary duties under applicable law and (3) we provide Parent at least three business days’ prior written notice of our intent to take the following action:

•	until the stockholder vote required to approve and adopt the merger agreement, we may, in response to an unsolicited bona fide acquisition proposal that does not result from a breach of the restrictions on our solicitation of transactions described above, provide access to our properties, books and records and provide confidential information or data in response to a request from a person making the unsolicited acquisition proposal and/or enter into discussions or negotiations with such person; or

•	in the case of a bona fide solicited acquisition proposal from a strategic bidder permitted between August 7, 2006 and September 7, 2006, we may continue to provide access to our properties, books and records and provide confidential information or data to or continue any such discussions or negotiations after 12:01 a.m. (Eastern time) on September 7, 2006, with, any person that has made such a bona fide acquisition proposal.

A “superior proposal” is any bona fide offer or proposal, or indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 50% of the assets of, equity interest in, or business of, Aleris and its subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, other than the merger pursuant to the merger agreement described in this proxy statement, that is made in writing and is on terms that our board of directors has determined in its good faith judgment (after consultation with our outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of the proposal), regulatory and other aspects of the proposal), are more favorable to our stockholders from a financial point of view than the merger agreement described in this proxy statement and is reasonably likely to be completed, if accepted.

We have also agreed to provide to Parent any non-public information concerning Aleris or any of our subsidiaries not previously provided to Parent that we provide to any person or its representatives pursuant to an acquisition proposal as described above.

In addition, we have agreed, except with respect to strategic bidders prior to September 7, 2006:

•	to promptly notify Parent (and in any event within 48 hours), orally and in writing, if information is requested or if discussions related to an acquisition proposal are sought;

•	to promptly communicate to Parent (and in any event within 48 hours) the identity of the person or group making an information request or an acquisition proposal and any other terms of the request or acquisition proposal, including copies of any written communications received by us; and

•	to keep Parent currently informed of the status of any discussions or negotiations, and to provide Parent a copy of all written materials provided to or by us or our subsidiaries related to any inquiries or acquisition proposals.

Prior to September 7, 2006, with respect to any acquisition proposal received by the Company from a strategic bidder, we are only required to promptly notify Parent (and in any event within 48 hours), orally and in writing, of an acquisition proposal received from such strategic bidder, including the identity of such strategic bidder, the material terms of such acquisition proposal and copies of any written communication received from such strategic bidder.

Our board of directors will only be permitted to withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation of the merger if, in connection with a bona fide acquisition proposal:

•	we have complied with the solicitation restrictions described above with respect to such acquisition proposal;

•	our board of directors determines in its good faith judgment, after consultation with outside legal counsel, that such action is required for our board of directors to comply with their fiduciary duties under applicable law;

•	we provide Parent at least three business days written notice of our intent to take this action; and

•	our board of directors determines in its good faith judgment, after consultation with our outside legal counsel and financial advisor, that such acquisition proposal constitutes a superior proposal, including after taking into account any modifications proposed by Parent after receipt of our notice.

Except as described in the preceding paragraph, our board of directors may not:

•	withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its approval of the merger agreement or recommendation of the merger;

•	approve or recommend, or propose publicly to approve or recommend or resolve to approve or recommend, any acquisition proposal;

•	authorize or permit the Company to release any third party from any confidentiality or standstill agreement, or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to, any acquisition proposal under, any such agreements;

•	take any action to exempt any third party from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law, or any similar provision;

•	authorize or permit the Company to enter into any letter of intent or agreement related to an acquisition proposal; or

•	enter into any agreement requiring the Company to abandon, terminate or fail to complete the merger or breach its obligations under the merger agreement.

Our board of directors and we are permitted to take and disclose to our stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) of the Securities Exchange Act or from making any legally required disclosure to stockholders with regard to an acquisition proposal, except that any such disclosure will generally be deemed to be a change in recommendation by our board of directors unless our board of directors publicly reaffirms, at least two business days prior to the special meeting of our stockholders to vote on the merger, its recommendation in favor of the merger agreement and the merger.

Access to Information

We are obligated to provide to Parent, Merger Sub and their representatives reasonable access to our and our subsidiaries’ employees, plants, offices, warehouses and other facilities, as well as books, contracts, commitments, records and work papers. At the request of Parent, we will consult with Parent and Merger Sub about and keep them informed on a timely basis the status of negotiations, material discussions and proposed resolutions or settlements with any governmental entity with respect to any material environmental matters or with representatives of collective bargained employees and will consider in good faith suggestions made by Parent or Merger Sub in connection therewith. We will permit Parent and Merger Sub to make reasonable inspections, furnish financial and operating data with respect to our and our subsidiaries’ business, properties and personnel and provide copies of each documents filed or received by us or our subsidiaries pursuant to the securities laws. We have also agreed to take reasonable actions as may be requested by Parent to the extent such actions are necessary to minimize or eliminate German real property transfer taxes that would otherwise arise as a result of the merger unless such action would cause us to incur a significant cost or liability until all conditions to the merger have been satisfied or waived.

Stockholder Approval

The merger agreement requires us to, as promptly as practicable, call and hold a special meeting of our stockholders to obtain the required vote to approve the merger. We have agreed to use our reasonable best efforts to cause the special meeting to occur as soon as reasonably practicable and that, subject to the provisions described under “—Solicitation” above, our board of directors will use its reasonable best efforts to obtain the stockholder vote in favor of the approval and adoption of the merger agreement. We have also agreed to submit the merger agreement to our stockholders at the special meeting even if our board of directors has withdrawn or modified their recommendation of the merger agreement, as long as the merger agreement has not been validly terminated.

Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations to complete the transactions contemplated by the merger agreement, including making filings with any governmental entity (including under the Hart-Scott-Rodino Act) for which Parent or we determine should be made. Parent and we have also agreed to supply as promptly as reasonably practicable any additional information that may be requested by any governmental entity and use our reasonable best efforts to take all necessary, proper or advisable actions to cause the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Act. In addition, each party has agreed to cooperate and use reasonable best efforts to defend vigorously against and respond to any action, suit or proceeding related to the merger agreement and to cause any order, injunction or decree preventing the merger to be vacated or lifted. We will cooperate with Parent and Merger Sub to determine whether any other filings or consents are required in connection with the completion of the transactions contemplated by the merger agreement, and will promptly make such filings or obtain such consents.

Without the prior written consent of Parent (which will not be unreasonably withheld or delayed), we and our subsidiaries are prohibited from paying or committing to pay to any person whose approval or consent (other than a governmental entity) with respect to the merger is being solicited any cash or other consideration or from making any commitment to incur any liability or other obligation. Parent and Merger Sub are not required to pay or commit to pay to any person whose approval or consent (other than a governmental entity) with respect to the merger is being solicited any cash or other consideration or from making any commitment to incur any liability or other obligation.

Indemnification and Insurance

Parent and Merger Sub have agreed that all rights to indemnification existing in favor of our and our subsidiaries’ current or former directors, officers and employees in the certificates of incorporation, bylaws or other organizational documents as in effect as of August 7, 2006, with respect to matters occurring before the merger, will survive the merger and continue in full force and effect for a period of not less than six years unless otherwise required by law.

We have agreed to purchase prior to the merger, and Parent has agreed that the surviving corporation will maintain, tail policies to our current directors’ and officers’ liability insurance policies maintained as of August 7, 2006, by us and our subsidiaries, and that the tail policies:

•	will not have total premiums greater than 400% of the annual amount we currently pay to maintain the existing policies;

•	will be effective from the time of the merger and for six years thereafter with respect to claims arising from facts or events that existed or occurred before the merger; and

•	will contain coverage that is at least as protective to the persons covered by our existing policies.

If equivalent coverage cannot be obtained or can be obtained only by paying total premiums greater than 400% of the annual amount we currently pay to maintain our existing policies, we will only be required to obtain (and the surviving corporation will only be required to maintain) as much coverage as can be obtained by paying total premiums equal to 400% of the current annual premiums.

If any claim, action or investigation is made against any of the indemnified persons covered by the provisions described in the preceding paragraphs on or prior to six years after the merger, the provisions will continue in effect until the final disposition of such claim, action or investigation. In addition, proper provisions will be made so that the successors and assigns of the surviving corporation or Parent will succeed to any such indemnification and insurance obligations.

Employee Matters

Except as set forth below, prior to the merger we and our subsidiaries will, and from and after the merger, Parent and the surviving corporation will, honor, in accordance with their terms, all of our existing employment and severance agreements, plans, policies and arrangements with our and our subsidiaries’ officers, directors and employees.

For one year following the merger, the surviving corporation and its subsidiaries will maintain with respect to each employee of the Company at the time of the merger other than those individuals covered by a collective bargaining agreement (“current employees”) (other than current employees who have entered into or will enter into an individual employment agreement with us) compensation and benefits provided under our employee benefit plans that are in the aggregate no less favorable than the compensation and benefits maintained for and provided to current employees immediately prior to the merger (excluding, for this purpose, equity-based compensation). The foregoing does not limit the right of Parent, the surviving corporation or any of their subsidiaries to terminate the employment of any current employee or to take actions that are necessary in order to comply with applicable law.

Parent and the surviving corporation will cause service rendered by current employees prior to the merger to be taken into account for vesting and eligibility (but not for accrual purposes, except for vacation and severance) under employee benefit plans of Parent, the surviving corporation and its subsidiaries, to the same extent as such service was taken into account under the corresponding employee benefit plans of the Company and our subsidiaries immediately prior to the merger. Current employees will not be subject to any pre-existing condition or eligibility limitations under any welfare plan of Parent, the surviving corporation or its subsidiaries for any condition for which they would have been entitled to coverage under the corresponding employee benefit plan of the Company in which they participated prior to the merger. Parent and the surviving corporation will give current employees credit under the plans for co-payments made and deductibles and maximum out-of-pocket limitations satisfied prior to the merger.

We have agreed that no later than five business days prior to its distribution, we will provide Parent and Merger Sub with a copy of any communication intended to be made to any of our employees relating to the merger, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions to such communication.

Takeover Laws

We have agreed that, upon the request of Parent or Merger Sub, we will take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the merger or any other transactions contemplated by the merger agreement of Section 203 of the Delaware General Corporation Law and any other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover laws or regulations.

Proxy Statement; Other Filings

We agreed to prepare and file this proxy statement with the Securities and Exchange Commission as soon as practicable, subject to the prior review and approval of Parent (such approval not to be unreasonably withheld).

Parent and we agreed to prepare and file with the Securities and Exchange Commission, as soon as practicable, all other documents required to be filed in connection with the merger pursuant to the Securities Exchange Act of 1934 (the “other filings”).

Parent and we each agreed:

•	to obtain and furnish information relating to itself and its affiliates required to be included in this proxy statement and all other filings;

•	to use reasonable best efforts to respond as promptly as practicable to any comments received by the Securities and Exchange Commission with respect to this proxy statement and all other filings; and

•	to notify the other party upon the receipt of any comments from the Securities and Exchange Commission or its staff or any request for amendments or supplements to this proxy statement or any other filings; and to provide the other party with copies of all correspondence between it and the Securities and Exchange Commission or its staff relating to this proxy statement or any other filings.

We also agreed to cause this proxy statement to be mailed to our stockholders at the earliest practicable date.

If at any time prior to the special meeting of stockholders to vote on the merger, Parent, Merger Sub or we discover any information in this proxy statement or in any other filings that should be set forth in an amendment so that this proxy statement or the other filings will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements herein or therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information is required to promptly notify the other party, and an appropriate amendment or supplement describing such information must be filed with the Securities and Exchange Commission and, to the extent required by law, disseminated to our stockholders. Prior to filing or mailing this proxy statement or filing any other filings or responding to any comments of the Securities and Exchange Commission with respect hereto or thereto, the party responsible for filing or mailing such document is required to provide the other parties an opportunity to review and comment on such document or response and must include in such document or response comments reasonably proposed by the other parties.

Subject to the provisions of Section 5.02 of the merger agreement (discussed above under “—Solicitation”), we are required to include in this proxy statement the recommendation of our board of directors of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Our board of directors is required to use its reasonable best efforts to solicit the approval of the merger by our stockholders.

Notification of Certain Matters

We are required to give prompt notice to Parent, and Parent is required to give prompt notice to us, of the occurrence or non-occurrence of any event, that is likely:

•	to cause any representation or warranty of that party contained in the merger agreement to be untrue or inaccurate in any material respect if made as of any time prior to the merger; or

•	to result in any material failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the merger agreement.

Financing

Prior to the merger, we will, and will cause our subsidiaries and representatives to, use reasonable best efforts to provide Parent and Merger Sub with all cooperation requested by Parent that is necessary, proper or advisable in connection with Parent’s debt financing commitment letters and the transactions contemplated by the merger agreement, including:

•	participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the debt financing;

•	as promptly as practical, furnishing Parent and its sources of debt financing with financial and other information regarding us and our subsidiaries that is reasonably requested by Parent, including:

•	financial statements, pro forma financial information, financial data and other information (1) of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933 and (2) of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act of 1933 for a public offering to complete the offering of debt securities contemplated by the debt financing commitments (assuming that such offering were completed at the same time during our fiscal year as the offering of debt securities contemplated by the debt financing commitments) and (3) such information that would be necessary in order to receive customary “comfort” from independent accountants in connection with the offering of debt securities contemplated by the debt financing commitments;

•	using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance that is reasonably requested by Parent;

•	using commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior the merger;

•	executing and delivering, as of the time of the merger, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents that are reasonably requested by Parent, and otherwise reasonably facilitating the pledging of collateral;

•	taking all actions necessary to (1) permit prospective lenders to evaluate our current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and (2) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing; and

•	taking all corporate actions necessary to permit the completion of the debt financing and to permit the proceeds from the debt financing, together with our and our subsidiaries’ cash, to be made available to us on the closing date to complete the merger.

We also consented to the use of our and our subsidiaries’ logos in connection with the debt financing.

Parent has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the debt financing commitment letters, including using reasonable best efforts to:

•	negotiate definitive agreements with respect to the terms and conditions contained in the debt financing commitment letters or on other terms acceptable to Parent; and

•	satisfy on a timely basis all conditions applicable to Parent in the definitive agreements relating to the debt financing that are within Parent’s control.

In the event any part of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitment letters, Parent has agreed to use reasonable best efforts to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to complete the merger.

Subsequent Filings

Prior to the merger, we are obligated to timely file with the Securities and Exchange Commission all forms, reports and documents we are required to file under the Securities Exchange Act of 1934 and to deliver to Parent copies of each such report filed with the Securities and Exchange Commission. As of their respective dates, none of the reports will contain any untrue statement of a material fact, omit to state a material fact that is required to be stated in the reports or omit to state a material fact that is necessary to make the statements the reports not misleading. Our audited consolidated financial statements and unaudited interim financial statements included in such reports will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (with exceptions to be indicated in the notes of such report). Our audited consolidated financial statements and unaudited interim financial statements will fairly present, in all material respects, our and our consolidated subsidiaries’ financial positions as at the dates of such reports, as well as the results of our operations and changes in financial position for the periods then ended.

Press Releases

We, Parent and Merger Sub have agreed that no public release or announcement concerning the merger will be issued by any party without Parent’s and our prior written consent (which consent will not be unreasonably withheld or delayed). If such release or announcement is required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body, the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of the issuance of the release or announcement.

Conditions to Consummation of the Merger

The obligations of Parent and the Company to effect the merger are subject to the satisfaction, at or prior to the merger, of the following conditions:

•	Stockholder Approval. The adoption of the merger agreement by our stockholders.

•	No Injunctions or Restraints; No Illegality.

•	No order, injunction or decree, issued by any court or agency of competent jurisdiction, or any other legal restraint or prohibition, preventing the merger or any other transaction contemplated by the merger agreement are in effect;

•	No statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity that prohibits or makes illegal completion of the merger or any other transaction contemplated by the merger agreement; and

•	No governmental entity has filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to restrain or otherwise prohibit the transactions contemplated by the merger agreement.

•	Governmental Consents and Regulatory Approvals. All filing and waiting periods applicable to the completion of the merger under the Hart-Scott-Rodino Act and the Council Regulation (EC) No. 139/2004, as amended, having expired or terminated, and all material consents and approvals of any governmental entity necessary for the completion of the merger having been obtained, including any material consents and approvals relating to antitrust, competition, trade or other regulatory matters.

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver by Parent, at or prior to the merger, of the following additional conditions:

•	Representations and Warranties.

•	Our representations and warranties set forth in the merger agreement (except for our representations and warranties outlined in the following three bullet points) must be true and correct in all respects, determined without regard to any materiality or material adverse effect qualifier, as of August 7, 2006, and the closing date of the merger, as though made as of such date, except such representations and warranties that expressly relate to an earlier date (in which case such representations and warranties must be true and correct on and as of such earlier date), and except such breaches of representations and warranties that have not had and would not be reasonably expected to have, individually and in the aggregate, a material adverse effect;

•	Our representations and warranties contained in the merger agreement regarding the organization and qualification of the Company and our subsidiaries, the authority of the Company to enter into the merger agreement, including the necessary corporate action, brokers and certain expenses and state takeover statutes being inapplicable must be true and correct in all material respects;

•	Our representations and warranties contained in the merger agreement regarding our capitalization must be true and correct in all respects except for insignificant deviations that are immaterial to Parent and Merger Sub;

•	Our representations and warranties contained in the merger agreement regarding the absence of a material adverse effect on the Company and our subsidiaries must be true and correct in all respects; and

•	Parent must receive a certificate from our Chief Executive Officer or Chief Financial Officer with respect to the accuracy of the representations and warranties expressed above.

•	Performance of Obligations of the Company. We must have performed in all material respects all obligations required of us to be performed under the merger agreement at or prior to the merger, and Parent must receive a certificate signed on our behalf by our Chief Executive Officer or the Chief Financial Officer to such effect.

•	Defeasance and/or Discharge.

•	We must have completed a legal defeasance, or discharge, with respect to our 9% Senior Notes due 2014, in accordance with the provisions of the indenture governing these notes and our obligations under these notes and the indenture must not have been reinstated under the indenture;

•	We must have completed a discharge with respect to our 10 3/8% Senior Secured Notes due 2010 in accordance with the provisions of the indenture governing the secured notes, our obligations under these notes and the related indenture must not have been reinstated under the indenture; and

•	As a result of such legal defeasance and discharge (1) all restrictions on liens in the indenture of the unsecured notes and the indenture of the secured notes must have terminated and (2) the secured notes must no longer be secured and Parent must have received satisfactory evidence of the release of all liens securing the secured notes.

In addition, Parent and Merger Sub are not obligated to complete the merger until the expiration of a marketing period to permit them to complete the debt financing for the merger, as described under “The Merger Agreement—The Merger; Effective Time; Marketing Period”.

Our obligation to effect the merger is subject to the satisfaction or our waiver, at or prior to the merger, of the following conditions:

•	Representations and Warranties.

•	The representations and warranties of Parent and Merger Sub set forth in the merger agreement must be true and correct in all respects, determined without regard to any materiality qualifier, as of August 7, 2006, and as of the closing date of the merger, as though made as of such date, except such representations and warranties that expressly relate to an earlier date (in which case such representations and warranties must be true and correct on and as of such earlier date), and except such breaches of representations and warranties that have not and would not reasonably be expected to have, individually and in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to complete the merger; and

•	We must receive a certificate signed on behalf of Parent by a duly authorized officer of Parent with respect to the representations and warranties expressed above.

•	Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the merger, and we must receive a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time (notwithstanding adoption of the merger by our stockholders) prior to the completion of the merger:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent if:

•	any court or other governmental entity has issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such order, decree, ruling or other action has become final and non-appealable, provided, that the party seeking to terminate the merger agreement for this reason must have used its reasonable best efforts to contest, appeal and remove the order, decree, ruling or action;

•	the merger has not been completed on or before June 30, 2007, unless the failure of the merger to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or comply with the covenants and agreements of such party set forth in the merger agreement; or

•	the requisite approval of our stockholders to approve the merger is not obtained at the special meeting of our stockholders or at any adjournment or postponement thereof at which a vote on such approval was taken;

•

by the Company, if we are not then in material breach of any of our covenants contained in the merger agreement, if Parent or Merger Sub has breached any of their covenants, agreements, representations or warranties in the merger agreement which breaches, either individually or in the aggregate, would result in, if occurring or continuing at the effective time of the merger, the failure of a condition of the Company to complete the merger, and which is not cured within the earlier of June 30, 2007 and 30 days following written notice to Parent or Merger Sub, or which by its nature or timing cannot be cured within such time period;

•	by Parent, if neither Parent nor Merger Sub is then in material breach of any of their respective covenants or agreements contained in the merger agreement, if we have breached any of our covenants, agreements, representations or warranties in the merger agreement (except the covenants and agreements concerning non-solicitation or seeking to obtain stockholder approval), which breaches, either individually or in the aggregate, would result in, if occurring or continuing at the effective time of the merger, the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger, and which is not cured within the earlier of June 30, 2007 and 30 days following written notice to us, or which by its nature or timing cannot be cured within such time period;

•	by Parent if:

•	our board of directors withdraws, modifies, qualifies or proposes publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation of the adoption of the merger by our stockholders;

•	we or our board of directors (or any committee thereof) have, or have publicly proposed to (1) approve, adopt or recommend any acquisition proposal or (2) approve or recommend, or allow the Company or any of our subsidiaries to enter into a definitive agreement for an acquisition proposal;

•	we have failed to include in this proxy statement our board of directors’ recommendation that stockholders adopt the merger agreement and approve the merger;

•	we have breached in any material respect any of our obligations or covenants relating to non-solicitation or obtaining stockholder approval; or

•	we have taken any action to exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law (or any similar provisions) or otherwise caused such restrictions not to apply; and

•	by the Company at any time prior to adoption of the merger agreement by our stockholders if, in connection with entering into an agreement with respect to an acquisition proposal:

•	the Company has complied with its non-solicitation covenants in all material respects with respect to the acquisition proposal;

•	our board of directors (1) has determined in good faith (after consultation with our outside counsel and financial advisor) that the acquisition proposal is a superior proposal and (2) has determined in good faith (after consultation with our outside counsel) that entering into the agreement for the acquisition proposal is required for our board of directors to comply with its fiduciary duties under applicable law;

•	we have provided Parent with at least three business days prior written notice of our intention to terminate the merger agreement which notice must specify the terms and conditions of the proposed agreement for the acquisition proposal and any change to such terms and conditions will require a new notice from the Company and commencement of a new three business day period;

•	after taking into account any amendments to the merger agreement proposed by Parent after Parent’s receipt of the notice referred to in the immediately preceding bullet, our board of directors has not changed its determination that the acquisition proposal is a superior proposal and that it is required by its fiduciary duties to enter into the agreement with respect to the acquisition proposal; and

•	we concurrently pay to Parent the termination fee described below under “—Fees and Expenses”.

Fees and Expenses

Payable by the Company

If either Parent terminates or we terminate the merger agreement because our stockholders failed to approve and adopt the merger agreement at the special meeting, we have agreed to pay to Parent an amount equal to Parent’s reasonably documented merger-related out-of-pocket-expenses, not to exceed $10 million.

We have agreed to pay to Parent a termination fee of $40 million (minus any reimbursement of expenses previously paid as described in the immediately preceding paragraph) as described below:

•	The termination fee (less any expenses already paid) is payable by the Company to Parent at the time of signing an agreement in respect of an acquisition proposal to acquire 50% or more of our stock or assets, or, if earlier, a transaction in respect of such an acquisition proposal is completed, if:

•	(1) either Parent terminates or we terminate the merger agreement because our stockholders failed to approve and adopt the merger agreement at the special meeting, and after the date of the merger agreement and prior to the special meeting of our stockholders to vote on the merger, there was a publicly disclosed acquisition proposal to acquire 50% or more of our stock or assets that has not been irrevocably withdrawn at the time of the special meeting and (2) within 12 months of termination of the merger agreement, we enter into an agreement in respect of an acquisition proposal or a transaction in respect of an acquisition proposal is completed;

•	(1) Parent terminates the merger agreement because of a breach by us under the merger agreement that was not cured, and after the date of the merger agreement and prior to the breach giving rise to Parent’s right to terminate the merger agreement, there was a publicly disclosed acquisition proposal to acquire 50% or more of our stock or assets or such an acquisition proposal was communicated to our senior management or to our board of directors and has not been irrevocably withdrawn prior to the breach and (2) within 12 months of termination of the merger agreement, we enter into an agreement in respect of an acquisition proposal or a transaction in respect of an acquisition proposal is completed; or

•	(1) either Parent terminates or we terminate the merger agreement because the merger has not been completed by June 30, 2007, and after the date of the merger agreement and prior to the termination of the merger agreement, there was a publicly proposed acquisition proposal to acquire 50% or more of our stock or assets or such an acquisition proposal was communicated to our senior management or to our board of directors and has not been irrevocably withdrawn prior to the termination of the merger agreement and (2) within 12 months of termination of the merger agreement, we enter into an agreement in respect of an acquisition proposal or a transaction in respect of an acquisition proposal is completed;

•	The termination fee is payable by the Company to Parent as promptly as practicable after termination of the merger agreement if Parent terminates the merger agreement because:

•	our board of directors has withdrawn, modified, qualified or proposed publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its recommendation of the adoption of the merger by our stockholders;

•	we or our board of directors (or any committee thereof) have, or have publicly proposed to (1) approve, adopt or recommend any acquisition proposal or (2) approve or recommend, or allow us or any of our subsidiaries to enter into, a definitive agreement for an acquisition proposal;

•	we have failed to include in this proxy statement our board of directors’ recommendation that our stockholders adopt the merger agreement and approve the merger;

•	we have breached in any material respect any of our obligations or covenants relating to non-solicitation or our obligations to seek to obtain stockholder approval; or

•	we have taken any action to exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on “business combinations” contained in Section 203 of the Delaware General Corporation Law (or any similar provisions) or otherwise caused such restrictions not to apply; and

•	The termination fee is payable by the Company to Parent simultaneously with termination of the merger agreement if we terminate the merger agreement to enter into an agreement for a superior proposal prior to approval of the merger agreement by our stockholders.

Payable by Parent or Merger Sub

Merger Sub has agreed to pay a $40 million termination fee to us if we terminate the merger agreement as a result of a breach by Parent or Merger Sub of their obligations to close the merger and satisfy their obligations for payment for our shares of common stock and Parent and Merger Sub fail to close and satisfy these obligations because of a failure to receive the debt financing contemplated by the debt financing commitments referred to in the merger agreement (or because of their refusal to accept financing on terms not materially less beneficial to Parent and Merger Sub) and Parent and Merger Sub are not otherwise in breach of the merger agreement such that the conditions of the Company’s obligations to complete the merger would not be satisfied. In these circumstances, the Company’s right to terminate the merger agreement and receive the termination fee from Merger Sub will be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, affiliates, stockholders, directors, officers, employees, members, managers, general or limited partners, assignees or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the merger agreement by Parent or Merger Sub and the failure of the merger to be completed.

Maximum Recovery

We have agreed that in no event will Parent, Merger Sub and their respective former, current and future direct or indirect equity holders, controlling persons, affiliates, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents be subject to liability in excess of $100 million in the aggregate for all losses and damages arising from or in connection with breaches by Parent or Merger Sub of their representations, warranties, covenants and agreements contained in the merger agreement.

Amendment, Extension and Waiver

Subject to applicable law, the merger agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption by our stockholders of the merger agreement but, after stockholder approval, no amendment may be made which decreases the merger consideration or which adversely affects the rights of our stockholders under the merger agreement without the approval of our stockholders.

At any time prior to the effective time of the merger, the Company, Parent and Merger Sub may:

•	extend the time for the performance of any of the obligations or other acts of any other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement by any other party or in any document, certificate or writing delivered pursuant to the merger agreement by any other party; and

•	waive compliance by any other party with any of the agreements or conditions contained in the merger agreement.

MARKET PRICE OF THE COMPANY’S STOCK

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “ARS”. The following table sets forth the high and low sales prices per share of our common stock on the NYSE for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended December 31, 2003
1st Quarter	$8.59	$5.00
2nd Quarter	$7.80	$5.45
3rd Quarter	$8.50	$6.15
4th Quarter	$10.15	$6.19

Fiscal Year Ended December 31, 2004
1st Quarter	$10.05	$8.21
2nd Quarter	$14.68	$8.53
3rd Quarter	$13.82	$9.02
4th Quarter	$17.40	$10.31

Fiscal Year Ended December 31, 2005
1st Quarter	$27.00	$14.30
2nd Quarter	$25.94	$16.75
3rd Quarter	$28.60	$20.41
4th Quarter	$35.70	$23.45

Fiscal Year Ending December 31, 2006
1st Quarter	$49.80	$31.61
2nd Quarter	$52.50	$35.37
3rd Quarter	$54.00	$38.72
4th Quarter (through November 8, 2006)	$51.69	$50.30

The closing sale price of our common stock on the NYSE on August 4, 2006, which was the last full trading day before our board of directors met to consider approval of the merger agreement, was $41.23 per share. On November 8, 2006, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on the NYSE was $51.47. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

As of November 8, 2006, the last trading day before the date of this proxy statement, there were 323 registered holders of Aleris common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 1, 2006, with regard to the beneficial ownership of common stock by (i) all persons known by us to be the beneficial owner of more than 5% of our outstanding common stock; (ii) each director; (iii) each “named executive officer”, as that term is defined in Item 402(a)(3) of SEC Regulation S-K; and (iv) all current executive officers and directors as a group.

Name of Beneficial Owner(1)	Number Of Shares	Shares Underlying Options Exercisable Within 60 Days	Total Beneficial Ownership	Percent of Class
Brahman Capital Corp.(2) 350 Madison Avenue New York, New York 10017	3,585,600	-0-	3,585,600	11.44%
OZ Management, LLC(3) 9 West 57th Street, 39th floor New York, New York 10019	2,005,064	-0-	2,005,064	6.40%
Steven J. Demetriou	161,136	191,300	352,436	1.12%
John E. Balkcom(4)	8,801	29,000	37,801	*
C. Frederick Fetterolf	26,852	-0-	26,852	*
John E. Grimes	9,943	20,000	29,943	*
Dale V. Kesler	7,580	16,000	23,580	*
Larry E. Kittelberger	28,142	-0-	28,142	*
Paul E. Lego	26,670	-0-	26,670	*
John E. Merow	21,427	24,450	45,877	*
Hugh G. Robinson	5,910	9,000	14,910	*
Michael D. Friday	46,721	41,667	88,388	*
John J. Wasz(5)	35,392	94,835	130,227	*
Christopher R. Clegg	33,705	26,067	59,772	*
Sean M. Stack	27,167	20,867	48,034	*
All Executive Officers and Directors as a group (15 persons, including current executive officers and directors)	454,946	506,053	960,999	3.02%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Includes shares of common stock held by spouses and minor children of such persons and corporations in which those persons hold a controlling interest.
(2)	Based solely on information reported in a Schedule 13D by Brahman Capital Corp., Brahman Management LLC, Peter A. Hochfelder, Robert J. Sobel and Mitchell A. Kuflik filed with the Securities and Exchange Commission on June 22, 2006.
(3)	Based solely on information reported in a Schedule 13D by OZ Management, L.L.C. and Daniel S. Och with the Securities and Exchange Commission on June 16, 2006.
(4)	Number of shares owned includes shares in Mr. Balkcom’s KEOGH account and shares held by spouse.
(5)	Number of shares owned includes shares in Mr. Wasz’s 401(k) retirement account.

RIGHTS OF APPRAISAL

Under Delaware law, holders of shares of Aleris common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of Aleris common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise these appraisal rights by strictly complying with the provisions of Section 262 of the Delaware General Corporation Law, or the DGCL.

The following summary of the provisions of DGCL Section 262 is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to the full text of DGCL Section 262, a copy of which is attached to this proxy statement as Annex C. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review DGCL Section 262 and are urged to consult a legal advisor.

All references in DGCL Section 262 and in this summary to a “stockholder” are to the record holder of shares of Aleris common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Aleris common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under DGCL Section 262, if a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of Aleris’s special meeting, Aleris, not less than twenty days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of DGCL Section 262. This proxy statement constitutes notice to the Aleris stockholders and the applicable statutory provisions of the DGCL are attached as Annex C to this proxy statement.

If you wish to exercise the right to demand appraisal under DGCL Section 262 of the DGCL, you must satisfy each of the following conditions:

•	You must deliver to Aleris a written demand for appraisal of your shares of Aleris common stock before the vote on the merger agreement at Aleris’s special meeting. This demand will be sufficient if it reasonably informs Aleris of your identity and that you intend by that writing to demand the appraisal of your shares of Aleris common stock. Voting against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will not alone constitute a written demand for appraisal within the meaning of DGCL Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

•	You must not vote your shares of Aleris common stock in favor of approval and adoption of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger agreement. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the approval and adoption of the merger agreement or mark your proxy card to indicate that you abstain from voting on the approval and adoption of the merger agreement.

•	You must continuously hold your shares of Aleris common stock from the date of making the demand through the completion of the merger. If you are the record holder of shares of Aleris common stock on the date the written demand for appraisal is made but you thereafter transfer those shares prior to the completion of the merger, you will lose any right to appraisal in respect of those shares.

Only a holder of record of shares of Aleris common stock is entitled to demand an exercise of appraisal rights for those shares registered in that holder’s name. Therefore, demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the share transfer records of Aleris.

If the shares of Aleris common stock are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares of Aleris common stock are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all of the owners of record. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record holder.

Stockholders who hold their shares of Aleris common stock in street name through brokerage accounts, banks or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers, banks or other nominees to determine appropriate procedures for making a demand for appraisal.

A stockholder who elects to exercise appraisal rights under DGCL Section 262 should mail or deliver a written demand for appraisal to:

Aleris International, Inc.

Corporate Secretary

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122-7392

Within ten days after the completion of the merger, Aleris must send a notice as to the completion of the merger to each of Aleris’s former stockholders who has made a written demand for appraisal in accordance with DGCL Section 262 and who has not voted to approve and adopt the merger agreement. At any time within 60 days after the completion of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of Aleris’s common stock. Within 120 days after the completion of the merger, but not after that date, either Aleris or any stockholder who has complied with the requirements of DGCL Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of Aleris common stock held by all stockholders demanding appraisal of their shares. Aleris is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Aleris will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in DGCL Section 262. Since Aleris has no obligation to file a petition, the failure of affected stockholders to do so within the period specified could nullify any previous written demand for appraisal.

Within 120 days after the completion of the merger, any stockholder who complies with the provisions of DGCL Section 262 to that point in time will be entitled to receive from Aleris, upon written request, a statement setting forth the aggregate number of shares of Aleris common stock not voted in favor of the approval and adoption of the merger agreement and with respect to which Aleris received demands for appraisal and the aggregate number of holders of those shares. Aleris must mail this statement to the stockholder by the later of ten days after receipt of the request and ten days after expiration of the period for delivery of demands for appraisal under DGCL Section 262. As used in this paragraph and throughout the remainder of this section, references to Aleris mean the corporation that survives the merger.

A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Aleris. Aleris must, within 20 days, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Aleris common stock and who have not reached agreements with it as to the value of their shares. After notice to stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Aleris common stock and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining which stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of Aleris common stock. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys’ or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under DGCL Section 262 could be more than, the same as, or less than the value of the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under DGCL Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company”.

DGCL Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed DGCL Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”. Any stockholder who has duly demanded an appraisal in compliance with DGCL Section 262 will not, after the completion of the merger, be entitled to vote the shares of Aleris common stock subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares of Aleris common stock as of a record date prior to the completion of the merger.

Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to Aleris a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of Aleris and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If Aleris does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration. Failure to strictly follow the steps required by DGCL Section 262 for perfecting appraisal rights may result in the loss of appraisal rights, in which event dissenting Aleris stockholders will be entitled to receive the consideration with respect to their dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of DGCL Section 262, if you are considering exercising your appraisal rights under the DGCL, you are urged to consult your own legal advisor.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless Aleris has received contrary instructions from one or more of the stockholders. Aleris will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392, Attention: Corporate Secretary, telephone: (216) 910-3400. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting Aleris at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholders may present proper proposals for inclusion in Aleris’s proxy statement and for consideration at the next annual meeting of Aleris’s stockholders by submitting their proposals to Aleris in a timely manner.

Aleris will hold an annual meeting in the year 2007 only if the merger has not already been completed. For any stockholder proposal, including director nominations, to be eligible for inclusion in our proxy statement for the 2007 annual meeting of stockholders, we must receive your proposal at our headquarters at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392 by December 15, 2006. All stockholder proposals of this nature must comply with our bylaws and SEC Rule 14a-8 under the Securities Exchange Act of 1934. In addition, in order for a stockholder proposal, including director nominations, to be raised from the floor during our 2007 annual stockholder’s meeting, we must receive written notice about that proposal by no later than December 15, 2006, and the proposal must contain the necessary information required by our bylaws. A copy of our bylaws is available on the Company’s webpage at http://www.aleris.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information”.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Aleris files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.aleris.com. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at:

20 Broad Street

New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392, Attention: Investor Relations. If you would like to request documents, please do so by November 30, 2006, in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the date of the special meeting (including periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements); these documents contain important information about Aleris:

Company Filings:	Periods:
Annual Report on Form 10-K	Year ended December 31, 2005.

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2006, as amended; June 30, 2006, as amended; and September 30, 2006.

Current Reports on Form 8-K	Dated February 27, 2006; March 16, 2006; May 9, 2006; May 18, 2006, as amended May 18, 2006; May 24, 2006; June 30, 2006; July 11, 2006; July 17, 2006; July 31, 2006; August 1, 2006; August 7, 2006, as amended September 8, 2006; August 8, 2006; August 8, 2006; August 9, 2006; November 1, 2006; and November 9, 2006.

Aleris has not authorized anyone to give any information or to make any representations that are different from, or in addition to, the information contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 9, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

AURORA ACQUISITION HOLDINGS, INC.,

AURORA ACQUISITION MERGER SUB, INC.

AND

ALERIS INTERNATIONAL, INC.

Dated as of August 7, 2006

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

Glossary of Defined Terms

Defined Terms	Defined in Section
409A Authorities	Section 3.09(l)
Accelerated Award	Section 2.04(e)
Acquisition Proposal	Section 5.02(g)(i)
Affiliate	Section 8.10(b)
Agreement	Opening Paragraph
AJCA	Section 3.09(l)
Associate	Section 8.10(b)
Beneficial ownership	Section 8.10(c)
Benefit Plans	Section 3.09(a)
Business Day	Section 8.10(d)
Bylaws	Section 8.10(e)
CA	Section 8.10(f)
CA Acquisition	Section 8.10(g)
CA Acquisition Agreements	Section 8.10(h)
CA Financial Statements	Section 3.05(c)
CA Financing Documentation	Section 8.10(i)
Certificate of Incorporation	Section 8.10(j)
Certificate of Merger	Section 1.02
Certificates	Section 2.02(b)
Change of Board Recommendation	Section 5.02(e)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 1.08
Company	Opening Paragraph
Company Acquisition Agreement	Section 7.01(g)
Company Board Recommendation	Section 3.03(b)
Company Financial Advisor	Section 3.08
Company SEC Reports	Section 8.10(k)
Company Securities	Section 3.02(a)
Confidentiality Agreement	Section 8.10(l)
Consent Solicitation	Section 8.10(m)
Contracts	Section 3.17(a)
Corporation Law	Recitals
Current Employee	Section 5.07(b)
Debt Financing	Section 4.05
Debt Financing Commitments	Section 4.05
Deferred Compensation Plans	Section 2.04(d)
Delaware Secretary	Section 1.02
Disclosure Letter	Article III
Dissenting Shares	Section 2.01
Effective Time	Section 1.02
Environment	Section 3.14(d)(i)
Environmental Claim	Section 3.14(d)(ii)
Environmental Law	Section 3.14(d)(iii)
Environmental Permits	Section 3.14(a)
Equity Financing	Section 4.05
Equity Financing Commitments	Section 4.05
ERISA	Section 3.09(a)
ERISA Affiliate	Section 3.09(c)
Exchange Act	Section 3.04(b)
Expenses	Section 8.10(n)

Defined Terms	Defined in Section
Fee	Section 7.03(c)
Financing	Section 4.05
Financing Commitments	Section 4.05
Foreign Antitrust Laws	Section 3.04(b)
Foreign Plan	Section 3.09(a)
GAAP	Section 8.10(o)
Governmental Entity	Section 3.04(b)
Hazardous Materials	Section 3.14(d)(iv)
HSR Act	Section 3.04(b)
Indemnified Persons	Section 5.06(a)
Initiation Date	Section 5.11(c)
Intellectual Property	Section 3.15(i)
KG	Section 5.03(d)
Laws	Section 3.13
Marketing Period	Section 5.11(c)
Material Adverse Effect	Section 8.10(s)
Material Contracts	Section 3.17(a)
Merger	Section 1.01
Merger Consideration	Section 1.06
Merger Sub	Opening Paragraph
Merger Sub Termination Fee	Section 7.02(b)(ii)
Nonqualified Deferred Compensation Plan	Section 3.09(l)
Options	Section 2.04(a)
Other Filings	Section 3.07
Outside Date	Section 7.01(c)
Owned Real Property	Section 3.16(a)
Parent	Opening Paragraph
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Permits	Section 3.13
Person	Section 8.10(t)
Plans	Section 3.09(a)
Potential Acquiror	Section 5.02(c)
Preferred Shares	Section 3.02(a)
Proxy Statement	Section 3.07
Real Property Leases	Section 3.16(b)
Release	Section 3.14(d)(v)
Requisite Stockholder Vote	Section 3.21
Representatives	Section 5.02(a)
Restricted Shares	Section 2.04(b)
Required Information	Section 5.11(a)
Rule 12b-2	Section 5.11(d)
Sarbanes-Oxley Act	Section 3.05(a)
SEC	Section 3.05(a)
Secured Notes	Section 6.02(c)(ii)
Secured Notes Indenture	Section 6.02(c)(ii)
Securities Act	Section 3.05(a)
Shares	Section 1.06
Solicitation Period End Date	Section 5.02(b)(i)
Special Meeting	Section 5.04

Defined Terms	Defined in Section
Stock Unit Award	Section 2.04(c)
Stock Unit Award Grant Agreement	Section 2.04(e)
Stock Units	Section 2.04(c)
Strategic Bidder	Section 8.10(u)
Subsidiary	Section 8.10(v)
Subsidiary Securities	Section 3.02(b)
Superior Proposal	Section 5.02(g)(ii)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.03(b)
Tax	Section 3.12(g)
Tax Deeds	Section 8.10(w)
Unsecured Notes	Section 6.02(c)(i)
Unsecured Notes Indenture	Section 6.02(c)(i)
WARN Act	Section 3.10(d)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 7, 2006, by and among AURORA ACQUISITION HOLDINGS, INC., a Delaware corporation (“Parent”), AURORA ACQUISITION MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ALERIS INTERNATIONAL, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the stockholders of the Company;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s stockholders adopt the “agreement of merger” (as such term is used in Section 251 of the Delaware General Corporation Law (the “Corporation Law”)) contained in this Agreement and approve the transactions contemplated hereby;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the Corporation Law, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, certain terms are used in this Agreement as defined subsequently in this Agreement (including Section 8.10);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Corporation Law, at the Effective Time Merger Sub shall be merged with and into the Company (the “Merger”). The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Aleris International, Inc.” and shall continue its existence under the Laws of the State of Delaware. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

SECTION 1.02. Consummation of the Merger. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI, at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI as of any date, the parties shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the final day of the

Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all of the conditions set forth in Article VI as of the date determined pursuant to this proviso); and provided further, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, this Agreement may be terminated pursuant to and in accordance with Section 7.01 hereof such that the parties shall not be required to effect the Closing, regardless of whether the final day of the Marketing Period shall have occurred before such termination (or the Closing may be consummated at such other place or on such other date as Parent and the Company may mutually agree). The date of the Closing is referred to as the “Closing Date.” On or prior to the Closing Date and subject to the terms and conditions hereof, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a duly executed and verified certificate of merger (the “Certificate of Merger”), as required by the Corporation Law, and shall take all such further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

SECTION 1.03. Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Corporation Law.

SECTION 1.04. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company shall, by virtue of the Merger, be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: “The name of the Corporation is Aleris International, Inc.” and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Law. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

SECTION 1.06. Conversion of Shares. Each share of common stock of the Company, par value $0.10 per share (each, a “Share” and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor, and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 1.08) equal to $52.50 (fifty two dollars and fifty cents), without interest (the “Merger Consideration”), upon the surrender of the certificate representing such Shares as provided in Section 2.02. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

SECTION 1.07. Conversion of Common Stock of Merger Sub. Each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

SECTION 1.08. Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Options, Restricted Shares or Stock Units pursuant to the Merger or this Agreement any stock transfer Taxes and such amounts as are required to be withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

SECTION 1.09. Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR SHARES; OPTIONS

SECTION 2.01. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the Corporation Law (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the Corporation Law. Dissenting Shares shall be treated in accordance with Section 262 of the Corporation Law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration without any interest thereon. The Company shall give Parent and Merger Sub (a) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the Corporation Law and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the Corporation Law and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

SECTION 2.02. Payment for Shares. (a) At the Effective Time, Parent will make available to a bank or trust company designated by Parent prior to the Effective Time and reasonably satisfactory to the Company (the “Paying Agent”) sufficient funds to make the payments due pursuant to Section 1.06 on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested in such manner as Parent shall reasonably direct. The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 1.06, except as provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or the Company, Shares held in the treasury of the Company and Dissenting Shares), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be paid in exchange therefor cash in an amount (subject to any applicable withholding Tax as specified in Section 1.08) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.02, each Certificate shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be repaid to the Surviving Corporation. Any former stockholders of the Company who have not complied with this Section 2.02 prior to the end of such six-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law) any unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

SECTION 2.03. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

SECTION 2.04. Treatment of Options. (a) The Company shall provide that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”) granted under any Plan that is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled (provided that any such Options shall be canceled by the Company only to the extent permitted by the terms of the Plans and any agreements governing the Options, and otherwise the Company shall use its reasonable best efforts to cancel any such Options), and the holder thereof shall receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than five days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes.

(b) Each Share granted subject to vesting or other lapse restrictions pursuant to any Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time to the extent provided by the terms thereof (as such Plans may be amended prior to the Effective Time in accordance with the terms hereof) and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes.

(c) Except with respect to those awards listed on Section 2.04(e) of the Disclosure Letter, which shall be treated as set forth in Section 2.04(e) below (the “Stock Unit Awards”), the Company shall provide that, immediately prior to the Effective Time, each award of a right under any Plan entitling the holder thereof to Restricted Shares, Shares or cash equal to or based on the value of Shares (collectively, “Stock Units”) which, in each case, is outstanding as of the Effective Time (whether vested or unvested) shall be canceled by the Company (provided that any such Stock Unit shall be canceled by the Company only to the extent permitted by the terms of the Plans and any agreements governing the Stock Units and Section 409A of the Code, and otherwise the Company shall use its reasonable best efforts to cancel any such Stock Units) and the holder thereof shall be entitled to receive at the Effective Time from the Company, or as soon as practicable thereafter (but in no event later than five days after the Effective Time) from the Surviving Corporation, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Stock Unit and (B) the excess, if any, of the Merger Consideration over the exercise price per Share, if any, previously subject to such Stock Unit, less any required withholding taxes.

(d) All account balances under the Company Deferred Compensation Plan, dated as of June 15, 2005 and the Company Retirement Benefit Restoration Plan, dated as of January 1, 2005 (the “Deferred Compensation Plans”) will be paid out in cash to participants therein by the Company at the Effective Time, or as soon as practicable thereafter (but in no event later than thirty days after the Effective Time) by the Surviving Corporation, less any required withholding taxes.

(e) The Stock Unit Awards listed on Section 2.04(e) of the Disclosure Letter shall remain outstanding and the Surviving Corporation shall make payments, if any, pursuant to and in accordance with the terms of the agreement evidencing the grant of such Stock Unit Awards (the “Stock Unit Award Grant Agreement”), including any provisions with respect to forfeiture, accelerated payment of such Stock Unit Awards in certain circumstances and the satisfaction of performance criteria. With respect to those Stock Unit Awards payable in Shares under the applicable Stock Unit Award Grant Agreement, in accordance with Section 12 of the Company 2004 Equity Incentive Plan, as amended, the Surviving Corporation shall pay to the grantee an amount in cash equal to the product of (A) the number of Shares to which such grantee would have been entitled, if any, under the terms of the Stock Unit Award and (B) the Merger Consideration, less any required withholding taxes. Notwithstanding anything to the contrary in the applicable Stock Unit Award Grant Agreement, the Stock Unit Awards listed on Section 2.04(e) of the Disclosure Letter that are identified therein as “Performance Unit Grants to be Accelerated Pursuant to Section 2.04(e) of the Agreement” (the “Accelerated Awards”) shall become fully vested as of the later of January 15, 2007 and the Business Day immediately following the Closing Date as if all performance targets had been satisfied with respect to such Accelerated Awards, and within ten (10) days of such later date, the Surviving Corporation shall pay to the grantee an amount in cash equal to the sum of (1) the product of (x) the number of Shares to which such grantee would have been entitled under the terms of the Accelerated Award and (y) the Merger Consideration, and (2) the cash portion of such grantee’s Accelerated Award, if any, under the applicable Stock Unit Award Agreement evidencing such Accelerated Award, less any applicable withholding taxes.

SECTION 2.05. Further Actions. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of the Shares, Restricted Shares or Stock Units the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this Section 2.05.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as (a) disclosed in the section of the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement prior to the date hereof (the “Disclosure Letter”) that specifically relates to, or is reasonably apparent on its face to relate to, such Section of Article III below or (b) disclosed in the Company SEC Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding all disclosures in any “Risk Factors” section; it being understood that the exclusion with respect to the “Risk Factors” section shall not be deemed a qualification of the matters expressly set out in the Disclosure Letter), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01. Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation in good standing under the Laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent (or, with respect to the Subsidiaries of the Company, will make available as soon as practicable after the date hereof) true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any interest in any Person other than the Company’s Subsidiaries.

SECTION 3.02. Capitalization. (a) The authorized capital stock of the Company consists of 80,000,000 Shares and 8,000,000 shares of preferred stock of the Company, par value $0.10 per share (the “Preferred Shares”). As of the close of business on the day immediately preceding the date hereof, 31,328,817 Shares (including 350,142 Restricted Shares) and no Preferred Shares were issued and outstanding, 67,364 Shares and no Preferred Shares were held in the Company’s treasury and 3,050,873 Shares (not including Shares reserved for issuances for options and awards previously granted) and no Preferred Shares were reserved for issuance under the Plans. In addition, as of such date, there were outstanding (i) Options to purchase an aggregate of 1,545,899 Shares and no Preferred Shares and (ii) 219,191 Shares underlying other outstanding equity-based awards pursuant to any of the Benefit Plans. Since such date, the Company has not issued any Shares or Preferred Shares other than upon the exercise of Options outstanding on such date, has not granted any options, Restricted Shares, any other equity-based awards, warrants or rights or entered into any other agreements or commitments to issue any Shares or Preferred Shares and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. Section 3.02(a) of the Disclosure Letter contains a true, correct and complete list, as of the date hereof, of each Option, Restricted Share or other equity-based award outstanding, the number of Shares issuable thereunder, expiration date and exercise price related thereto and the plan pursuant to which each such Option, Restricted Share or other equity-based award was granted. Except for the Options, Restricted Shares or other equity-based awards described above, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company and the Options, Restricted Shares and other equity-based awards, being referred to collectively as “Company Securities”) or (iv) obligations by the Company or any of its Subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of either the Shares or Preferred Shares. Neither the Company nor any of its Subsidiaries has any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. There are no outstanding obligations, commitments or arrangements, contingent or otherwise, of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company.

(b) The Company or one or more of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien (other than liens arising by operation of law that are immaterial to Parent and Merger Sub), mortgage, pledge, charge, security interest or encumbrance of any kind, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”) or (iv) obligations of the Company or any of its Subsidiaries to make any payment directly or indirectly based (in whole or in part) on the value of any shares of capital stock of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any outstanding Subsidiary Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of any Subsidiary of the Company.

SECTION 3.03. Authority for this Agreement; Board Action. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to completion of the Merger, the adoption of the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement by the Requisite Stockholder Vote, prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Company’s Board of Directors (at a meeting or meetings duly called and held) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend the adoption of the agreement of merger contained in this Agreement by the stockholders of the Company (the “Company Board Recommendation”), (iv) irrevocably taken all necessary steps to render Section 203 of the Corporation Law inapplicable to the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger, and (v) irrevocably resolved to elect, to the extent permitted by Law, not to be subject to any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement.

SECTION 3.04. Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws or the respective certificates of incorporation or bylaws or other similar governing documents of any Subsidiary of the Company, (ii) assuming all consents, approvals and authorizations contemplated by clause (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Laws, (iii) except as set forth on Section 3.04(b)(iii) of the Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval, or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (iv) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in case of clauses (ii), (iii), (iv) and (v), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body (a “Governmental Entity”) except (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, (iii) the filing and recordation of appropriate merger documents as required by the Corporation Law and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain (A) would not prevent or materially delay the Company from performing its obligations under this Agreement, or (B) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.05. Reports; Financial Statements. (a) Since December 31, 2003, the Company has timely filed or furnished all forms, reports, statements, certifications and other documents required to be filed or furnished by it with or to the Securities and Exchange Commission (the “SEC”), all of which have complied, as to form, as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and, in each case, the rules and regulations of the SEC promulgated thereunder. None of the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Consent Solicitation, a true and correct copy of which has been made available to Parent, did not, from the date thereof through the date of completion of the offer to purchase contemplated thereby, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since December 31, 2003. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). All of the Company’s Subsidiaries are consolidated for accounting purposes.

(c) The audited and unaudited consolidated financial statements (including the related notes thereto) of CA disclosed in the current reports on Form 8-K filed by the Company with the SEC on June 30, 2006 have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union applied on a consistent basis and fairly present, in all material respects, the financial position of CA as of their respective dates, and the results of operations and cash flows for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).

(d) The unaudited pro forma financial information included in the current report on Form 8-K filed by the Company with the SEC on June 30, 2006 complies as to form in all material respects with the applicable requirements of Rule 11-02 of Regulation S-X under the Exchange Act.

(e) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting control described below in this Section 3.05(e). The Company and its Subsidiaries maintain a system of internal control over financial reporting as required by Rule 13a-15(a) under the Exchange Act. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms, and (ii) has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 3.05(e) of the Disclosure Letter.

(f) Since December 31, 2003, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the chief legal officer of the Company pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting.

(g) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than such liabilities (i) to the extent reflected or reserved against on the consolidated balance sheet (including the notes thereto) included in the Company’s Form 10-K for the year ended December 31, 2005, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2005, (iii) incurred pursuant to the transactions contemplated by this Agreement, the CA Acquisition Agreements or the CA Financing Documentation, (iv) that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice or (v) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06. Absence of Certain Changes. (a) Since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and the CA Acquisition Agreements, and, except as set forth in Section 3.06(a) of the Disclosure Letter:

(i) the Company and its Subsidiaries (other than CA) have not, and, since the closing of the transactions contemplated by the CA Acquisition Agreements, CA has not, (A) set aside, made or paid any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock), or authorized, committed or agreed to take any of the foregoing actions or (B) except as required by Law or collective bargaining agreement, adopted, amended in any material respect or terminated any Plan or any other material bonus, severance, insurance pension or other employee benefit plan or arrangement; and

(ii) the Company and its Subsidiaries have not:

(A) other than the CA Acquisition, made any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice;

(B) made any material change to any of the accounting methods, principles or practices used by it, except as required by GAAP or with International Financial Reporting Standards, as applicable;

(C) made any material Tax election or settled or compromised any material federal, state, local or foreign income Tax liability, other than in the ordinary course of business consistent with past practice; or

(D) authorized, committed or agreed to take any of the foregoing actions.

(b) Since December 31, 2005, the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not been any change, condition, event or development that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

SECTION 3.07. Proxy Statement; Other Filings. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”), at the time the Proxy Statement is first mailed and at the time of the Special Meeting, and any other document to be filed with the SEC in connection with the Merger (the “Other Filings”), at the time of its filing with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company (including pursuant to Section 3.05) with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement and the Other Filings will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

SECTION 3.08. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Citigroup Global Markets Inc. (the “Company Financial Advisor”), true and complete copies of whose engagement arrangements have been provided to Parent.

SECTION 3.09. Employee Matters. (a) For purposes of this Agreement, “Benefit Plans” shall mean each material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, arrangement, agreement, fund or commitment, including any material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each employment, retention, consulting, change in control, termination or severance plan, program, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries or to which the Company or any Subsidiaries has any obligation to contribute, or with respect to which the Company or any Subsidiaries has any liability, direct or indirect, contingent or otherwise (including without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or otherwise providing benefits to any current, former or future employee, officer or director of the Company or any Subsidiaries. Those Benefit Plans entered into, maintained, sponsored or contributed to by the Company or any of its Subsidiaries located in the United States, Canada, Germany, Belgium and the United Kingdom, or to which the Company or such Subsidiaries has an obligation to contribute, or with respect to which the Company or such Subsidiaries has any liability, shall be referred to herein as the “Plans.” Those Benefit Plans that are not Plans shall be referred to herein as the “Foreign Plans.” Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable,(A) with respect to each Plan other than a Plan of CA: (i) the plan document or agreement or, with respect to any Plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description of Plans sponsored by the Company or its U.S. Subsidiaries; (iii) the most recent annual reports, actuarial reports and/or financial reports; (iv) the most recent required Internal Revenue Service Form 5500, including all schedules thereto; (v) any material communication to or from the IRS, Pension Benefit Guaranty Corporation, SEC or Department of Labor since March 5, 2005 or for which a response is currently pending; (vi) all material amendments or modifications to any such documents; (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be a “qualified plan” under Section 401 of the Code; and (B) all material information provided to the Company or its Subsidiaries in connection with entering into the CA Acquisition Agreements. Section 3.09(a) of the Disclosure Letter contains a true, correct and complete list of the Plans; provided, that, with respect to any Plan that is an agreement between the Company or any of its Subsidiaries located in the United States, Canada, Germany, Belgium or the United Kingdom and an individual employed by the Company or such Subsidiaries, only those agreements with officers, directors or an individual whose annual base salary is greater than $150,000, with respect to employees located in North America, or $175,000, with respect to employees located outside of North America, shall be so disclosed or made available, provided that with respect to employees of any Subsidiary located outside of North America, such disclosure or availability shall be made only to the extent permissible under the Law of such Subsidiary’s jurisdiction.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Plan, (i) all payments due from the Company or any of its Subsidiaries to date have been timely made and all amounts properly accrued to date or as of the Effective Time as liabilities of the Company or any of its Subsidiaries which are not yet due have been properly recorded on the books of the Company and, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Company, (ii) each such Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and covering all tax law changes up to and including the Economic Growth and Tax Relief Reconciliation Act of 2001, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened or anticipated with respect to such Plan or against the assets of such Plan and (iv) it has been operated and administered in compliance with its terms and all applicable Laws and regulations, including ERISA and the Code.

(c) Except as set forth on Section 3.09(c) of the Disclosure Letter, neither the Company nor its Subsidiaries nor any trade or business, whether or not incorporated (an “ERISA Affiliate”), which together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA, (i) maintains or contributes to, or has maintained or contributed to, (x) any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (y) a “multiemployer plan” or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code or (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, has incurred any liability pursuant to Title I or Title IV of ERISA or the penalty, excise Tax or joint and several liability provisions of the Code or any foreign Law or regulation relating to employee benefit plans, including without limitation pursuant to any non-exempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, and no event, transaction, fact or condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring any such liability, or after the Effective Time, to Parent or any of its Affiliates. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as set forth in Section 3.09(c) of the Disclosure Letter, no Plan of the Company, its Subsidiaries or any of their respective ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or except as set forth in Section 3.09(d) of the Disclosure Letter, under each Plan which is a single-employer plan, and any Foreign Plan that is a defined benefit plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA or, with respect to any Foreign Plan, as determined under any equivalent Law or practice (in each case as determined on the basis of the actuarial assumptions contained in the Plan’s most recent actuarial valuation), did not exceed the then current value of assets of such Plan or, with respect to any Foreign Plan not subject to any funding requirement, if such liabilities did exceed such assets the amount thereof was properly reflected on the financial statements of the Company or its applicable Subsidiary. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Foreign Plans (i) have been maintained in accordance with all applicable requirements; (ii) if they are intended to qualify for special or favored tax treatment or qualified status, meet all requirements for that treatment or qualified status; and (iii) if they are intended to be funded and/or book-reserved are appropriately funded and /or book reserved, as appropriate, based upon reasonable actuarial assumptions. With respect to each such Benefit Plan, there has been no material adverse change in the financial condition of such Benefit Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no deduction for federal income Tax purposes has been or is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(f) No Plan is under audit or is the subject of a material investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or, to the knowledge of the Company, any other Governmental Entity, nor to the knowledge of the Company is any such audit or investigation pending or threatened.

(g) Except as set forth in Section 3.09(g) of the Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount to fail to be deductible by reason of Section 280G of the Code.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or except as set forth in Section 3.09(h) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability with respect to an obligation to provide benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

(i) With respect to each Plan for which financial statements are required by ERISA, except as the result of a subsequent change in the FAS 87 accounting standards, there has been no material adverse change in the financial status of such Plan since the date of the most recent such statements provided to Parent by the Company.

(j) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Effective Time will have been paid on or before the Effective Time and, as of the Effective Time, there will be no liability of the Company or any of its Subsidiaries under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

(k) Except as set forth in Section 3.09(k) of the Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries has announced any intent or commitment to create or implement any additional material employee benefit plan or to, in any material way, amend, modify or terminate any Plan of the Company, except to the extent such amendment, modification or termination is necessary to comply with Law, provided, that no such amendment, modification or termination would reasonably be expected to cause, individually or in the aggregate, an increase in the liability to the Company or any of its Subsidiaries.

(l) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated substantially in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and (B)(1) the proposed regulations issued thereunder or (2) Internal Revenue Service Notice 2005-1 (clauses (A) and (B), together, the “409A Authorities”). No Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities unless such Plan has, following such “material modification,” been operated substantially in compliance with the 409A Authorities.

(m) With respect to any Foreign Plan, there is not now nor will there be any liability of the Company or any of its Subsidiaries that is or would reasonably be expected to be, individually or in the aggregate, material.

SECTION 3.10. Employees. (a) Except as set forth in Section 3.10(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or any labor union contract, nor, to the knowledge of the Company, are there any employees of the Company or any of its Subsidiaries represented by a works’ council or a labor organization, or activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three years. No grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been filed, is pending or has been threatened against the Company or its Subsidiaries that would reasonably be expected to result in any material liability.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or summons by, any Governmental Entity relating to its current or former employees, officers or directors or employment practices.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment, including, without limitation, Laws relating to discrimination, hours of work and the payment of wages or overtime wages and there are no complaints, lawsuits, or other proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(d) Except as set forth in Section 3.10(d) of the Disclosure Letter, in the one (1) year prior to the date hereof and as of the Closing Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Law in the United States) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law in the United States) affecting any site of employment or facility of the Company or any of its Subsidiaries.

SECTION 3.11. Litigation. There is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries or any properties or assets of the Company or any Subsidiaries of the Company, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree except for those that would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no officer or director of the Company or its Subsidiaries is a defendant in any claim, action, suit, proceeding, arbitration, mediation or governmental investigation in connection with his or her status as an officer or director of the Company or any of its Subsidiaries. There are no SEC legal actions, audits, inquiries or investigations, other governmental actions, audits, inquiries or investigations by other Governmental Entities or material internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.

SECTION 3.12. Tax Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed all returns and reports relating to Taxes required to be filed by applicable Law by or with respect to the Company and/or each of its Subsidiaries as of the date hereof, (ii) all such returns are true, correct and complete in all respects, (iii) the Company and each of its Subsidiaries have timely paid all Taxes attributable to the Company or any of its Subsidiaries that were due and payable and (iv) the Company and each of its Subsidiaries have made adequate provisions in accordance with GAAP, appropriately and consistently applied, in the consolidated financial statements included in the Company SEC Reports for the payment of all Taxes for which the Company or any of its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof, regardless of whether the liability for such Taxes is disputed.

(b) There is no claim or assessment asserted or assessed by any Governmental Entity in writing or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries for any alleged deficiency in excess of $500,000 of Taxes, and neither the Company nor any of its Subsidiaries has received written notice of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for a material amount of Taxes. There are no agreements in effect to extend the period of limitations for the assessment or collection of a material amount of Tax for which the Company or any of its Subsidiaries may be liable.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, shareholders and any other applicable person (and timely paid to the appropriate taxing authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(d) There is no obligation of the Company or any of its Subsidiaries to contribute to the payment of any material amount of Tax of any Person other than the Company or its Subsidiaries, including under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

(e) Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(f) Neither the Company nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local Law.

(g) For purposes of this Agreement, “Tax” shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

SECTION 3.13. Compliance with Law; No Default. Neither the Company nor any of its Subsidiaries is, or since December 31, 2004 has been, in conflict with, in default with respect to or in violation of, (a) any statute, law, ordinance, rule, regulation, order, writ, judgment, decree, stipulation, determination, award or requirement of a Governmental Entity (“Laws”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in each case, for any conflict, default or violation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have all material permits, licenses, authorizations, consents, certificates, approvals and franchises from Governmental Entities required to own, lease and operate their properties and conduct their businesses as currently conducted (“Permits”), except for any such Permits the absence of which, or the failure of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No conflict, default or violation has occurred with respect to any such Permit and, to the knowledge of the Company, neither it nor any of its Subsidiaries has received notice from any Governmental Entity threatening to revoke any such Permit, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.14. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is and since December 31, 2004, has been in compliance with applicable Environmental Laws and has received and is in compliance with all Permits required under applicable Environmental Laws for the conduct of its business (“Environmental Permits”), (ii) such Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been filed as necessary to effect timely renewal, issuance or reissuance of such Environmental Permits, and (iii) to the knowledge of the Company, all material Environmental Permits are expected to be issued or reissued on a timely basis on terms and conditions that are reasonably expected to enable CA to continue to conduct its business in a manner substantially similar to the manner in which it is presently conducted.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any Environmental Claim, (ii) to the knowledge of the Company, no Environmental Claim is pending or threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim has been retained or assumed either contractually or by operation of law by either the Company or any of its Subsidiaries and (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently leased, operated or used or previously owned, leased, operated or used by the Company or any of its Subsidiaries, and no Hazardous Materials are present at such properties, in circumstances that would reasonably be expected to form the basis for an Environmental Claim against either the Company or any of its Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Company, no properties presently or previously owned, leased, operated or used by either the Company or any of its Subsidiaries contain any landfills, surface impoundments, disposal areas, underground storage tanks, aboveground storage tanks or Hazardous Materials, in each case that would reasonably be expected to give rise to remediation or removal costs or asset retirement obligations which would be liabilities or obligations of the Company or any of its Subsidiaries.

(d) For purposes of the Agreement:

(i) “Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediment, plant or animal life, natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(ii) “Environmental Claim” means any claim, cause of action, investigation or notice by any Person or any Governmental Entity alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or

Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (b) any violation of any Environmental Law.

(iii) “Environmental Law” means any Law (including common law) or any binding agreement, consent decree or order issued or entered into by or with any Governmental Entity relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv) “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material, or agent, including all substances, materials or wastes which are subject to regulation or give rise to liability under any Environmental Law.

(v) “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

SECTION 3.15. Intellectual Property. Section 3.15 of the Disclosure Letter contains a true and complete list of all material U.S. and foreign Intellectual Property registrations and applications for registration owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Company or a Subsidiary of the Company owns (free and clear of all liens and other than those exceptions listed in Section 3.16) or has the right to use all patents, inventions, copyrights, software, trademarks, service marks, brand names, logos, domain names, trade dress, trade secrets, know-how, confidential or proprietary information (and all applications, registrations, continuations, divisionals, renewals and reissues relating thereto) and all other intellectual property rights of any kind or nature arising under U.S. or foreign law (“Intellectual Property”) used in their businesses as currently conducted; (ii) to the knowledge of the Company, the use by the Company and its Subsidiaries of such Intellectual Property does not infringe, dilute or misappropriate the Intellectual Property of any third party and, to the knowledge of the Company, such Intellectual Property is not being infringed, misappropriated or diluted by any third party; (iii) the Company and each of its Subsidiaries makes commercially reasonable efforts to protect and maintain their respective owned Intellectual Properties; (iv) neither the Company nor any of its Subsidiaries is a party to any pending claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action has been threatened in writing, that challenges the validity, enforceability, ownership, or right to use, sell or license their owned Intellectual Property; and (v) to the knowledge of the Company, neither the Company nor any of its Subsidiaries has suffered any material breach of the security of their systems or software.

SECTION 3.16. Real Property. (a) Section 3.16 of the Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or any Subsidiary of the Company (the “Owned Real Property”). With respect to each Owned Real Property, (i) either the Company or a Subsidiary of the Company owns title in fee simple to such Owned Real Property, free and clear of all liens other than (a) statutory liens securing payments not yet due, (b) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (c) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company or the financial statements of CA, or incurred in connection with the transactions contemplated by the CA Financing Documentation, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Owned Real Property or any portion thereof or interest therein and (iii) there are no leases, subleases, licenses, options, rights, concessions or other agreements affecting any portion of such Owned Real Property, except as may be set forth in Section 3.16 of the Disclosure Letter, other than, in the case of clauses (ii) or (iii) above as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore delivered to Parent true, correct and complete copies of all leases pursuant to which the Company or any of its Subsidiaries leases all or a portion of any Owned Real Property that is a manufacturing plant to a third party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each such lease is valid, binding and in full force and effect and all rent and other sums and charges payable to the Company and its Subsidiaries as landlords thereunder are current and (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the tenant thereunder exists under any such lease. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any of the Owned Real Properties.

(b) Section 3.16 of the Disclosure Letter sets forth a true, correct and complete list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, waivers and side letters thereto). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Real Property Lease is valid, binding and in full force and effect and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current, (ii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder exists under any Real Property Lease, (iii) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests and (iv) neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

SECTION 3.17. Material Contracts. (a) The Company has made available to Parent true, correct and complete copies of, all contracts, agreements, commitments, arrangements, leases (“Contracts”) (including with respect to personal property) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that as of the date hereof:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) contains covenants that limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to compete in any business or with any person or in any geographic area, or to sell, supply or distribute any service or product, in each case that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) involve any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract (other than with respect to hedging natural gas or aluminum or foreign exchange hedging in the ordinary course of business and as is not speculative in nature, not including foreign exchange or interest rate hedging with respect to existing indebtedness of the Company or its Subsidiaries); provided, that ordinary course transaction confirmations need not be delivered;

(v) other than among the Company or any wholly-owned Subsidiary of the Company on the one hand, and any wholly-owned Subsidiary of the Company on the other hand, relate to (A) indebtedness for borrowed money and having an outstanding principal amount in excess of $10,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $10,000,000;

(vi) are (x) with the five largest metal suppliers (by dollar amount) in 2005 to the Company and its Subsidiaries, taken as a whole or (y) with the ten largest customers (by dollar amount) in fiscal year 2005 of the Company and its Subsidiaries, taken as a whole;

(vii) entered into after December 31, 2005 or not yet consummated, involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $5,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(viii) with respect to any acquisition pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $5,000,000;

(ix) is a material Contract that relates to the CA Acquisition (including but not limited to the Tax Deeds);

(x) other than Contracts with customers or suppliers of the Company or any Subsidiaries of the Company, obligate the Company or any of its Subsidiaries to provide a material indemnification; or

(xi) provide for any standstill arrangements restricting the Company or any of its Subsidiaries.

Each contract of the type described in clauses (i) through (x) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and any Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any other party, except which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.18. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or any of its Subsidiaries that the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with applicable Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each material insurance policy issued in favor of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary under an insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

SECTION 3.19. Questionable Payments. To the knowledge of the Company, none of the Company nor any of its Subsidiaries (nor any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

SECTION 3.20. Related Party Transactions. No current or former director, officer, partner, employee, Affiliate or Associate of the Company or any of its Subsidiaries or any Person who beneficially owns 5% or more of the Shares (or any of such Person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last 12 months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 3.21. Opinion of the Company Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Shares. A true, correct and complete copy of the opinion will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company.

SECTION 3.22. Required Vote of Company Stockholders. The only vote of the stockholders of the Company required by Law, the Certificate of Incorporation or Bylaws of the Company or otherwise to adopt the agreement of merger (as such term is used in Section 251 of the Corporation Law) contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares, voting together as a single class. The vote required by the previous sentence is referred to together as the “Requisite Stockholder Vote.”

SECTION 3.23. Rights Agreement; State Takeover Statutes Inapplicable. The Company does not have any stockholder rights plan in effect. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.09, no Takeover Law is applicable to the Merger or the other transactions contemplated hereby.

SECTION 3.24. CA Acquisition. The Company consummated the CA Acquisition in accordance with the CA Acquisition Agreements without a waiver of any conditions contained in the CA Acquisition Agreements. As of the date of this Agreement, the Company has not asserted any claim pursuant to the CA Acquisition Agreements.

SECTION 3.25. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that none of the Company, any of its Subsidiaries or any other person on behalf of the Company or any of its Subsidiaries makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transaction contemplated by this Agreement . None of the Company, any of its Subsidiaries or any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article III or in the corresponding section of the Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.01. Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

SECTION 4.02. Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, except as has not had and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4.03. Proxy Statement; Other Filings. None of the information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed and at the time of the Special Meeting, and none of the information supplied or to be supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in Other Filings, will, at the date of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

SECTION 4.04. Consents and Approvals; No Violation. (a) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (i) violate or conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws of Parent or Merger Sub, (ii) assuming all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law, (iii) violate or conflict with, or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or give rise to any right of termination, cancellation, modification or acceleration (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its or their respective assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or by which any of its or any of their respective assets are bound, except in the case of clauses (ii) through (iv), which would not prevent or materially delay the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) the pre-merger notification requirements under the HSR Act and Foreign Antitrust Laws, (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder,

(iii) the filing and recordation of appropriate merger documents as required by the Corporation Law, and (iv) any such consent, approval, authorization, permit, filing, or notification the failure of which to make or obtain would not prevent or materially delay the consummation of the transactions contemplated hereby.

SECTION 4.05. Financing. Parent has delivered to the Company true and complete copies of (i) executed commitment letters, (as the same may be amended pursuant to Section 5.11(b), the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (ii) executed equity commitment letter(s), (the “Equity Financing Commitments”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which TPG Partners IV, L.P. and TPG Partners V, L.P. have committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). Except as permitted by Section 5.11(b) or this Section 4.05, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. As of the date of this Agreement, the Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash, if any, of the Company on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger upon the terms contemplated by this Agreement. Nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into agreements relating to the Financing or the operation of Parent, Merger Sub, or the Surviving Corporation, including adding other equity providers or operating partners, provided that the aggregate amount of the Equity Financing Commitments (after taking into account the equity commitments of any such other equity providers or operating partners) shall not be reduced in any way and shall be on terms not materially less beneficial to Parent and Merger Sub including with respect to conditionality, than those in the Equity Financing Commitments as in effect on the date hereof.

SECTION 4.06. Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

SECTION 4.07. Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, as a result of any action, agreement or commitment of Parent or Merger Sub or any of their respective Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Deutsche Bank Securities Inc.

SECTION 4.08. Litigation. There is no claim, action, suit, proceeding, arbitration, mediation or governmental investigation pending or, to the knowledge of Parent or Merger Sub, threatened against or relating to Parent or Merger Sub or any of their respective subsidiaries or any properties or assets of Parent or Merger Sub or any of their respective subsidiaries, other than any such claim, action, suit, proceeding, arbitration, mediation or governmental investigation that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective subsidiaries nor any of their respective properties or assets is subject to any outstanding order, writ, injunction or decree except for those that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.09. Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective controlled Affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

SECTION 4.10. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

COVENANTS

SECTION 5.01. Conduct of Business of the Company. Except as expressly contemplated by this Agreement or as required by Law, or unless Parent shall otherwise agree in writing, during the period from the date of this Agreement to the Effective Time the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary and usual course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its reasonable best efforts to preserve intact its business organization and to preserve the goodwill of and maintain its present relationships with customers, suppliers and other Persons having significant business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in or contemplated by this Agreement or as required by Law or by collective bargaining agreement, during the period specified in the preceding sentence, without the prior written consent of Parent, the Company will not and will not permit any of its Subsidiaries to:

(a) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date of this Agreement, in each case in accordance with the terms of any Plan;

(b) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock);

(d) (i) make any acquisition, by means of a merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, in each case involving the payment or receipt of consideration of $10,000,000 or more, except for purchases or sales of inventory made in the ordinary course of business and consistent with past practice or (ii) other than in the ordinary course of business consistent with past practice, enter into a Material Contract or amend any Material Contract or grant any release or relinquishment of any rights under any Material Contract;

(e) (i) except as set forth in Section 5.01(e) of the Disclosure Letter, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, or amend or modify in any material respect or refinance any existing indebtedness (including the indebtedness set forth in the CA Financing Documentation), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company), in the case of each of (i), (ii) and (iii), other than in the ordinary course of business consistent with past practice, including any borrowings under the existing credit facilities of the Company or any of its Subsidiaries;

(f) change any of the accounting methods, principles or practices used by it, except as required by GAAP;

(g) make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, other than in the ordinary course of business consistent with past practice;

(h) terminate any officer or director, except as a direct result of such person’s (i) willful failure to perform the duties or responsibilities of his employment, (ii) engaging in serious misconduct, or (iii) being convicted of or entering a plea of guilty to any crime;

(i) (i) propose or adopt any amendments to the Certificate of Incorporation or Bylaws or the respective certificates of incorporation, bylaws or other similar governing documents of any Subsidiary of the Company (including by adopting any shareholder rights plans), except as otherwise contemplated by this Agreement; (ii) except to the extent required by any Plan or Contract in accordance with the terms thereof in effect on the date hereof (provided that any stock-related grants pursuant to any such Plan or Contract are not for more than 2,450 Shares in the aggregate for all such Plans and Contracts), agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses; (iii) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates; (iv) enter into any new, or amend, terminate or renew any existing employment, severance, consulting or salary continuation agreements with or for the benefit of any employees (other than new hires where annual base salary does not exceed $150,000, with respect to employees located in North America, or $175,000, with respect to employees located outside of North America), officers or directors, or grant any increases in the compensation or benefits to officers and directors other than annual merit salary or bonus increases consistent with past practice or as required by Contract in accordance with its terms as of the date hereof; or (v) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Plans or agreements, subject to the Plans or any other plan, agreement, Contract or arrangement of the Company or any of its Subsidiaries;

(j) (i) make or agree to make any capital expenditure or expenditures, or enter into any agreements or arrangements providing for capital expenditures, in each case other than those included in the Company’s capital expenditure plans previously made available to Parent or (ii) enter into any new line of business outside of its existing business segments;

(k) enter into, amend in any material respect, or extend any collective bargaining or other labor agreement (other than with respect to automatic extensions as provided in the agreement);

(l) adopt, amend in any material respect or terminate any Plan or any other bonus, severance, insurance pension or other employee benefit plan or arrangement;

(m) compromise, settle or agree to settle any material suit, action, claim, proceeding or investigation (including any material suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course consistent with past practice and the payment, discharge or satisfaction of liabilities reflected or reserved against in full in the financial statements as at December 31, 2005;

(n) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Special Meeting;

(o) enter into any agreement or understanding or arrangement with respect to the voting or registration of the Company Securities or the Subsidiary Securities;

(p) fail to manage accounts payable or accounts receivable in a manner consistent with past practice;

(q) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as is currently in effect;

(r) take any action to render inapplicable, or to exempt any third party from any provisions of any Takeover Laws; or

(s) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, the Company shall be permitted to take any of the actions described on Section 5.01 of the Disclosure Letter related to the integration of the respective businesses of CA and the Company.

SECTION 5.02. Solicitation. (a) The Company agrees that (i) it and its Subsidiaries and its and their respective officers, directors, and employees, shall not and (ii) it shall use its best efforts to ensure that its and its Subsidiaries’ accountants, consultants, legal counsel, investment bankers, financing sources, agents and other representatives (collectively, with officers, directors and employees, “Representatives”) do not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with respect to, or provide any information, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any action to assist or facilitate, any Person or group in respect of, or that could reasonably be expected to lead to, any Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any willful or intentional violation of any of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of the Company’s Subsidiaries shall be deemed to be a breach of this Section 5.02 by the Company. Subject to Section 5.02(b), the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation conducted by the Company, any Subsidiary of the Company or any of their respective Representatives with respect to an Acquisition Proposal.

(b) Notwithstanding the restrictions set forth in Section 5.02(a) and subject to the prior execution by the relevant Person of a confidentiality agreement which is substantially similar to the Confidentiality Agreement (except for such changes specifically necessary in order for the Company and its Subsidiaries to be able to comply with its obligations under this Agreement):

(i) from date hereof until the 12:01 a.m. (EST) on September 7, 2006 (the “Solicitation Period End Date”), the Company and its Representatives may directly or indirectly (A) solicit, initiate or encourage the submission of an Acquisition Proposal from any Strategic Bidder and (B) directly or indirectly participate in discussions or negotiations regarding, and provide access to its properties, books and records and provide confidential information or data to any Person with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a bona fide Acquisition Proposal from any Strategic Bidder; and

(ii) (A) from the date hereof until receipt of the Required Stockholder Vote, the Company may, in response to an unsolicited bona fide Acquisition Proposal which did not result from a breach of Section 5.02(a), provide access to its properties, books and records and provide confidential information or data in response to a request therefor by any such Person, and/or enter into discussions or negotiations with or, (B) in the case of a bona fide solicited Acquisition Proposal permitted by Section 5.02(b)(i), continue to provide access to its properties, books and records and provide confidential information or data to or continue any such discussions or negotiations after the Solicitation Period End Date with, any Person that has made such bona fide Acquisition Proposal; provided, that, in any such case, (x) the Board of Directors of the Company (after consultation with the Company’s outside counsel and financial advisor) determines in good faith that such Acquisition Proposal constitutes, or would be reasonably likely to constitute a Superior Proposal, (y) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law and (z) the Company has provided Parent prior written notice of its intent to take any such action least three (3) Business Days prior to taking such action.

The Company shall concurrently provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person or its Representatives pursuant to this Section 5.02(b) which was not previously provided to Parent or its Representatives.

(c) The Company will promptly (and in any event within 48 hours) notify Parent, orally and in writing, if any information is requested or any negotiations or discussions are sought to be initiated relating to an Acquisition Proposal and will promptly (and in any event within 48 hours) communicate to Parent the identity of the Person or group making such request or inquiry (the “Potential Acquiror”) and any other terms of such request, inquiry or Acquisition Proposal. Such notification shall include copies of any written communications received from the Potential Acquiror. The Company shall keep Parent informed on a current basis of the status of any such discussions or negotiations and shall provide to Parent a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such inquiries, proposals, offers or Acquisition Proposals. Notwithstanding the foregoing provisions of this Section 5.02(c), prior to the Solicitation Period End Date, as to any Acquisition Proposal received by the Company from any Strategic Bidder, the Company shall only be required to promptly (and in any event within 48 hours) notify Parent, orally and in writing, of such Acquisition Proposal received by the Company from such Strategic Bidder, including the identity of such Strategic Bidder, the material terms of such Acquisition Proposal and copies of any written communication received from such Strategic Bidder.

(d) The Board of Directors of the Company shall not, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its approval of this Agreement or the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend, any Acquisition Proposal, (iii) authorize or permit the Company to release any third party from any confidentiality or standstill agreement to which the Company is a party or fail to enforce to the fullest extent possible, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, (iv) take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the Corporation Law (or any similar provisions) or otherwise cause such restrictions not to apply, (v) authorize or permit the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal or (vi) enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing.

(e) Notwithstanding Section 5.02(d), the Board of Directors of the Company shall be permitted, in connection with the receipt of a bona fide Acquisition Proposal, to withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (any of the foregoing, a “Change of Board Recommendation”) if (A) the Company has complied with this Section 5.02 with respect to such Acquisition Proposal, (B) the Board of Directors of the Company has determined in good faith, after consultation with outside counsel, that such action is required for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law, (C) the Company has provided Parent prior written notice of its intent to take any such action at least three (3) Business Days prior to taking such action and (D) the Board of Directors of the Company (after consultation with the Company’s outside counsel and financial advisor) has determined in good faith that such Acquisition Proposal constitutes a Superior Proposal, and the Board of Directors of the Company continues to believe, after taking into account any modifications to the terms of the transactions contemplated by this Agreement that are proposed by Parent after its receipt of the notice required by subsection (C) of this Section 5.02(e) (which modifications the Company and Parent shall endeavor to negotiate in good faith), that such Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 5.02 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal; provided that nothing in this Section 5.02(f) shall affect the obligations of the Company, or the rights of Parent or Merger Sub, under any other provision of this Agreement; and provided, further that any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change in Board Recommendation unless the Board of Directors of the Company expressly publicly reaffirms at least two Business Days prior to the Stockholders Meeting its recommendation in favor of the adoption of this Agreement and the Merger.

(g) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (ii) “Superior Proposal” means any bona fide Acquisition Proposal (except the references therein to “20%” shall be replaced by “50%”) made in writing that (x) is on terms that the Board of Directors of the Company has determined in its good faith judgment (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the Company’s stockholders from a financial point of view than this Agreement, and (y) which the Board of Directors of the Company has determined in good faith (after consultation with the Company’s outside counsel and financial advisor and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted).

SECTION 5.03. Access to Information. (a) From and after the date of this Agreement, the Company will (i) give Parent and Merger Sub and their respective Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including Tax returns) of the Company and its Subsidiaries and cause the Company’s and its Subsidiaries’ respective Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) at the request of Parent, consult with Parent and Merger Sub concerning, and keep Parent and Merger Sub reasonably apprised on a timely basis of the status of, any negotiations, material discussions and proposed resolutions or settlements (x) with any Governmental Entity with respect to any material environmental matter or (y) with the representatives of collectively bargained employees of the Company or any of its Subsidiaries, and in each case will consider in good faith suggestions made by Parent or Merger Sub concerning any of the foregoing, (iii) permit Parent and Merger Sub to make such reasonable inspections as they may require, (iv) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request and (v) furnish promptly to Parent and Merger Sub a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws.

(b) Information obtained by Parent or Merger Sub pursuant to Section 5.03(a) shall be subject to the provisions of the Confidentiality Agreement.

(c) No investigation by and of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(d) Prior to the Closing, the Company will take such reasonable actions as may be requested by Parent, to the extent such actions are necessary to minimize or eliminate German real property transfer taxes that would otherwise arise as a result of the Merger; provided, that the Company shall not be required to take any action that would cause it or any of its Subsidiaries to incur a significant cost or liability until all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), have been satisfied or waived (by the party entitled to grant such waiver).

SECTION 5.04. Stockholder Approval. As promptly as practicable following the date hereof, the Company shall call a meeting of its stockholders (the “Special Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Requisite Stockholder Vote in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Subject to Section 5.02, the Board of Directors of the Company shall use its reasonable best efforts to obtain from its stockholders the stockholder vote in favor of the adoption of the agreement of merger (as such term is used in

Section 251 of the Corporation Law) contained in this Agreement required to consummate the transactions contemplated by this Agreement. Unless this Agreement is validly terminated in accordance with its terms pursuant to Article VII, the Company shall submit this Agreement to its stockholders at the Special Meeting even if its Board of Directors shall have withdrawn, modified or qualified its recommendation thereof.

SECTION 5.05. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub agrees to make any required submissions with any Governmental Entity (including under the HSR Act) which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as practicable and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 5.05 to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

(b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the date hereof, the parties hereto agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto, and to cause any order, injunction or decree preventing the consummation of the Merger or any of the transactions contemplated hereby to be vacated or lifted.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, (i) without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other parties hereto the opportunity to make such payments).

SECTION 5.06. Indemnification and Insurance. (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Company’s Certificate of Incorporation or Bylaws, or the articles of organization, bylaws or similar constituent documents of any of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of not less than six years unless otherwise required by Law.

(b) The Company shall purchase by the Effective Time, and the Surviving Corporation shall maintain, tail policies to the current directors’ and officers’ liability insurance policies maintained on the date hereof by the Company and its Subsidiaries, which tail policies (i) shall not have aggregate premiums in excess of 400% of the annual amounts currently paid by the Company to maintain the existing policies (which amount has been disclosed to Parent), (ii) shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (iii) shall contain coverage that is at least as protective to the persons covered by such existing policies (a complete and accurate copy of which has been made available to Parent); provided, however, that, if equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 400% of such amount, the Company shall only be required to obtain (and the Surviving Corporation shall only be required to maintain) as much coverage as can be obtained by paying aggregate premiums equal to 400% of such amount.

(c) This Section 5.06 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Person on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.06 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) In the event that the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.06 and Section 5.07.

SECTION 5.07. Employee Matters. (a) Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing employment and severance agreements, plans, policies, or arrangements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries.

(b) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain with respect to each individual employed by the Company at the Effective Time other than those individuals covered by a collective bargaining agreement (the “Current Employees”) (other than Current Employees who have entered into or will enter into an individual employment agreement with the Company or any of its Subsidiaries) compensation and benefits provided under Plans that are in the aggregate no less favorable than the compensation and benefits maintained for and provided to such Current Employee immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation); provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 5.07 shall limit the right of Parent, the Surviving Corporation or any of their subsidiaries to terminate the employment of any Current Employee at any time.

(c) Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility (but not for accrual purposes, except for vacation and severance, if applicable) under employee benefit plans of Parent, the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Plans of the Company and its Subsidiaries for those purposes immediately prior to the Effective Time. Current Employees will not be subject to any pre-existing condition or eligibility limitations under any welfare plan (as defined in Section (3)(1) of ERISA) of Parent, the Surviving Corporation

or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will, and will cause the Surviving Corporation and its Subsidiaries, to give such Current Employees credit under such plans for co-payments made and deductibles and maximum out-of-pocket limitations satisfied prior to the Effective Time.

(d) No later than five Business Days prior to its distribution, the Company and its Subsidiaries shall provide Parent and Merger Sub with a copy of any communication intended to be made to any of their respective employees relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions thereto.

SECTION 5.08. Takeover Laws. The Company shall, upon the request of Parent or Merger Sub, take all reasonable steps to exclude the applicability of, or to assist in any challenge to the validity or applicability to the Merger or any other transaction contemplated by this Agreement of, any Takeover Laws.

SECTION 5.09. Proxy Statement; Other Filings. As soon as practicable after the date hereof, (a) the Company shall prepare and file with the SEC, subject to the prior review and approval of Parent (which approval shall not be unreasonably withheld), a Proxy Statement relating to the Merger and (b) each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all Other Filings as required by the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Parent shall obtain and furnish the information concerning itself and its Affiliates required to be included in the Proxy Statement and, to the extent applicable, the Other Filings. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments received from the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable date. Each party shall promptly notify the other party upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall provide the other party with copies of all correspondence between it, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement or the Other Filings. If at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by the other party. Subject to Section 5.02, the Proxy Statement shall include the recommendation of the Board of Directors of the Company of this Agreement and the transactions contemplated hereby, including the Merger and the Board of Directors shall use its reasonable best efforts to solicit the approval of the agreement of merger (as such term is used in Section 251 of the Corporation Law) by the stockholders of the Company.

SECTION 5.10. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of any event, which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to any of the parties receiving such notice.

SECTION 5.11. Financing. (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and its and their respective Representatives to, use their reasonable best efforts to provide to Parent and Merger Sub all cooperation requested by Parent that is necessary, proper or advisable in connection with the Debt Financing Commitments and the transactions contemplated by this Agreement, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) as promptly as practical, furnishing Parent and its Debt Financing sources with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including all financial statements, pro forma financial information, financial data and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 (or any applicable successor form) under the Securities Act for a public offering to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as the offering(s) of debt securities contemplated by the Debt Financing Commitments, and such information that would be necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments (all such information, the “Required Information”), (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (v) using its commercially reasonable efforts to provide monthly financial statements (excluding footnotes) within 25 days of the end of each month prior the Closing Date, (vi) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the Chief Financial Officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness and the release of related liens), (vii) taking all actions necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (viii) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to the Company on the Closing Date to consummate the Merger. The Company will periodically update any such Required Information to be included in an offering document to be used in connection with such Debt Financing in order to ensure that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing.

(b) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as the terms are not materially less beneficial to Merger Sub, including with respect to conditionality, than those in the Debt Financing Commitments as in effect on the date hereof as determined in the reasonable judgment of Parent), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein (including the flex provisions) or on other terms acceptable to the Parent and not in violation of this Section 5.11 and (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less beneficial to Parent and Merger Sub (as determined in the reasonable judgment of Parent) in an amount sufficient to consummate the transactions contemplated by this Agreement.

(c) For purposes of this Agreement, “Marketing Period” shall mean the first period of 60 consecutive calendar days after the Initiation Date (A) throughout and at the end of which (1) Parent and its Financing sources shall have the Required Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.02(a) and 6.02(b) (other than the receipt of the certificates referred to therein) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 60-consecutive-calendar-day period, and (B) throughout and at the end of which the conditions set forth in Section 6.01 shall be satisfied; provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated; and provided, further, that for purposes of calculating such 60 consecutive calendar day period, November 22 through November 24, 2006 and December 15 through December 31, 2006 shall not be counted or taken into account. For purposes of this Agreement, “Initiation Date” shall mean the later to occur of (A) the date the definitive Proxy Statement is first mailed to the Company’s stockholders, (B) the date Parent and its Financing sources have received from the Company the Required Information and (C) the later of (x) November 10, 2006 and (y) the Business Day after the date the Company files with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006.

(d) Notwithstanding the foregoing, if the Marketing Period, as determined in accordance with Section 5.11(c) above, would otherwise end (i) after January 31, 2007 and on or before March 1, 2007 (if the Company is then a “large accelerated filer” for purposes of Rule 12b-2 of the Exchange Act (“Rule 12b-2”)) or on or before March 16, 2007 (if the Company is then an “accelerated filer” for purposes of Rule 12b-2), the Marketing Period shall be 45 consecutive calendar days and shall be deemed to commence on the later of (x) March 2, 2007 (if the Company is then a “large accelerated filer” for purposes of Rule 12b-2) or March 17, 2007 (if the Company is then an “accelerated filer” for purposes of Rule 12b-2) and (y) the Business Day after the date the Company files with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and (ii) between May 1, 2007 and May 10, 2007, the Marketing Period shall be 45 consecutive calendar days and shall be deemed to commence on the later of (x) May 11, 2007 and (y) the Business Day after the date the Company files with the SEC its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, but the other provisions of Section 5.11(c) shall continue to apply.

SECTION 5.12. Subsequent Filings. Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly deliver to Parent copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

SECTION 5.13. Press Releases. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 6.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Agreement shall have been adopted by the Requisite Stockholder Vote.

(b) No Injunctions or Restraints; Illegality. (i) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect, (ii) no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any other transaction contemplated hereby and (iii) no Governmental Entity shall have filed any claim, action, suit, proceeding, arbitration, mediation or investigation seeking to enjoin, restrain or otherwise prohibit the transactions contemplated by this Agreement.

(c) HSR Act; Governmental Consents and Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act and the Council Regulation (EC) No. 139/2004, as amended, shall have been expired or been terminated, and all material consents and approvals of any Governmental Entity necessary for the consummation of the Merger shall have been obtained, including any material consents and approvals relating to antitrust, competition, trade or other regulatory matters.

SECTION 6.02. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in this Agreement (other than those referred to in Section 6.02(a)(ii) and Section 6.02(a)(iii) below) shall be true and correct in all respects (determined without regard to any materiality or “Material Adverse Effect” qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that have not had and would not be reasonably expected to have, individually and in the aggregate, a Material Adverse Effect.

(ii) Each of the Company’s representations and warranties contained in Sections 3.01 (Organization and Qualification), 3.03 (Authority for this Agreement; Board Action), 3.08 (Brokers; Certain Expenses) and 3.22 (State Takeover Statutes Inapplicable) shall be true and correct in all material respects;

(iii) (x) the Company’s representations and warranties contained in Section 3.02 (Capitalization) shall be true and correct in all respects except for insignificant deviations that are immaterial to Parent and Merger Sub and (y) the Company’s representations and warranties contained in Section 3.06(b) (Absence of a Material Adverse Effect) shall be true and correct in all respects; and

(iv) Parent shall have received a certificate from the Chief Executive Officer or Chief Financial Officer of the Company to such effect with respect to each of (a)(i), (ii) and (iii).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Defeasance and/or Discharge. The Company shall have consummated (i) a legal defeasance with respect to (or otherwise discharged) its 9% Senior Notes due 2014 (the “Unsecured Notes”) in accordance with the provisions of the indenture governing the Unsecured Notes dated as of November 4, 2004 and amended on December 9, 2004 (the “Unsecured Notes Indenture”), and the obligations of the Company under the Unsecured Notes and the Unsecured Notes Indenture shall not have been reinstated in accordance with Section 9.07 of the Unsecured Notes Indenture and (ii) a discharge with respect to its 10 3/8% Senior Secured Notes due 2010 (the “Secured Notes”) in accordance with the provisions of the indenture governing the Secured Notes dated as of October 6, 2003 and amended on January 20, 2005 (the “Secured Notes Indenture”), and the obligations of the Company under the Secured Notes and the Secured Notes Indenture shall not have been reinstated in accordance with Section 8.6 of the Secured Notes Indenture and as a result of such legal defeasance and discharge (x) all restrictions on liens in the Unsecured Notes Indenture and the Secured Notes Indenture shall have terminated and (y) the Secured Notes shall no longer be secured and Parent shall have received evidence, reasonably satisfactory to it, of the release of all liens securing the Secured Notes.

SECTION 6.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (determined without regard to any materiality qualifier therein) as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and except for such breaches of representations and warranties (determined as aforesaid) that have not had and would not reasonably be expected to have, individually and in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

(ii) The Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the Requisite Stockholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used its reasonable best efforts to contest, appeal and remove such order, decree, ruling or action;

(c) by either the Company or Parent, if the Merger shall not have been consummated on or before June 30, 2007 (the “Outside Date”) unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or comply with the covenants and agreements of such party set forth in this Agreement;

(d) by either the Company or Parent, if the Requisite Stockholder Vote shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

(e) by the Company, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.03(a) or 6.03(b) (other than the receipt of the certificates referred to therein), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(f) by Parent, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company (except the covenants and agreements in Section 5.02 and 5.04), which breach, either individually or in the aggregate, would result in, if occurring or continuing at the Effective Time, the failure of the conditions set forth in Section 6.02(a) or 6.02(b) (other than the receipt of the certificates referred to therein), as the case may be, and which is not cured within the earlier of (i) the Outside Date and (ii) 30 days following written notice to the party committing such breach, or which by its nature or timing cannot be cured within such time period; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(f) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement;

(g) by Parent if (i) a Change of Board Recommendation shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall have, or shall have publicly proposed to, (A) approve, adopt or recommend any Acquisition Proposal or (B) approve or recommend, or allow the Company or any of its Subsidiaries to enter into, a definitive agreement for an Acquisition Proposal (any such agreement, a “Company Acquisition Agreement”), (iii) the Company shall have failed to include in the Proxy Statement distributed to stockholders its recommendation that stockholders approve this Agreement and the Merger, (iv) the Company shall have breached in any material respect any of its obligations under Section 5.02 or Section 5.04, or (iv) the Company shall have taken any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the Corporation Law (or any similar provisions) or otherwise cause such restrictions not to apply; and

(h) by the Company at any time prior to receipt of the Requisite Stockholder Vote if, in connection with entering into a Company Acquisition Agreement with respect to any Acquisition Proposal:

(i) the Company shall have complied with Section 5.02 in all material respects with respect to such Acquisition Proposal;

(ii) the Board of Directors of the Company (A) shall have determined in good faith (after consultation with the Company’s outside counsel and financial advisor) that such Acquisition Proposal is a Superior Proposal and (B) shall have determined in good faith (after consultation with the Company’s outside counsel) that entering into such Company Acquisition Agreement with respect to such Acquisition Proposal is required for the Board of Directors of the Company to comply with its fiduciary duties under applicable Law;

(iii) the Company shall have provided Parent with at least three (3) Business Days’ prior written notice of its intention to terminate this Agreement pursuant to this Section 7.01(h); such notice shall specify the terms and conditions (and include copies of related agreements) of the proposed Company Acquisition Agreement, it being understood and agreed that any change to such terms and conditions shall require a new written notice from the Company under this Section 7.01(h)(iii) (and the commencement of a new three (3) Business Day period);

(iv) the Board of Directors of the Company shall not have changed the determination referred to in clause (ii) of this Section 7.01(h) after taking into account any amendments to this Agreement proposed by Parent after Parent’s receipt of the notice referred to in clause (iii) of this Section 7.01(h); and

(v) concurrently with such termination the Company pays the Fee in accordance with Section 7.03(b)(iii).

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g) or (h) of this Section 7.01 shall give written notice of such termination to the other party in accordance with Section 8.05, specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.02. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.01, this Agreement, except for the provisions of Sections 5.03(b), 7.02, 7.03, 7.04 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, except as set forth in Section 7.04, no Party shall be relieved or released from any liabilities or damages for any willful and material breach hereof.

SECTION 7.03. Fees and Expenses. (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses.

(b) Notwithstanding the foregoing:

(i) If (i)(A) either Parent or the Company terminates this Agreement pursuant to Section 7.01(d), and, at any time after the date of this Agreement and prior to the Special Meeting, an Acquisition Proposal shall have been publicly disclosed and shall not have been irrevocably withdrawn prior to the Special Meeting, (B) Parent terminates this Agreement pursuant to Section 7.01(f) and, at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate under Section 7.01(f), an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board of Directors of the Company and shall not have been irrevocably withdrawn prior to the breach giving rise to Parent’s right to terminate under Section 7.01(f), or (C) Parent or the Company terminates this Agreement pursuant to Section 7.01(c) and, at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise communicated to the senior management or the Board of Directors of the Company and shall not have been irrevocably withdrawn prior to the termination of this Agreement, and (ii) within 12 months after this termination, the Company enters into an agreement in respect of any Acquisition Proposal or a transaction in respect of an Acquisition Proposal is consummated, then the Company shall pay to Parent the Fee (minus any amount of Expenses previously paid in accordance with Section 7.03(b)(iv) below), by wire transfer of same day funds, on the date of the agreement in respect of the Acquisition Proposal, or, if earlier, consummation of the transaction in respect of the Acquisition Proposal, as applicable; provided that for purposes of this Section 7.03(b)(i), (x) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.02(g), except that the references to “20%” shall be deemed to be references to 50%.

(ii) (A) if the Company terminates this Agreement pursuant to Section 7.01(e) as a result of a breach by Parent or Merger Sub of its respective obligation to effect the Closing pursuant to Section 1.02 hereof and satisfy its obligations under Article II, including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.02 and (B) Parent and Merger Sub fail to effect the Closing and satisfy such obligations because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Financing Commitments or because of their refusal to accept debt financing on terms materially less beneficial to Merger Sub than the terms set forth in one or more of the Debt Financing Commitments, then Merger Sub shall pay $40,000,000 (forty million dollars) (the “Merger Sub Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within three (3) Business Days following such termination).

(iii) if (a) Parent terminates this Agreement pursuant to Section 7.01(g) or (b) the Company terminates this Agreement pursuant to Section 7.01(h), then the Company shall pay to Parent either simultaneously with (in the case of termination by the Company pursuant to subclause (b) of this section) or as promptly as practicable after (in the case of termination by Parent pursuant to subclause (a) of this section) such termination, the Fee.

(iv) If either Parent or the Company terminates this Agreement pursuant to Section 7.01(d), then the Company shall pay to Parent an amount equal to the sum of Parent’s and Merger Sub’s reasonably documented Expenses (such Expenses not to exceed $10,000,000 (ten million dollars)) by wire transfer of same day funds, within two (2) Business Days of such termination.

(c) “Fee” means an amount in cash equal to $40,000,000 (forty million dollars), which Fee shall be paid (when due and owing) by the Company to Parent by wire transfer of immediately available funds to the account designated by Parent.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Fee or Expenses when due or Parent or Merger Sub shall fail to pay the Merger Sub Termination Fee when due, the Company or Merger Sub and Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.03.

SECTION 7.04. Maximum Recovery. Notwithstanding anything to the contrary in this Agreement, (i) (A) in the event that Parent or Merger Sub breaches its respective obligation to effect the Closing pursuant to Section 1.02 hereof and satisfy its obligations under Article II including depositing (or causing to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.02 and (B) Parent and Merger Sub fail to effect the Closing and satisfy such obligations because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Financing Commitments or because of their refusal to accept debt financing on terms materially less beneficial to Merger Sub than the terms set forth in one or more of the Debt Financing Commitments (and Parent and Merger Sub are not otherwise in breach of this Agreement, including their respective obligations pursuant to Section 5.11) such that the condition set forth in Section 6.03(b) would not be satisfied, then the Company’s right to terminate this Agreement and receive the Merger Sub Termination Fee from Merger Sub shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by Parent or Merger Sub and the failure of the Merger to be consummated, and upon payment of such amount, no Person shall have any rights under any Equity Financing Commitments, whether at law or equity, in contract, in tort or otherwise, and none of Parent, Merger Sub or any of their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement and (ii) in no event shall Parent, Merger Sub and their respective former, current and future direct or indirect equity holders, controlling persons, Affiliates, stockholders, directors, officers, employees, agents, members, managers, general or limited partners, assignees or agents be subject to liability in excess of $100,000,000 (one hundred million dollars) in the aggregate for all losses and damages arising from or in connection with breaches by Parent or Merger Sub of the representations, warranties, covenants and agreements contained in this Agreement.

SECTION 7.05. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after adoption of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

SECTION 7.06. Extension; Waiver; Remedies. (a) At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Representations and Warranties. The representations and warranties made in Articles III and IV or any instrument delivered pursuant to this Agreement shall not survive beyond the Effective Time. Each covenant or agreement of the parties in this Agreement shall not survive beyond the Effective Time, other than any covenant or agreement that by its terms contemplates performance after the Effective Time, which shall survive until fully performed.

SECTION 8.02. Entire Agreement; Assignment. This Agreement, together with the Disclosure Letter, the Equity Financing Commitments and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

SECTION 8.03. Jurisdiction; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state or Federal court located in the City of Wilmington in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in Delaware state or Federal courts located in the City of Wilmington, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.04. Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

SECTION 8.05. Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile transmission with confirmation of receipt, as follows:

if to Parent or Merger Sub:

c/o Texas Pacific Group

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attention: David Spuria

Facsimile: 817-871-4088

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Robert P. Davis

                 Michael L. Ryan

Facsimile: 212.225.3999

if to the Company:

Aleris International, Inc.

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122

Attention: Christopher R. Clegg

Senior Vice President, General Counsel & Secretary

Facsimile. 216-910-3650

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Christopher Ewan

Facsimile: 212.859.4000

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 8.06. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

SECTION 8.07. Descriptive Headings. The descriptive headings herein (including the Table of Contents) are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, including without limitation Section 5.07, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.06 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons).

SECTION 8.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

SECTION 8.10. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act;

(b) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

(c) “Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(d) “Bylaws” shall mean the Bylaws of the Company, as amended through the date hereof;

(e) “CA” means the “Group” (as such term is defined in each of the CA Acquisition Agreements).

(f) “CA Acquisition” means the acquisition by the Company of CA on August 1, 2006 in accordance with the terms of the CA Acquisition Agreements.

(g) “CA Acquisition Agreements” shall mean (i) that certain Share Purchase Agreement by and between the Company and Corus Group plc, dated May 23, 2006 for the sale and purchase of the entire issued share capital of the Companies (as defined therein), (ii) that certain Share Purchase Agreement by and among the Company, Corus Group plc and Société Générale De Financement Du Québec, dated May 23, 2006 for the sale and purchase of the Shares (as defined therein) and (iii) the Tax Deeds.

(h) “CA Financing Documentation” shall mean each of (1) the Bridge Loan Credit Agreement, dated as of August 1, 2006, by and among the Company, the Guarantors named therein, the Lenders named herein, Deutsche Bank AG Cayman Islands Branch, Citicorp North America, Inc., PNC Bank, National Association and Key Bank National Association, (2) the Credit Agreement, dated as of August 1, 2006, by and among the Company, each other Borrower party thereto, Corus S.E.C./Corus L.P., each other Canadian Borrower thereto, Aleris Switzerland GMBH, various lenders, Deutsche Bank AG New York Branch, Deutsche Bank Ag, Canada Branch, Citicorp North America, Inc., PNC Bank, National Association, National City Business Credit, Inc. and Key Bank National Association and (3) the Term Loan Agreement, dated as of August 1, 2006, by and among Aleris International, Inc., Aleris Deutschland Holding GMBH, various Lenders, Deutsche Bank Ag New York Branch, and Citicorp North America, Inc.

(i) “Certificate of Incorporation” shall mean the Company’s Second Amended and Restated Certificate of Incorporation as in effect as of the date hereof, including any amendments;

(j) “Company SEC Reports” shall mean all filings made or furnished by the Company (including, for the avoidance of doubt, all filings made by IMCO Recycling Inc., Commonwealth Industries, Inc, and their respective affiliates) with or to the SEC since December 31, 2003, including those that the Company may file or furnish after the date hereof until the Closing Date;

(k) “Confidentiality Agreement” means the confidentiality agreement, dated as of June 21, 2005 (as amended through the date hereof), by and between the Company and TPG Partners IV, L.P.

(l) “Consent Solicitation” means the Company’s Offer To Purchase and Consent Solicitation Statement any and all of the $208,830,000 principal amount of 10 3/8% Senior Secured Notes Due 2010 and any and all of the $125,000,000 principal amount of 9% Senior Notes Due 2014, dated June 30, 2006 together with any amendments thereto or documents delivered by the Company in connection therewith on or prior to the date hereof.

(m) “Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates and, in the case of Parent and Merger Sub, all out-of-pocket fees and expenses of their financing sources) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement.

(n) “GAAP” shall mean United States generally accepted accounting principles;

(o) “hereby”, “herein”, “hereinafter” and similar terms shall be deemed to refer to this Agreement in its entirety, rather than to any Article, Section, or other portion of this Agreement;

(p) “including” shall be deemed to be followed by the phrase “without limitation”;

(q) “knowledge” of the Company means actual knowledge of any of the Persons listed on Section 8.10(q) of the Disclosure Letter;

(r) “Material Adverse Effect” shall mean a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to timely consummate the transactions contemplated by this Agreement; provided, however, that, Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company or its Subsidiaries operate, (C) changes in securities markets generally, (D) any act of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders unusable any facility or property of the Company or any of its Subsidiaries), (E) changes, after the date hereof, in generally accepted accounting principles or interpretations thereof, (F) changes, after the date hereof, in Laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (G) the announcement of this Agreement and the transactions contemplated hereby or (H) changes in the market price of the Shares, unless in the case of the foregoing clauses (A), (B), (E) and (F), such changes referred to therein have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries in which the Company or its Subsidiaries operate;

(s) “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization; and

(t) “Strategic Bidder” means any Person (i) who directly or indirectly through a controlled entity manufactures or fabricates metals and (ii) is not a discretionary private equity fund or other discretionary investment vehicle.

(u) “Subsidiary” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

(v) “Tax Deeds” means each of the Tax Deed, dated as of May 23, 2006, between the Company and Corus Group plc and the Tax Deed, dated as of May 23, 2006, by and among the Company, Corus Group plc and Société Générale De Financement Du Québec.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by an officer thereunto duly authorized, at or on the day and year first above written.

AURORA ACQUISITION HOLDINGS, INC.

By:	/s/ MICHAEL MACDOUGALL
Name:	Michael MacDougall
Title:	Authorized Signatory

AURORA ACQUISITION MERGER SUB, INC.

By:	/s/ MICHAEL MACDOUGALL
Name:	Michael MacDougall
Title:	Authorized Signatory

ALERIS INTERNATIONAL, INC.

By:	/s/ STEVEN J. DEMETRIOU
Name:	Steven J. Demetriou
Title:	Chairman and Chief Executive Officer

ANNEX B

Opinion of Citigroup Global Markets Inc.

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

August 7, 2006

The Board of Directors

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Aleris International, Inc. (“Aleris”) of the Merger Consideration (as defined below) provided for pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 7, 2006 (the “Merger Agreement”), among Aurora Acquisition Holdings, Inc. (“Parent”), an affiliate of Texas Pacific Group (“TPG”), Aurora Acquisition Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and Aleris. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Aleris (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.10 per share, of Aleris (“Aleris Common Stock”) will be converted into the right to receive $52.50 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Aleris and certain senior officers and other representatives and advisors of TPG concerning the business, operations and prospects of Aleris. We examined certain publicly available business and financial information relating to Aleris as well as certain financial forecasts and other information and data relating to Aleris which were provided to or otherwise discussed with us by the management of Aleris. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Aleris Common Stock; the historical and projected earnings and other operating data of Aleris; and the capitalization and financial condition of Aleris. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Aleris and also analyzed the projected future cash flows of Aleris under alternative industry scenarios based on financial forecasts and other information and data provided to or discussed with us by the management of Aleris. In connection with our engagement and at the direction of Aleris, we were requested to approach, and we held discussions with, selected financial buyers prior to the date hereof to solicit indications of interest in the possible acquisition of Aleris and have been requested to solicit such indications of interest from strategic buyers for a limited period after the date of the Merger Agreement as permitted under the provisions thereof. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Aleris that it is not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to Aleris provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Aleris, and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Aleris as to the future financial performance of Aleris under the alternative industry scenarios reflected therein. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or

B-1

The Board of Directors

Aleris International, Inc.

August 7, 2006

amendment of any material term, condition or agreement, and in compliance with all applicable laws, and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Aleris or the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Aleris nor have we made any physical inspection of the properties or assets of Aleris. Our opinion does not address any terms or other aspects or implications of the Merger (other than the Merger Consideration to the extent expressly specified herein) or any aspects or implications of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Aleris to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Aleris or the effect of any other transaction in which Aleris might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Aleris in connection with the proposed Merger and will receive a fee for such services, a portion of which is payable in connection with the delivery of this opinion and a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided, currently are providing and in the future may provide, services to Aleris and certain of its affiliates, for which services we and such affiliates have received, and expect to receive, compensation, including having acted as (i) financial advisor to Aleris in connection with certain acquisition transactions and (ii) joint lead arranger and joint book-runner in connection with certain credit facilities and note offerings of Aleris and certain of its affiliates. We and our affiliates in the past also have provided, currently are providing and in the future may provide, services to TPG and certain of its affiliates, for which services we and our affiliates have received, and expect to receive, compensation, including (i) acting as financial advisor to TPG and certain of its portfolio companies in connection with certain spin-off, sale and acquisition transactions, (ii) having acted as joint book-running, lead or other managing underwriter for certain portfolio companies of TPG in connection with various securities offerings and asset-backed or other securitization transactions and (iii) having acted as a lender under, and as joint lead arranger, joint book-runner and co-syndication or co-documentation agent in connection with, various credit facilities of certain portfolio companies of TPG. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Aleris and certain portfolio companies of TPG for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Aleris, TPG and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Aleris in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Aleris Common Stock.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ALERIS INTERNATIONAL, INC.

REVOCABLE PROXY

SPECIAL MEETING OF STOCKHOLDERS, DECEMBER 14, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

By signing on the other side, I (we) appoint Steven J. Demetriou and Michael D. Friday, and either of them, each with full power of substitution, acting jointly or by either of them, to vote and act with respect to all shares of common stock of the undersigned in Aleris International, Inc. (the “Company”), at the Special Meeting of Stockholders of the Company to be held on December 14, 2006 and any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the Proxy Statement furnished herewith, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting instructions are not given with respect to matters to be acted upon and the signed card is returned, the proxies will vote in accordance with the Company’s Board of Directors’ recommendations provided below and at their discretion on any matters that may properly come before this meeting. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

This proxy card also serves as voting instructions to Prudential Retirement as Trustee of Commonwealth Industries, Inc. 401(k) Plan and Commonwealth Aluminum Lewisport, LLC Hourly 401(k) Plan. The Trustee will vote the shares of common stock of Aleris International, Inc. allocated to the undersigned’s account at the Special Meeting of Stockholders as directed by the undersigned on the reverse side. If you do not return voting instructions, the Trustee will vote your shares as the Board of Directors recommends.

The Board of Directors recommends a vote “FOR” all proposals listed on the reverse side.

Please sign on the reverse side of this card and return promptly to Mellon Investor Services, Proxy Processing, P.O. Box 3510, S. Hackensack, NJ 07606-9210; or if you choose, you can submit your proxy by telephone or through the Internet in accordance with the instructions on the reverse side of this card.

The undersigned acknowledges receipt from Aleris International, Inc. prior to the execution of this proxy card of a Notice of Special Meeting of Stockholders and a Proxy Statement dated November 9, 2006.

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. The Board of Directors recommends a vote FOR:				2. The Board of Directors recommends a vote FOR:
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
Approval and adoption of the Agreement and Plan of Merger, dated as of August 7, 2006, by and among Aurora Acquisition Holdings, Inc., Aurora Acquisition Merger Sub, Inc. and Aleris International, Inc.	☐	☐	☐	Approval of an adjournment or postponement of the Special Meeting of Stockholders, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve and adopt the Agreement and Plan of Merger.	☐	☐	☐

IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.				IF YOU ARE SUBMITTING YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET, PLEASE DO NOT MAIL THIS PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature:	Date: , 2006 /Signature (if held jointly):	Date: , 2006

Please sign exactly as your name(s) appears on this card. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, or in other representative capacity, please give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time, December 13, 2006,

to be counted in the final tabulation.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

Internet http://www.proxyvoting.com/ars		Telephone 1-866-540-5760		Mail

Use the Internet to vote your proxy. Have your proxy card in hand when you access the above voting website.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call the above number.	OR	Mark, sign, date and return your proxy card in the enclosed postage-paid envelope.

IF YOU ARE SUBMITTING YOUR PROXY THROUGH THE INTERNET OR BY TELEPHONE,

PLEASE DO NOT MAIL THIS PROXY CARD.

To Change Your Vote:

Any subsequent submissions of a proxy by any means will change your prior proxy instructions. For example, if you submitted your proxy by telephone, a subsequent Internet submission will change how your shares will be voted. The last proxy received by 11:59 PM Eastern Time on December 13, 2006 will be the one counted. You may also revoke your proxy by voting in person at the Special Meeting of Stockholders or by sending a written notice to the Corporate Secretary of the Company.